UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

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2016 PSEG PROXY STATEMENT
Modernizing our system to provide more reliable, resilient, cleaner and affordable energy.
PSEG
We make things work for you.

Public Service Enterprise Group Incorporated

80 Park Plaza, Newark, New Jersey 07102

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS AND PROXY STATEMENT

Items of Business

1.	Elect eleven members of the Board of Directors to hold office until the Annual Meeting of Stockholders in 2017, each until his or her respective successor is elected and qualified;

2.	Consider and act upon an advisory vote on the approval of executive compensation;

3.	Consider and act upon the ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2016; and

4.	Transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

By order of the Board of Directors,

Michael K. Hyun

Secretary

March 9, 2016

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on April 19, 2016. The Proxy Statement and Annual Report to Stockholders are available at www.ezodproxy.com/pseg/2016/ar.

The approximate date on which this Proxy Statement and the accompanying proxy card were first sent or given to security holders and made available electronically via the Internet was March 14, 2016.

Public Service Enterprise Group Incorporated (we, us, our, PSEG or the Company) is distributing this Proxy Statement to solicit proxies in connection with our 2016 Annual Meeting of Stockholders.

DATE April 19, 2016 at 1:00 P.M.
LOCATION Newark Museum 49 Washington Street Newark, New Jersey 07102
RECORD DATE Stockholders entitled to vote at the meeting are the holders of Common Stock of record on February 19, 2016.
YOUR VOTE IS IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE SIGN, DATE AND MAIL THE ACCOMPANYING PROXY CARD OR VOTING INSTRUCTION FORM PROMPTLY. YOU MAY ALSO VOTE VIA THE INTERNET OR BY TELEPHONE. PLEASE USE THE INTERNET ADDRESS OR TOLL-FREE NUMBER SHOWN ON YOUR PROXY CARD OR VOTING INSTRUCTION FORM.
YOU MAY HAVE MULTIPLE ACCOUNTS AND THEREFORE RECEIVE MORE THAN ONE PROXY CARD OR VOTING INSTRUCTION FORM AND RELATED MATERIALS. PLEASE VOTE EACH PROXY CARD AND VOTING INSTRUCTION FORM THAT YOU RECEIVE. THANK YOU FOR VOTING.
Scan this QR Code to view the 2016 PSEG Proxy Statement and Annual Report on your mobile device.

How To Use This Proxy Statement

Please vote on these three items:

Quick Reference Sections:

Electronic Delivery

You can help us and the environment by choosing to receive future proxy statements and related documents such as the Annual Report and Form 10-K by electronic delivery. You may sign up for future electronic delivery at the website below, depending on the nature of your ownership. Please note that these are not the same sites to use for voting. For further information about how to vote, see pages iv and 73.

•   If you are a stockholder of record, please go to www.proxyconsent.com/peg.

•   For shares held in Employee Benefit Plans, go to www.proxyconsent.com/peg.

•   If your shares are held by a bank or broker, please go to https://enroll.icsdelivery.com/peg.

PROPOSAL
1 Election of Directors

is followed by a discussion of our corporate governance practices, board structure and director nominee biographies, skills and qualifications.
We ask you to vote FOR this proposal.
PROPOSAL
2 Advisory Vote on the Approval of Executive Compensation

is followed by our Compensation Discussion and Analysis (CD&A), with a detailed explanation of executive compensation, and the compensation tables.
We ask you to vote FOR this proposal.
PROPOSAL
3 Ratification of the Appointment of Independent Auditor

is followed by our Board’s Audit Committee Report and disclosure of our Independent Auditor’s fees.
We ask you to vote FOR this proposal.
PROXY STATEMENT SUMMARY

Provides an overview of materials presented in connection with the 2016 Annual Meeting of Stockholders.
CD&A EXECUTIVE SUMMARY

Provides highlights of the Company’s executive compensation program and pay-for-performance approach.
ATTENDANCE AND VOTING INSTRUCTIONS

Provides how-to information for voting, as well as navigating you to the meeting.

PSEG 2016 Proxy Statement     i

ii     PSEG 2016 Proxy Statement

Voting is strongly encouraged. We urge you to sign, date and return the accompanying proxy card or voting instruction form whether or not you plan to attend the Annual Meeting. For stockholders of record, we have provided several alternative voting methods, including voting via the Internet or the toll-free telephone number listed below. For shares held by a bank or broker, including those in the various stockholder and employee plans that we offer, please follow the voting instructions you receive from your bank, broker or plan administrator. Most banks and brokers are likely to provide you with methods for internet or toll-free telephone voting. For more information, see pages 73 – 75.

Forward-Looking Statements

The statements contained in this Proxy Statement about our and our subsidiaries’ future performance, including, without limitation, future revenues, earnings, strategies, prospects, consequences and all other statements that are not purely historical, are forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. Although we believe that our expectations are based on information currently available and on reasonable assumptions, we can give no assurance they will be achieved. There are a number of risks and uncertainties that could cause actual results to differ materially from any forward-looking statements made herein. A discussion of some of these risks and uncertainties is contained in our Annual Report on Form 10-K and subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission (SEC), and available on our website: http://investor.pseg.com/sec-filings. These reports address in further detail our business, industry issues and other factors that could cause actual results to differ materially from those indicated in this Proxy Statement. In addition, any forward-looking statements included herein represent our estimates only as of the date hereof and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements from time to time, we specifically disclaim any obligation to do so, even if our internal estimates change, unless otherwise required by applicable securities laws.

Voting Methods for Stockholders of Record
INTERNET/MOBILE
http://www.proxypush.com/peg
MAIL
Wells Fargo Shareowner Services
P.O. Box 64945 St. Paul, MN 55164-0945
PHONE
1-866-883-3382 (toll-free)
IN PERSON
Newark Museum
49 Washington Street
Newark, NJ 07102
To Submit Proposals for 2017 Annual Meeting
FINAL DATE
November 14, 2016
(last day for receipt by us)
CONTACT
Corporate Secretary, PSEG
80 Park Plaza, T4B,
Newark, New Jersey 07102

PSEG 2016 Proxy Statement     iii

Proxy Statement Summary

OUR COMPANY

PSEG is a holding company that directly owns five subsidiaries:

●	Public Service Electric and Gas Company (PSE&G), an operating electric and gas utility in New Jersey;

●	PSEG Power LLC (Power), an electric generation and wholesale energy trading company;

●	PSEG Long Island LLC (PSEG LI), an operator of an electric utility transmission and distribution system in New York under a contract with the Long Island Power Authority;

●	PSEG Energy Holdings L.L.C. (Energy Holdings), an owner of energy-related investments; and

●	PSEG Services Corporation (Services), which provides management and administrative services to us and our subsidiaries.

ANNUAL MEETING PROPOSALS		Board Recommendation
1.	Election of Directors – vote to elect eleven director nominees to serve one-year terms. See page 5 for more information.	FOR
2.	Approval of Executive Compensation – advisory vote to approve the executive compensation of the named executive officers. See page 33 for more information.	FOR
3.	Ratification of Auditor – ratification of the appointment of Deloitte & Touche LLP as independent auditor for 2016. See page 70 for more information.	FOR

NOMINEES FOR ELECTION AS DIRECTOR

Name	Age	Director Since	Primary Occupation	Committee Memberships
Willie A. Deese	60	2016	Executive Vice President of Merck & Co. Inc.	CG, O
Albert R. Gamper, Jr.	74	2000	Retired Chairman of the Board and CEO of CIT Group	A, E, F, O
William V. Hickey	71	2001	Retired Chairman of the Board and CEO of Sealed Air Corporation	F(Chair), FG, NG, O
Ralph Izzo	58	2006	Chairman of the Board, President and CEO of PSEG	E (Chair)
Shirley Ann Jackson	69	2001	President of Rensselaer Polytechnic Institute	E, CG (Chair), FG, NG, O
David Lilley	69	2009	Retired Chairman of the Board, President and CEO of Cytec Industries	A (Chair), F, O
Thomas A. Renyi	70	2003	Retired Executive Chairman of The Bank of New York Mellon	Lead Director, A, E, F
Hak Cheol (H.C.) Shin	58	2008	Executive Vice President – International Operations of 3M Company	A, F, FG (Chair), NG (Chair)
Richard J. Swift	71	1994	Retired Chairman of the Board, President and CEO of Foster Wheeler	CG, E, FG, NG, O (Chair)
Susan Tomasky	63	2012	Retired President – AEP Transmission of American Electric Power Corporation	A, CG
Alfred W. Zollar	61	2012	Retired General Manager – Tivoli Software Division of IBM Corporation	CG, FG, NG

A=Audit CG=Corporate Governance E=Executive F=Finance FG=Fossil Generation NG=Nuclear Generation O=Organization and Compensation

We believe that our directors are a diverse group of highly qualified leaders with a broad range of business, industry, academic and public service experience. Their skills in the areas of accounting, finance, construction, engineering, consumer products, corporate governance, customer satisfaction and sales, government, law, operations, management, manufacturing, science, technology and risk management serve us well. For additional information about individual skills and qualifications of each individual, please refer to the chart on page 22 and biographical data on pages 23 to 28.

PSEG 2016 Proxy Statement    1

Proxy Statement Summary

CORPORATE GOVERNANCE

We have adopted what we believe are strong corporate governance standards and practices to assure effective management by our executives and oversight by our Board of Directors (Board). We are committed to good governance because it promotes the long-term interests of stockholders, as well as accountability and trust in our company. These measures include the following:

Independent Directors	Board Leadership	Risk Management	Code of Ethics

Established standards for director independence are set forth in our Corporate Governance Principles (Principles). All of our current directors and nominees are independent under our Principles and the requirements of the New York Stock Exchange (NYSE), except Ralph Izzo, our Chairman of the Board, President and Chief Executive Officer (CEO), who is an employee of the Company.

Our Board leadership structure consists of a Chairman (who is also our CEO), a Lead Director, who is elected by the independent directors, and strong committee chairs. This provides for independent Board leadership, while ensuring that the individual managing day-to-day operations is responsible for leading the Board discussions on key business and strategic issues.

Risk management is a key part of our strategic planning and business operations. We believe that we have an effective system of risk management with appropriate controls and Board oversight.

We are committed to operating in accordance with the highest ethical and legal standards. Our Standards of Integrity (Standards) establish a set of common expectations for behavior to which each director and employee must adhere.

Corporate Governance Highlights

● Annual Election of all Directors	● Succession Planning

● Majority Voting for Directors	● Risk Oversight by the Board and Committees

● Independent Board (all but CEO)	● Standards of Integrity

● Independent Lead Director	● Stockholders’ Right to Call Special Meetings

● Regular Executive Sessions of Independent Directors	● Stockholder Engagement

● Independent Committee Chairs and Members	● No “Poison Pill” (Stockholder Rights Plan)

● Annual CEO Evaluation	● Commitment to Sustainability

● Annual Board and Committee Self-Evaluations	● Annual Political Contributions Report

● Proxy Access	● Diverse Skills and Qualifications of Directors

For additional information on our corporate governance, see the discussion below beginning on page 5.

BUSINESS PERFORMANCE

Our business plan is designed to achieve growth while managing the risks associated with fluctuations in commodity prices and changes in consumer demand. In 2015, we continued our focus on operational excellence, financial strength and disciplined investment. These guiding principles have provided the base from which we have been able to execute our strategic initiatives, including:

●	Growing our utility operations and improving reliability through continued investment in transmission and distribution infrastructure projects with greater diversity of regulatory oversight; and

●	Maintaining a diverse, reliable and flexible generation fleet to allow us to capitalize on opportunities as they arise in the locations in which we operate.

During 2015, we grew earnings, maintained cash flow balances and sustained a strong balance sheet, while effectively deploying capital without the need for additional equity. The February 2016 increase in our quarterly Common Stock dividend represents the fifth consecutive increase in the indicative annual dividend rate. For additional information, see pages 35-36. For a comprehensive assessment of the Company’s performance, please review the entire Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2015 (Form 10-K), which can be found on our website http://investor.pseg.com/sec-filings and on the SEC’s website www.sec.gov. A copy of our Form 10-K has been provided to each person solicited by means of this Proxy Statement.

2    PSEG 2016 Proxy Statement

Proxy Statement Summary

Financial Highlights

Dollars in Millions, except per share amounts	2015 ($)	2014 ($)
Total Revenues	10,415	10,886
Income from Continuing Operations	1,679	1,518
Net Income	1,679	1,518
Total Assets	37,535	35,287
Earnings Per Share (EPS) – Diluted
Income from Continuing Operations	3.30	2.99
Net Income	3.30	2.99
Dividends Paid per Share	1.56	1.48
Market Price per Share - Year-end	38.69	41.41

EXECUTIVE COMPENSATION

Compensation Philosophy

We have designed a competitive executive compensation program benchmarked against our peers that we believe helps us recruit and retain top talent while closely linking pay to performance with the ultimate goal of aligning our leadership team with stockholders’ interests. Our incentives put a significant portion of our executives’ pay, including that of our CEO and Named Executive Officers (NEOs), at risk based on performance. These pay-at-risk incentives are targeted to pay out at approximately the median of our peer group when we deliver on our pre-established financial, operating and strategic goals.

In overseeing executive compensation, our Board utilizes an independent compensation consultant which provides only compensation services to the Board. A detailed discussion of our executive compensation program, including its elements, the factors we use in determining compensation and our governance features, appears in the CD&A. The key components of our executive compensation program are:

Base Salary	Fixed	Experience, performance and competitive market.

Annual cash incentive under our Senior Management Incentive Compensation Plan (SMICP)	Variable Performance-Based	Emphasis on EPS as the corporate financial objective with additional operational metrics. Payment from zero to 150% of target percentage of salary, and up to 200% for exceptional individual performance.

Equity-based incentive awards under our Long-Term Incentive Plan (LTIP)	Variable Performance-Based

60% performance share units (PSUs) with payment, if any, in shares of our Common Stock measured over a three-year period based upon Return on Invested Capital (ROIC) vs. our business plan, ROIC vs. peers and relative Total Shareholder Return (TSR), with the opportunity to earn between zero and 200% of target based on performance.

40% restricted stock units (RSUs), which cliff vest at the end of three years.

Market-based retirement and post-employment benefits		Double trigger change-in-control provisions. No excise-tax gross-ups.

We have adopted executive compensation governance measures that we believe support good governance practices and further align our executives’ interests with those of stockholders while discouraging executives from taking excessive risk.

Compensation Governance Highlights

● Pay for Performance Alignment	● No Hedging or Pledging

● Annual Compensation Risk Assessment	● Clawback Practice

● Stock Ownership and Retention Policies	● Common Stock Trading Pre-Clearance

PSEG 2016 Proxy Statement    3

Proxy Statement Summary

Pay for Performance

●	For 2015, the target annual and long-term incentive pay, representing pay at risk, for our CEO and other NEOs as a group was 85% and 69%, respectively, of targeted total direct compensation, as discussed in the CD&A under Compensation Philosophy-Pay Mix.

●	We compared our recent financial performance with the compensation of our CEO and NEOs relative to our peer companies. The financial measures we examined were above the median of our peer group of companies and our executive compensation was at the peer median. Thus, we have concluded that our performance and executive compensation are appropriately aligned.

●	Further, performance is reflected in the actual value paid upon vesting of the one-year annual cash incentive payments and the three-year equity incentive compensation awards.

●	Approved SMICP payments for 2015 were above target relative to internal goals, which were heavily weighted towards earnings.

●	For the PSUs granted under the LTIP for the three-year performance period ended December 31, 2015, actual payout was above target, based on our TSR compared to peer companies and ROIC in relation to target.

These compensation amounts reflect the effect on earnings of our strategic initiatives and the rebalancing of our business mix. The following table provides highlights of the compensation for our CEO and other NEOs in 2015 as reported in the 2015 Summary Compensation Table in this Proxy Statement. For the complete details of compensation, please review the entire Proxy Statement.

NEO	Base Salary 2015 ($)	Equity Incentive Plan Compensation 2015 ($)	Non-Equity Incentive Plan Compensation 2015 ($)	Total Compensation 2015 ($)(1)

Ralph Izzo	1,245,386	5,725,546	2,085,000	9,196,647
Daniel J. Cregg(2)	333,024	174,002	261,400	835,453
Caroline Dorsa(3)	541,827	1,249,548	524,000	2,411,633
Ralph A. LaRossa	663,770	1,249,548	703,300	2,866,344
William Levis	650,000	1,249,548	653,300	2,579,216
Tamara L. Linde	499,078	698,931	451,800	1,792,007

(1)	Reflects all compensation, including change in pension value and all other, as reported in the 2015 Summary Compensation Table.

(2)	Elected to position effective October 8, 2015. Salary prorated based on time in prior and current positions.

(3)	Retired on October 8, 2015. Accordingly, a portion of equity compensation was forfeited and non-equity compensation was prorated.

Key Recent Executive Compensation Actions

In overseeing our executive compensation program, our Organization & Compensation Committee (O&CC), working with its consultant, continued to emphasize our results-oriented philosophy. During 2015, we:

●	Reviewed our compensation philosophy and all key elements of our executive compensation program in light of our strategy and objectives, as well as the results of the 94% approval of the Say-on-Pay vote received at the 2015 Annual Meeting of Stockholders;

●	Confirmed the pay for performance alignment of executive compensation with financial results and approved benchmarked salaries, incentive awards and payouts in accordance with established criteria; and

●	Adopted a comprehensive Clawback Practice applicable to all non-represented employees, including our NEOs, and to all incentive compensation plans to recoup incentive compensation in circumstances involving misconduct resulting in the restatement of financial statements, recalculation of incentive amounts or material violation of the Standards that results in termination of employment.

For more comprehensive information, see our discussion of executive compensation, beginning on page 33.

4    PSEG 2016 Proxy Statement

Election of Directors

You are being asked to vote on the election of eleven individuals nominated by your Board to serve as the Directors of our Company. Below, we have provided information about the Board, director independence, our leadership structure, risk management oversight, Board committees, code of ethics and related matters of corporate governance. We also describe our provisions for majority voting, director qualifications, diversity and retirement criteria and each nominee’s specific experience, skills and qualifications. We also report to you information about security ownership and director compensation. All of the nominees currently serve as directors of the Company and were elected to their positions by the stockholders, except Mr. Deese, who joined our Board in February 2016.

AS RECOMMENDED BY THE BOARD, WE ASK YOU TO VOTE FOR ALL NOMINEES.

CORPORATE GOVERNANCE

Board of Directors

Our business and affairs are managed by or under the direction of the Board, which delegates certain responsibilities to its committees and to management consistent with our By-Laws. The Board has adopted and operates under the Principles which reflect our current governance practices in accordance with applicable statutory and regulatory requirements, including those of the SEC and the NYSE. The Principles provide written guidelines for directors and management to effectively pursue and support the Company’s business objectives. The Principles are reviewed periodically by the Corporate Governance Committee, which recommends appropriate changes to the Board. You can request copies of our By-Laws and Principles or view them at http://investor.pseg.com/corporate-governance.

The Board provides direction and oversight of the conduct of our business by management. In fulfilling these responsibilities, the Board performs the following principal functions:

●	Approves corporate strategy, major management initiatives and significant investments;

●	Monitors and provides oversight of financial and business integrity and performance, including risk management;

●	Selects, evaluates the performance of, and approves succession plans for the CEO and other senior executives;

●	Selects nominees for election to the Board; and

●	Evaluates Board processes and performance.

The Board has full and free access to all members of management and may hire its own consultants and advisors as it deems necessary.

Communications with the Board

You, as a stockholder, and other interested parties may communicate directly with the Board, including the independent directors, by writing to:

Michael K. Hyun, Secretary

Public Service Enterprise Group Incorporated

80 Park Plaza, T4B, Newark, New Jersey 07102

and indicating who should receive the communication. Unless the context otherwise requires, the Secretary will provide the communication to the Lead Director and to the Chair of the Board committee most closely associated with the nature of the request. The Secretary has the discretion not to forward communications that are commercial advertisements, other forms of soliciting material or billing complaints. All communications are available to any member of the Board upon his or her request.

PROPOSAL 1 ELECTION OF DIRECTORS

PSEG 2016 Proxy Statement    5

Corporate Governance

Independence

Under our Principles and the requirements of the NYSE, the Board must consist of a majority of independent directors. The Board has established standards for director independence, which are set forth in the Principles and shown below.

Independence Standards

An independent director must have no material relationship with PSEG and its subsidiaries, including the following:

●	A director may not be an employee of ours or any of our subsidiaries;

●	No member of a director’s immediate family may be an executive officer of PSEG or one of our subsidiaries;

●	A director or immediate family member may not be an employee of any company where any executive of ours or our subsidiaries serves on the compensation committee;

●	A director may not be an employee and an immediate family member may not be an executive officer of any company that makes payments to or receives payments from us and our subsidiaries in any year more than the greater of $1 million or 2% of such company’s consolidated gross revenue;

●	A director or immediate family member may not receive more than $50,000 in direct compensation from us (other than fees and compensation provided to directors generally);

●	A director or immediate family member may not be affiliated with or employed by our independent auditor; and

●	A director may not be an executive officer of a charity, if, in any year, contributions by us and our subsidiaries to that charity exceed the greater of $1 million or 2% of the charity’s consolidated gross revenue.

These limitations apply for three years after the end of the applicable affiliation or arrangement.

The Board annually reviews other commercial relationships of directors, and relationships directors have with charitable and other tax-exempt organizations, and determines whether any of those relationships are material relationships that impair a director’s independence.

The Board has determined that all of the current directors, all of whom are nominees for election, are independent under the Principles and the requirements of the NYSE, except Ralph Izzo, our Chairman of the Board, President and CEO. These determinations were based upon a review of the responses submitted by each director to questionnaires we provided to them, relevant business records, publicly available information and applicable SEC and NYSE requirements.

Leadership Structure

Under our By-Laws, our senior leadership may include a Chairman of the Board, a President and a CEO, which positions may be held by one person or may be divided between two different people. As provided in its charter, the Corporate Governance Committee has the responsibility to assess the structure of the Board and periodically evaluate the Board’s governance practices as well as the Principles. Building on the advice of the Corporate Governance Committee, the Board applies its experience and knowledge of our business to establish what it believes to be the most effective form of organization. In doing so, it utilizes its understanding of the challenges and opportunities we face and its evaluation of the individuals who are involved.

Based on that analysis and evaluation, the Board has determined that, at the present time and given our present officers and personnel, it is in the best interests of the Company and stockholders for a single individual to hold all three positions of Chairman of the Board, President and CEO. The Board believes that this strikes a desirable balance allowing us to benefit from the advantages of efficiency, coordination and accountability. Ralph Izzo currently holds these positions. As such, he has plenary powers of supervision and direction of our business and affairs and he also presides at all meetings of the Board and of stockholders. The Board believes that Mr. Izzo possesses the attributes of experience, judgment, vision, managerial skill and overall leadership ability essential for our continued success. Mr. Izzo’s in-depth knowledge and understanding of our strategy, operations, risk profile, regulatory and environmental circumstances and financial condition best position him to head our Board and provide leadership to management, employees, investors, customers, officials and the public. The diverse experience and independence of the other directors allows the Board to maintain effective oversight of operations, long-range planning, finances and risk management.

6    PSEG 2016 Proxy Statement

Corporate Governance

Lead Director

In addition to the Chairman, President and CEO, our leadership structure is designed to rely on the contributions of our Lead Director. The Lead Director provides the independent directors with a key means for collaboration and communication regarding Board agendas and the information directors receive from management. Importantly, all directors play an active role in overseeing the company’s business both at the Board and committee levels, bringing fresh and differing viewpoints. The Lead Director coordinates with the Chairs of our various Board committees in setting agendas for committee meetings. Thomas A. Renyi currently serves as Lead Director. In that capacity, he complements the talents and contributions of Mr. Izzo and promotes confidence in our governance structure by providing an additional perspective to that of management.

Lead Director Duties and Responsibilities

Our Lead Director

●	Presides at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors;
●	Serves as principal liaison on Board-wide issues between the Chairman and the independent directors;

●	Calls meetings of the independent directors, as may be necessary or desirable;

●	Consults with the Chairman on Board agendas;

●	Reviews information sent to the Board and consults with the Chairman on the quality and timeliness of information provided to the directors;
●	Serves on the Executive Committee; and

●	Receives from the Corporate Secretary communications to, or for consideration by, the independent directors.

The Lead Director is an independent director designated annually by the independent directors with the expectation that he or she will typically serve in that capacity for four years. The Lead Director may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors. Mr. Renyi was designated as our Lead Director in April 2015 for a term expiring at the first meeting of directors after the 2016 Annual Meeting of Stockholders. The Corporate Governance Committee expects to make a recommendation regarding the individual to serve as Lead Director at its first meeting following the 2016 Annual Meeting, in accordance with our policy.

The Board believes that our leadership structure has been designed with the appropriate controls to support the efficacy of this arrangement without jeopardizing the integrity of the governance process. As discussed below, our Principles also set forth various expectations and criteria for Board membership. All directors must adhere to our Standards and exercise their responsibilities in a manner consistent with our best interests and those of our stockholders and their fiduciary duties established by applicable law.

Risk Management Oversight

The Board is responsible for the oversight of risk at PSEG, both as a whole and through delegation to Board committees, which meet regularly and report back to the full Board. All committees play significant roles in carrying out the risk oversight function. In particular:

●	The Audit Committee oversees risks related to the Company’s financial statements, the financial reporting process, accounting and legal matters. The Audit Committee provides oversight on legal and business compliance, financial reporting, disclosure controls and procedures and risk management controls, as well as policies with respect to risk assessment and risk management. Our Chief Risk Officer and Chief Financial Officer report on risk management to the Audit Committee at its meetings and, through the reports of the Audit Committee Chair, to the Board.

●	The Finance Committee oversees financing transactions and approves appropriate commodity portfolio risk tolerance limits. Compliance is monitored through regular reporting to the Board. The Finance Committee is responsible for monitoring risk related to our investments in our pension and post-retirement benefits and nuclear decommissioning trusts and receives periodic reports on their performance at least annually.

●	The Fossil Generation Operations Oversight Committee and the Nuclear Generation Operations Oversight Committee monitor and evaluate risks associated with our electric station operations, including risks associated with environmental, safety and other compliance and personnel and performance matters.

PSEG 2016 Proxy Statement    7

Corporate Governance

●	The O&CC considers the risks and rewards associated with our compensation and human resources philosophy and programs. As discussed below, the O&CC has reviewed our compensation policies and practices as they relate to risk management and seeks to administer our compensation plans so as to appropriately balance the incentive nature of the compensation with mechanisms that serve to mitigate risk.

●	The Corporate Governance Committee evaluates Board and committee performance, monitors composition of the Board and the qualifications of the Board members and nominees, assists the Board in administering corporate governance practices and oversees our political participation activities and expenditures. In doing so, the Corporate Governance Committee seeks to ensure our governance and leadership structure is appropriately designed to mitigate reputational risk.

Risk Management Policy

Risk management is a key part of our strategic planning and business operations. The Board has approved a Risk Management Policy and it reviews and adopts the Company’s Financial Risk Management Practice. In accordance with the Risk Management Policy, we maintain and execute a Risk Management Program for identifying, quantifying, monitoring, managing and reporting on our risks, including evolving issues such as cybersecurity. The Financial Risk Management Practice serves to define the major roles, responsibilities and procedures, including controls and reporting, necessary to actively manage our financial risk exposure consistent with our business plans. It is reviewed annually and approved by the Audit Committee and the Finance Committee and recommended to the Board for its approval.

Risk Management Program

The Board has oversight of the Risk Management Program which consists of policies, process and controls, including the Risk Management Policy and Financial Risk Management Practice, as well as other policies and practices developed by management relating to risks, including but not limited to: market; credit; operations; project development; political; regulatory; legal; compliance; strategic; reputation; business interruption; security; environmental; and staffing.

Our Risk Management Program forms an integral part of our corporate culture and values.

Risk Management Committee Structure

Under the Risk Management Policy, we have established a Risk Management Committee (RMC) consisting of senior executives. The RMC is charged with, among other things:

●	Establishing and reviewing the framework for implementing the Risk Management Policy, including regularly reviewing and updating key management practices related to risk management;

●	Establishing and monitoring limits and controls designed to manage financial risks, including market, credit, and liquidity risks;

●	Regularly reviewing practices related to the review of potential transactions and the delegation of financial authority; and

●	Reviewing the management of key enterprise-level risks, including financial, operational, and strategic risks.

In addition, other senior management committees oversee the management of specific categories of risks, including:

●	Our Capital Review Committee provides oversight and reviews proposed capital projects. Investments above a stated amount require approval of our Board or our respective subsidiary’s board, as applicable.

●	Our Compliance Committee reviews various compliance issues, including the approval of our Standards, and regularly reports to the Audit Committee.

●	Our Business Interruption Management Committee provides oversight of activities aimed at protecting life, critical infrastructure and other property, business operations, and the financial integrity and public image of the company, in the event a significant interruption of business or other adverse event occurs.

Our Delegation of Authority provisions set forth the respective authority levels at which management and employees are authorized to conduct business.

The Board believes that we have an effective system of risk management practices with appropriate controls and Board oversight.

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Corporate Governance

Cybersecurity

The Board believes that cybersecurity is a critical component of the risk management program. The Board’s cybersecurity oversight includes reporting from members of senior management who are responsible for the Company’s cybersecurity risk management practices. Reports cover areas such as the adequacy of personnel and resources to monitor and address cybersecurity threats, technological advances in cybersecurity protection, rapidly evolving cybersecurity threats that may affect our company and industry, cybersecurity incident response and applicable cybersecurity laws, regulations and standards. The Company’s cybersecurity risk management practices are fully integrated into our overall risk management program.

Talent Management and Succession Planning

Our business planning process includes key aspects of workforce development. We believe that we utilize a rigorous and disciplined process to evaluate talent and provide for succession planning in relation to our business objectives. This starts at the local level and continues through senior management, with direct involvement of our CEO and Board. We periodically review our workforce challenges, progress on achieving our commitment to diversity and effectiveness of our organizational structure and staffing.

The Board takes very seriously its responsibility to provide for an orderly process of succession within the ranks of our senior management. Periodically, at least annually, the O&CC reviews with the CEO succession plans for key leadership positions to assure that highly qualified candidates are available should the need arise to fill vacancies. We seek to maintain a continuity of management through appropriate recruitment and retention methods, including market-based and performance-measured compensation and career advancement and training opportunities.

Director Orientation and Continuing Education

New directors receive an orientation program and materials, which includes visits to our facilities and presentations by senior management to familiarize them with our strategic plans, operations, significant financial, accounting, regulatory and risk management issues, compliance programs, the Standards, principal officers and internal and independent auditors. During each year, continuing education is provided to all directors on topics of importance to our business.

Meetings of the Board, Committees and Stockholders

The Board holds regularly scheduled meetings and meets on other occasions when circumstances require. Board and committee meetings are scheduled over most of an entire work day and usually begin on the prior afternoon or evening. Each committee executes its responsibilities, as described below, and the Board receives reports from the committee Chairs on the significant matters considered and actions taken. A Board meeting typically focuses on the strategic and more important issues facing us. Directors spend additional time preparing for Board and committee meetings they attend and they are called upon for counsel between meetings.

Our Principles provide that the Board will meet at least six times each year and in executive session without management in attendance at every meeting, unless waived by the Board. When the Board meets in executive sessions, the Lead Director presides. In addition, each Board committee, except the Executive Committee, meets in executive session at each of its meetings, unless waived by the respective committee.

Special meetings of the Board of Directors may be called by the Chairman of the Board, CEO, or a majority of the directors by written request at anytime. Special meetings of the stockholders may be called at any time by the Board of Directors or by the CEO or upon the written request of the holders of a majority of the capital stock entitled to cast votes.

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Corporate Governance

2015 Meetings and Executive Sessions

Board/Committee	Meetings	Executive Sessions
PSEG Board	9*	8
PSE&G Board	7**	7
Audit	8	5
Corporate Governance	5**	4
Executive	0	0
Finance	4	1
Fossil Generation Operations Oversight	3***	2
Nuclear Generation Operations Oversight	3****	3
O&CC	5	5

*	Includes all-day Business Strategy Session and two special meetings
**	Includes one special meeting
***	One meeting held at a generating station
****	One meeting held at the site of nuclear generating stations we operate

Attendance

Under our Principles, each director is expected to attend all Board meetings and all meetings of committees of which such director is a member, as well as the Annual Meeting of Stockholders. Meeting materials are provided to Board and Committee members in advance of each meeting, and members are expected to review such materials prior to each meeting. During 2015, each director attended at least 75% of the aggregate number of meetings of the Board and the committees on which he or she served. All of the directors except one attended the 2015 Annual Meeting of Stockholders.

Board Committee Responsibilities

The Board committees, their principal functions, membership requirements and minimum number of meetings held are described below. Each committee has open and free access to all Company information, may require any of our officers or employees to furnish it with information, documents or reports that it deems necessary or desirable in carrying out its duties, is empowered to investigate any matter involving us and may retain appropriate resources to assist it in discharging its responsibilities.

Each committee, other than the Executive Committee, operates pursuant to a charter that defines its roles and responsibilities and annually conducts a performance evaluation of its activities and a review of its charter. The authority of the Executive Committee is set forth in our By-Laws. The committee charters and our By-Laws are posted on our website, www.pseg.com/info/investors/governance/committees.jsp. We will send you a copy of any or all of them upon request.

Each committee reports its activities to the Board. Each committee Chair is appointed annually with the expectation that he or she will typically serve in that capacity for four years. A Chair may be appointed to serve up to twelve additional months beyond the four years if approved by a majority of the independent directors.

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Corporate Governance

A list of current committee membership requirements can be found below:

Committee	Membership Requirements
Audit

Consists of three or more independent directors, in accordance with SEC and NYSE rules, who must meet NYSE requirements for financial literacy. At least one member must have accounting or financial management expertise. The committee meets at least four times per year.

Members may receive no direct or indirect compensation from us or our subsidiaries, other than as a director or committee member, and may not be affiliated with us or our subsidiaries. Under our Principles, without Board approval, a director may not serve as a member of our Audit Committee if he or she serves on the Audit Committee of more than three public companies, including ours.

Corporate Governance	Consists of three or more independent directors who meet at least two times per year.
Executive	Consists of the Chairman of the Board, the Lead Director and at least one additional independent director.
Finance	Consists of three or more independent directors who meet at least three times per year.
Fossil Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.
Nuclear Generation Operations Oversight	Consists of three or more independent directors who meet at least three times per year.
Organization & Compensation	Consists of three or more independent directors in accordance with SEC and NYSE rules, who meet at least two times per year.

Each Committee of the Board is responsible for the following activities:

Audit Committee

Members: Albert R. Gamper, Jr., David Lilley (Chair), Thomas A. Renyi, H.C. Shin and Susan Tomasky

●	Assisting the Board in fulfilling its responsibility for oversight of the integrity of our financial statements and the quality and integrity of our accounting, auditing and financial reporting practices;

●	Appointing, terminating, compensating, including preapproving all services and fees, and overseeing the work of the independent auditor, which reports directly to the Audit Committee;

●	Reviewing the independence of the independent auditor, as well as Public Company Accounting Oversight Board (PCAOB) and peer review reports of the independent auditor’s performance;

●	Reviewing with the independent auditor, management and internal auditors our annual audited and quarterly financial statements and the acceptability and quality of our financial statements and our accounting, reporting and auditing practices;

●	Reviewing with the independent auditor any audit issues or difficulties and management’s response, and resolving disagreements which may arise between management and the independent auditor regarding financial reporting;

●	Providing oversight to our internal audit and environmental, health and safety audit functions and legal and business conduct compliance program;

●	Reviewing the status of pending material litigation;

●	Reviewing risk management controls and disclosure controls and procedures;

●	Reviewing earnings press releases, financial information and earnings guidance provided to analysts and rating agencies; and

●	Recommending to the Board the inclusion of the audited financial statements in our Form 10-K.

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Corporate Governance

Composition of the Audit Committee

The Board determines annually, and upon any change in Audit Committee composition, the independence, financial literacy and financial expertise of the Audit Committee members and makes written affirmation to the NYSE in accordance with its rules. The Board has determined that all members of the Audit Committee are financially literate and, in addition, that Albert R. Gamper, Jr., David Lilley (Chair), Thomas A. Renyi, Hak Cheol Shin and Susan Tomasky, each a member of the Audit Committee, possesses accounting or financial management expertise, as defined in the NYSE rules. The Board further has determined that Albert R. Gamper, Jr., David Lilley (Chair), Thomas A. Renyi, and Susan Tomasky, each a member of the Audit Committee, is an audit committee financial expert under the Sarbanes-Oxley Act of 2002 and the rules of the SEC.

Management and the Board believe that the current composition of the Audit Committee provides that committee with the requisite expertise and experience to recommend to the Board the inclusion of the audited financial statements in our Form10-K. The Board will consider this matter annually as a part of its ongoing governance review. The Audit Committee will also continue its practices to assure that adequate independent procedures exist for receipt and treatment of complaints regarding accounting, internal controls or auditing matters.

The Audit Committee Report appears below under Proposal 3. Ratification of the Appointment of Independent Auditor in this Proxy Statement.

Corporate Governance Committee

Members: Willie A. Deese, Shirley Ann Jackson (Chair), Richard J. Swift, Susan Tomasky and Alfred W. Zollar.

●	Assisting the Board in administering the corporate governance practices of the Board and its committees;

●	Monitoring the composition of the Board to assure a reasonable balance of professional interests, business experience, financial expertise, diversity and independence;

●	Considering the qualifications of Board members and evaluating prospective nominees, including those identified by the Committee or by other Board members, management, stockholders or other sources, and recommending to the Board membership changes and nominees;

●	Making a recommendation to the Board as to whether to accept the tendered resignation of any director who fails to receive a majority of votes cast “for” that director’s election in an uncontested election;

●	Recommending to the Board the chairs and members of Board committees;

●	Evaluating performance of the Board and its committees, including a review of the size, structure and composition of the Board and its committees and their governance practices, including interactions with management;

●	Making recommendations to the Board to improve effectiveness of the Board and its committees;

●	Overseeing the directors’ orientation and continuing education;

●	Reviewing and making recommendations to the Board with respect to compensation of directors;

●	Providing input to the O&CC regarding the performance of the CEO as Chairman of the Board;

●	Periodically reviewing the Charters of the Board committees and recommending appropriate changes; and

●	Reviewing our political participation activities and expenses.

The nomination process and criteria utilized are described below under Nominees and Election.

Executive Committee

Members: Albert R. Gamper, Jr., Ralph lzzo (Chair), Shirley Ann Jackson, Thomas A. Renyi, Richard J. Swift.

Except as otherwise provided by law, the Executive Committee may exercise all the authority of the Board when the Board is not in session.

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Corporate Governance

Finance Committee

Members: Albert R. Gamper, Jr., William V. Hickey (Chair), David Lilley, Thomas A. Renyi and H.C. Shin.

●	Reviewing and making recommendations to the Board regarding corporate financial policies and processes and significant financial decisions;

●	Reviewing and recommending to the Board annually our financial plan;

●	Reviewing and making recommendations to the Board regarding our dividend policy and capital structure;

●	Discussing with management the application and effects of our policies with respect to risk assessment and risk management, including the limits and authorities contained in the Financial Risk Management Practice;

●	Reviewing and recommending to the Board authorizations with respect to the issuance, sale and redemption of securities by us and our subsidiaries;

●	Reviewing with the Chairs of the Thrift and Pension and the Nuclear Decommissioning Trust Investment Committees, and monitoring, the investment guidelines for and investment performance of the respective trust funds;

●	Reviewing with management our cash management policies and practices; and

●	Reviewing with management credit agency ratings and analyses.

Fossil Generation Operations Oversight Committee

Members: William V. Hickey, Shirley Ann Jackson, H.C. Shin (Chair), Richard J. Swift and Alfred W. Zollar.

●	Evaluating the effectiveness of our fossil generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

●	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our fossil generation operations; and

●	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups and management’s response.

Nuclear Generation Operations Oversight Committee

Members: William V. Hickey, Shirley Ann Jackson, H.C. Shin (Chair), Richard J. Swift and Alfred W. Zollar.

●	Evaluating the effectiveness of our nuclear generation operations, focusing on safety, plant performance, regulatory matters, large construction projects and improvement in operations;

●	Reviewing labor and human relations, environmental, health and safety and legal and compliance issues related to our nuclear generation operations; and

●	Reviewing the results of major inspections, evaluations and audit findings by external oversight groups and management’s response.

Organization and Compensation Committee (O&CC)

Members: Willie A. Deese, Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson, David Lilley and Richard J. Swift (Chair).

●	Reviewing, approving and modifying, as necessary, our executive compensation policy, programs, plans and awards;

●	Reviewing the stockholder advisory vote on say-on-pay and considering any action it deems appropriate in light of that vote;

●	Reviewing executive compensation levels and targets for consistency and alignment with compensation policy and strategic and operating objectives;

●	Reviewing the risk to us of our compensation policies and practices;

●	Retaining, compensating, overseeing and annually reviewing the performance of its advisors, including its compensation consultant;

●	Reviewing the independence of its compensation consultant and advisors;

●	Reviewing and making recommendations to the Board concerning corporate organization in general and executive compensation including incentive plans and equity-based plans;

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Corporate Governance

●	Administering our incentive compensation plans;

●	Reviewing and approving corporate goals and objectives relevant to CEO compensation;

●	Evaluating the CEO’s performance in light of those goals and objectives and, with the independent Board members, determining and approving the CEO’s compensation based on such evaluation;

●	Annually reviewing performance of certain other key members of management;

●	Annually reviewing management succession and development plans;

●	Monitoring compliance with the Stock Ownership and Retention Policy; and

●	Reviewing the CD&A and providing its report in this Proxy Statement.

The O&CC Report on Executive Compensation appears below under Proposal 2. Advisory Vote on the Approval of Executive Compensation.

Composition of the O&CC

The Board determines annually the independence of the O&CC members and makes written affirmation to the NYSE in accordance with its rules. The Board believes that the current composition of the O&CC provides that committee with the requisite expertise and experience to oversee our executive compensation program and assess the alignment of pay for performance.

Compensation Consultant

The O&CC has the authority to retain advisors and compensation consultants, with sole authority for their hiring and firing. The O&CC is directly responsible for such appointment, compensation and oversight in accordance with the applicable SEC requirements and NYSE standards. Since September 2009, the O&CC has retained Compensation Advisory Partners LLC (CAP) as its independent compensation consultant to provide it with information and advice that is not influenced by management. CAP is an executive compensation consulting firm that does not perform any other services for us or our subsidiaries. CAP provides advice to the O&CC on executive compensation and may also provide advice to the Corporate Governance Committee on matters pertaining to compensation of directors who are not executive officers. CAP may not perform any other services for us without obtaining the prior approval of the Chair of the O&CC.

In furtherance of CAP’s independence, management receives copies of certain materials provided by CAP to the O&CC only after the materials have been provided to the O&CC. The scope of CAP’s assignment is to provide general advice relating to all aspects of executive compensation, including the review of our current compensation programs and levels, benefit plans, provision of comparative industry trends and peer data and the recommendation of program and pay level changes. Responsibility for assignment to and evaluation of work by CAP is solely that of the O&CC and, with respect to the compensation of non-employee directors, the Corporate Governance Committee.

We pay the fees of any compensation consultant retained by the O&CC. Additional information regarding any such services performed in the past year is included in the CD&A below. The O&CC also utilizes the services of our internal compensation professionals.

Determination of Compensation Consultant’s Independence

The SEC and NYSE require compensation committees to assess the independence of their advisors and determine whether any conflicts of interest exist. In July 2015, the O&CC reviewed CAP’s independence relative to the following factors: (i) CAP’s provision of other services to the Company; (ii) the amount of fees CAP receives from the Company as a percentage of CAP’s total revenue; (iii) the policies and procedures of CAP that are designed to prevent conflicts of interest; (iv) any business or personal relationship between O&CC members and CAP or its compensation consultants; (v) any PSEG stock owned by CAP or its compensation consultants; (vi) any business or personal relationship between our executive officers and CAP or any of its compensation consultants; and (vii) other factors that would be relevant to CAP’s independence from management. On the basis of such review, the O&CC concluded that CAP is independent and no conflicts of interest exist.

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Corporate Governance

Compensation Committee Interlocks and Insider Participation

During 2015, each of the following individuals served as a member of the O&CC: Albert R. Gamper, Jr., William V. Hickey, Shirley Ann Jackson, David Lilley, and Richard J. Swift (Chair). No member of the O&CC was an officer or employee or a former officer or employee of any PSEG company. None of our officers served as a director of or on the compensation committee of any of the companies for which any of these individuals served as an officer. No member of the O&CC had a direct or indirect material interest in any transaction with us.

Code of Ethics

We have a long-established corporate culture of emphasizing integrity and honesty with an expectation of adherence to the highest ethical standards. We have embodied these principles in the Standards, our code of ethics. The Standards are posted on our website, www.pseg.com/info/investors/governance/documents.jsp. We will send you a copy on request.

We will post on our website:

●	Any amendment (other than one that is technical, administrative or non-substantive) that we adopt to the Standards; and

●	Any grant by us of a waiver from the Standards that applies to any director, principal executive officer, principal financial officer, principal accounting officer or Controller, or persons performing similar functions, for us or our direct subsidiaries noted above, and that relates to any element enumerated by an applicable SEC requirement.

A waiver of any provision of the Standards may be granted in exceptional circumstances, but only for substantial cause. A waiver for any director or executive officer may be made only by the Board and, if granted, must be promptly disclosed to our stockholders. In 2015, we did not grant any waivers to the Standards.

Standards of Integrity

The Standards is a code of ethics applicable to us and our subsidiaries. The Standards:

●	Are an integral part of our business conduct compliance program and embody our commitment to conduct operations in accordance with the highest legal and ethical standards;

●	Apply to all of our directors and employees (including PSE&G’s, Power’s, PSEG LI’s, Energy Holdings’ and Services’ respective principal executive officer, principal financial officer, principal accounting officer or Controller and persons performing similar functions) each of whom is responsible for understanding and complying with the Standards;

●	Establish a set of common expectations for behavior to which each director and employee must adhere in dealings with investors, customers, fellow employees, competitors, vendors, government officials, the media and all others who may associate their words and actions with us; and

●

Have been developed to provide reasonable assurance that, in conducting our business, directors and employees behave ethically and in accordance with the law and do not take advantage of investors, regulators or customers through manipulation, abuse of confidential information or misrepresentation of material facts.

Political Contributions

As a highly regulated company whose operations can be significantly impacted by public policies, it is essential that PSEG takes an active role in the political process. PSEG regularly communicates with government officials on issues affecting our business, participates in trade associations that focus on policies which may influence our company and makes political contributions that align with the long-term interests of PSEG and its stockholders.

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Corporate Governance

Our Practice and Board Oversight

We are committed to participating in an ethical manner and in full compliance with all federal, state and local laws. We have established a Corporate Political Participation Practice that sets forth a controls process pursuant to which our senior management monitors, assesses and approves certain political contributions. The Corporate Governance Committee also oversees our political activities and contributions in accordance with the Practice. We believe this Practice allows us to minimize reputational and political risks and continue to focus on our operational excellence. Stockholders may view our Practice at www.pseg.com/info/investors/governance/documents.jsp.

Annual Political Contributions Report

PSEG continues to value thoughtful stockholder engagement. Based on our communications with stockholders, we have expanded our level of disclosure by preparing a political contributions report to be published annually. The report will include our corporate contributions to candidates, trade associations and other political and social welfare organizations. PSEG will request that trade associations to which it paid total annual payments of $50,000 or more identify the portion of dues or payments received from PSEG that were used for expenditures or contributions that, if made directly by PSEG, would not have been deductible under Section 162(e)(1)(B) of the Internal Revenue Code (IRC). The report will be available on our website.

Transactions with Related Persons

There were no transactions during 2015, and there are no transactions currently proposed, in which we were or are to be a participant and the amount involved exceeded $120,000 and in which any related person (director, nominee, executive officer, any person known to us to beneficially own in excess of 5% of our Common Stock, or their immediate family members) had or will have a direct or indirect material interest.

Our policies and procedures with regard to transactions with related persons, including the review, approval or ratification of any such transactions, the standards applied and the responsibilities for application are set forth in our Principles, our Business Conduct Compliance Program (Compliance Program) and the Standards. These are our only written policies and procedures regarding the review, approval or ratification of transactions with related persons.

●	The Principles provide that a director must notify the Chair of the Corporate Governance Committee if he or she encounters a conflict of interest or proposes to accept a position with an entity which may present a conflict of interest, so that the issue may be reviewed. Potential conflicts of interest include positions that directors or immediate family members hold as directors, officers or employees of other companies with which we do business or propose to do business and charitable and other tax-exempt organizations to which we contribute or propose to contribute.

●	The Compliance Program establishes an organizational structure and validates the Standards and its mandated procedures, practices and programs. The Audit Committee has overall responsibility for oversight of the Compliance Program and has delegated to our Compliance Committee overall responsibility for the design, implementation and execution of the Compliance Program. The Compliance Committee’s duties include assurance that we take all reasonable steps to coordinate organization-wide ethics and compliance activities, consistent enforcement of the Standards, including the detection and prevention of wrongdoing as a result of compliance investigations and otherwise foster a culture for ethical behavior and a commitment to legal compliance. The Compliance Committee, comprised of members of senior management, is chaired by our Executive Vice President and General Counsel, who has overall responsibility for administering the Compliance Program.

●	The Standards establish a written set of common expectations of behavior for all directors, officers and employees regarding business relationships, personal conduct (including, among other things, corporate opportunities, conflicts of interest and supplier, competitor and governmental relations), safeguarding of Company property, business controls and compliance with regulatory requirements. In addition, the Standards mandate procedures for seeking ethical guidance, reporting concerns, investigation and discipline. We require every employee to certify as to compliance with the Standards annually. Our Executive Vice President and General Counsel has overall responsibility for administering the Standards.

●	Our written management practices provide that any capital investment with a non-PSEG entity or its affiliate, for which one of our directors or officers serves as a director or executive officer, must be approved by our Board.

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Nominees and Election

NOMINEES AND ELECTION

Election

Directors elected at each annual meeting are elected to serve one-year terms. Directors whose terms are to expire are eligible for re-nomination and will be considered by the Corporate Governance Committee in accordance with its policies and the retirement policy for directors, which are summarized in this Proxy Statement. Each of the current directors has been nominated for re-election.

Our By-Laws currently provide that the Board shall consist of not less than three nor more than 16 directors as shall be fixed from time to time by the Board. The number of directors is currently fixed at eleven.

The nominees listed below were selected by the directors upon the recommendation of the Corporate Governance Committee. As discussed below under Annual Meeting, Voting and Procedures, proxies will be voted in accordance with your instructions as indicated on the enclosed proxy card, voting instruction form or when voting by telephone or Internet.

If at the time of the 2016 Annual Meeting any of the nominees listed below should be unable to serve, which is not anticipated, it is the intention of the persons designated as proxies to vote, in their discretion, for other nominees, unless the number of directors constituting a full Board is reduced.

Majority Voting for Election of Directors

Our By-laws provide that in an uncontested election, each director shall be elected by a majority of the votes cast with respect to the director. A majority of votes cast means that the number of shares cast “for” a director’s election exceeds the number of votes cast “against” that director. We do not include as votes cast (i) shares which are marked withheld, (ii) abstentions and (iii) shares as to which a stockholder has given no authority or direction.

As provided in the Principles, the Board has adopted a policy whereby any incumbent director receiving a majority vote “against” must promptly tender an offer of resignation. As a result, in uncontested elections, the Board will nominate for election or re-election as a director only candidates who have agreed promptly to tender a letter of resignation in the event that the number of shares voted “for” that director does not exceed the number of shares voted “against” that director. If an incumbent director fails to receive the required “majority” vote, the Corporate Governance Committee will consider the matter and then make a recommendation to the Board as to whether or not to accept the resignation. The Board will make the determination on whether or not to accept the recommendation of the Corporate Governance Committee.

Failure to Receive a Majority Vote

The Principles further provide that no director who fails to receive a majority vote in an uncontested election shall participate in either the recommendation of the Corporate Governance Committee or the determination of the Board with respect to his or her resignation letter or that of any other director in regard to that year’s Annual Meeting election. Any such director may, however, participate in any and all other matters of the Board and its various committees to the fullest extent to which he or she would otherwise be permitted in accordance with applicable law and the Principles. If a majority of the Corporate Governance Committee fails to receive a majority vote, then the remaining independent directors will determine whether to accept one or more of the applicable resignations. If three or fewer independent directors do not receive a majority vote in the same election, then all independent directors may participate in any discussions or actions with respect to accepting or rejecting the resignation offers (except that no director will vote to accept or reject his or her own resignation offer).

In evaluating tendered resignations, the Corporate Governance Committee and the Board may consider all factors they deem relevant, including, but not limited to, the stated reason(s) for the “against” vote, the impact that the acceptance of the resignation would have upon our compliance with applicable law or regulation, the potential triggering of any change in control or similar provision in contracts, benefit plans or otherwise, the qualifications of the director and his or her past and anticipated future contributions to us.

The Corporate Governance Committee and the Board may consider possible remedies or actions to take in lieu of or in addition to accepting or rejecting of the resignation, such as development and implementation of a plan to address and cure the issues underlying the failure to receive a majority vote.

Following the Board’s determination, we will publicly disclose the decision and, as applicable, the reasons for accepting or rejecting the resignation. To the extent that the Board accepts one or more resignations, the Corporate Governance Committee may recommend to the Board, and the Board will then determine, whether to fill any vacancy.

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Nominees and Election

Ability, Diversity and Independence of Directors

The Board believes that a nominee for director should be selected on the basis of the individual’s ability, diversity of background and experience and soundness of judgment, from among candidates with an attained position of leadership in their field of endeavor. As noted above, a majority of the Board must consist of independent directors in accordance with our Principles and NYSE requirements.

The Board is guided by its consideration of how to best enhance its capability to oversee the affairs of the Company. It does not believe that adopting arbitrary or inflexible policies will achieve that purpose. Rather it looks to promote better governance through a more dynamic examination and understanding of its members’ abilities to meet evolving challenges. It values the mix of skills and experience, independence from management, fresh perspectives and seasoned knowledge that collectively help to guide the Company.

Diversity

Diversity is a factor for consideration of nominees for director pursuant to the diversity policy contained in our Principles and the charter of the Corporate Governance Committee. In considering diversity, the Corporate Governance Committee utilizes a broad meaning to include not only factors such as race, gender and national origin, but also background, experience, leadership positions, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals. The Corporate Governance Committee considers and assesses the effectiveness of this policy in connection with the annual nomination process to assure the Board contains an effective mix of people to best further our long-term business interests.

Director and Nominee Qualifications and Availability

It is the Board’s policy that a nominee recommended initially for election be able to serve at least five years, consistent with the Board’s retirement policy. The Board believes that the ability of a director to serve for at least five years is a reasonable expectation in order for us to receive an appropriate benefit from the individual’s abilities. This is especially so in light of the time invested by a director to become knowledgeable about our complex business operations. The Board believes that these service limitations provide it with a means for achieving a reasonable balance of veteran and new directors.

The Corporate Governance Committee also considers the amount of time that a person will likely have to devote to his or her duties as a director, including non-PSEG responsibilities as an executive officer, board member or trustee of business or charitable institutions and the contributions by directors to our ongoing business. The Corporate Governance Committee considers the qualifications of incumbent directors and potential new nominees, as well as the continuity of service and the benefit of new ideas and perspectives, before making recommendations to the Board for election or re-election. The Board then selects nominees based on the Corporate Governance Committee’s recommendation.

The Corporate Governance Committee does not believe it is appropriate to set absolute term limits on the length of a director’s term. Directors who have served on the Board for an extended period of time are able to provide valuable insight into the operations and future of the Company based on their experience with and understanding of our history, policies and objectives. In selecting individuals for our Company, with its long investment horizon, the Corporate Governance Committee weighs the need for both director refreshment and institutional memory.

Prior to accepting an invitation to serve as a director of another public company, the CEO and any directors must submit a letter to the Corporate Governance Committee so as to allow it to review potential conflicts and time demands of the new directorship. Any director who undertakes or assumes a new principal occupation, position or responsibility from that which he or she held when he or she was elected to the Board must submit a letter to the Corporate Governance Committee volunteering to resign from the Board. The Board does not believe that in every instance a director who undertakes or assumes a new occupation, position or responsibility from that which he or she held when the director joined the Board should necessarily leave the Board. The Corporate Governance Committee reviews the relevant details of such director’s new position and determines the continued appropriateness of Board membership under the circumstances.

The Corporate Governance Committee and the Board believe that the experience gained through other directorships provides us with a breadth of valuable knowledge and insight. Exposure to other industries, management and issues gives a director a perspective not necessarily otherwise available to him or her from a more limited range of experience. The Corporate Governance Committee carefully monitors the attendance and participation of each director to assure that he or she demonstrates an appropriate level of commitment and effort in serving on our Board. In renominating the current directors, the Corporate Governance Committee and the Board determined that each director had successfully balanced the demands on his or her time and attention in meeting the fiduciary obligations to us.

18    PSEG 2016 Proxy Statement

Nominees and Election

Nomination Process

The Corporate Governance Committee considers the qualifications of Board members, evaluates prospective nominees and recommends candidates to the Board of Directors. The Corporate Governance Committee on occasion may pay a fee to an executive search firm to assist it in identifying and evaluating potential director nominees meeting our criteria, which are described further above. Any such firm’s function would be to assist the Committee in identifying potential candidates for its consideration. During 2015, we did not engage a third-party firm to conduct a search for potential candidates.

The Corporate Governance Committee will consider stockholders’ recommendations for nominees for election to the Board. The Corporate Governance Committee utilizes the same criteria to evaluate all potential nominees, including those recommended by stockholders or from other sources. Our By-Laws require that stockholder nominations must be delivered to the Company’s Secretary at least 90 days in advance of an Annual Meeting of Stockholders. With respect to an election to be held at a special meeting of stockholders for the election of directors, such advance notice of the nomination must be delivered to the Company’s Secretary no later than the close of business on the seventh day following the date on which notice of such meeting is first given to stockholders. The chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the advance notice procedure contained in our By-Laws.

In order for a stockholder’s proposed nominee to be included in the Company’s proxy statement pursuant to the proxy access provisions of our By-Laws, such proposal must be received by the Company’s Secretary no earlier than 150 days and no later than 120 days prior to the anniversary of the mailing date of the Company’s proxy statement in the prior year. The proxy access provisions of our By-Laws permit an eligible stockholder (or a group of no more than 20 eligible stockholders) owning 3% or more of the Company’s common stock continuously for at least three years to nominate director candidates representing up to 25% of the Board, and, upon the eligible stockholder’s satisfaction of certain conditions as outlined in our By-Laws, require us to include such nominees in our proxy statement and proxy card for the annual meeting of stockholders. These proxy access provisions were adopted by the Board In December 2015. In its consideration of proxy access, the Board engaged with a number of our significant stockholders and reviewed the published positions of other significant stockholders. Following these outreach efforts, the Board amended our By-Laws in order to provide meaningful proxy access rights to stockholders who are representative of the long-term interests of our Company.

Each nomination discussed above must be submitted in writing to Michael K. Hyun, Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, New Jersey 07102. Nominations must be made in compliance with the procedures and requirements set forth in our By-Laws and accompanied by the written consent of any such person to serve if nominated and elected and by biographical material and the applicable requirements of the SEC to permit evaluation of the individual recommended.

Nominees

The present terms of all eleven directors, Willie A. Deese, Albert R. Gamper, Jr., William V. Hickey, Ralph Izzo, Shirley Ann Jackson, David Lilley, Thomas A. Renyi, Hak Cheol Shin, Richard J. Swift, Susan Tomasky and Alfred W. Zollar, expire at the 2016 Annual Meeting. Each director has been re-nominated. Each will be presented for election to serve until the 2017 Annual Meeting, or until his or her respective successor is elected and qualified. All nominees were elected to their present terms by our stockholders, except Mr. Deese, who joined our Board in February 2016.

We show below for each nominee:

●	The period of service as a director;

●	Age as of the date of the Annual Meeting;

●	Present committee memberships;

●	Business experience during at least the last five years; and

●	Other directorships during the past five years.

We also discuss the specific experience, qualifications, attributes and skills that led to the conclusion that he or she should serve as one of our directors. Each nominee’s beneficial ownership of Common Stock is shown under Security Ownership of Directors, Management and Certain Beneficial Owners. Compensation for service as a director is shown in the Director Compensation Table and accompanying narrative.

As discussed above, the Corporate Governance Committee and the Board recommend and nominate for election those individuals they deem qualified and capable of serving as directors pursuant to the criteria they have set. Each of the nominees this year meets these standards.

PSEG 2016 Proxy Statement    19

Nominees and Election

Board Composition

The Board is comprised of individuals with a diverse mix of knowledge, expertise and backgrounds. We have business leaders from industries including banking, science and technology, energy, consumer products and manufacturing as well as those who have excelled in academia and public service. As a group, they complement one another with a desirable mix of competencies and skills necessary to oversee our businesses. Our Board members have dealt widely with the types of issues facing us, including achieving optimal operational and financial performance, managing for growth, meeting regulatory, environmental and safety requirements, overseeing risk management and corporate governance, maintaining an engaged and diverse workforce and adapting to rapidly evolving business conditions.

Committee Membership

Current committee assignments are presented in the following table. From time to time, Committee assignments and chairs are changed to best utilize the talents of our directors. The most recent changes occurred in April 2015 and in February 2016 when Mr. Deese received his assignments. Ongoing committee assignments for all directors are expected to be made at the organizational meeting following the 2016 Annual Meeting of Stockholders.

	Audit	Corporate Governance	Executive	Finance	Fossil Generation Operations Oversight	Nuclear Generation Operations Oversight	Organization & Compensation

Willie A. Deese		✓					✓
Albert R. Gamper, Jr.	✓		✓	✓			✓
William V. Hickey				Chair	✓	✓	✓
Ralph Izzo			Chair
Shirley Ann Jackson		Chair	✓		✓	✓	✓
David Lilley	Chair			✓			✓
Thomas A. Renyi Lead Director	✓		✓	✓
Hak Cheol Shin	✓			✓	Chair	Chair
Richard J. Swift		✓	✓		✓	✓	Chair
Susan Tomasky	✓	✓
Alfred W. Zollar		✓			✓	✓

During 2015, Albert R. Gamper, Jr., Ralph Izzo, Shirley Ann Jackson and Richard J. Swift also served on the Board of Directors of PSE&G. Mr. Izzo also serves on the Boards of Directors of Power, Energy Holdings and Services.

Director Retirement

The Board seeks to maintain an orderly transition for retirement and proper succession planning. Under the Board’s retirement policy, set forth in our Principles, directors who have never been employees of the PSEG group of companies may not serve as directors beyond the Annual Meeting of Stockholders held in the calendar year following their seventy-fifth birthday.

In extending the retirement age from the previous limit of seventy-two (with the ability to extend to age seventy-five for good cause), the Corporate Governance Committee and the Board evaluated the benefits of long-serving directors, including industry expertise, institutional knowledge, historical perspective, stability and continuity and comfort with challenging Company management. The Corporate Governance Committee and the Board also considered the potential impact on Board tenure and refreshment. They determined that given the current high level of diversity in tenure and qualifications, as well as the size of the Board, raising the age limit would not substantially affect the ability to refresh the Board through the addition of new members. Further, they concluded that it would have minimal impact on average Board tenure and the length of service of currently serving individuals.

20    PSEG 2016 Proxy Statement

Nominees and Election

Directors who are former PSEG CEOs may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies, unless otherwise determined by the Board, and may not serve beyond their seventy-fifth birthday. Directors who are former employees, other than CEOs, may not serve as directors beyond the Annual Meeting of Stockholders following termination of active employment with the PSEG group of companies.

Stock Ownership

Our Principles require that directors own shares of our Common Stock (including any restricted stock, whether or not vested, any stock units under the Directors’ Equity Plan and any phantom stock under the Directors’ Deferred Compensation Plan) equal to four times the annual cash retainer (currently $85,000) within five years after election to the Board. All incumbent directors currently meet this requirement except for Mr. Deese, who joined the Board in 2016. Additional details can be found in the table under Security Ownership of Directors, Management and Certain Beneficial Owners below.

PSEG 2016 Proxy Statement    21

Biographical Information

BIOGRAPHICAL INFORMATION, SKILLS AND QUALIFICATIONS

Shown below is the relevant business and biographical information, as well as skills and qualifications, for each of the individuals nominated for election to the Board.

The Corporate Governance Committee and the Board periodically review the skills and qualifications that they determine are necessary for the proper oversight of the Company by the directors in furtherance of their fiduciary duties. The Committee and the Board remain focused on ensuring that the individual and collective abilities of the directors continue to meet the governance needs of the Company. They are committed to nominating individuals who satisfy the applicable criteria for outstanding service to our Company and who together comprise the appropriate Board membership composition in light of evolving business demands. The Board evaluates the effectiveness of each director in contributing to the Board’s work and the potential of each new nominee.

22    PSEG 2016 Proxy Statement

Biographical Information

EXPERIENCE

Executive Vice President of Merck & Co. Inc., Kenilworth, New Jersey, which develops, manufactures, and distributes pharmaceuticals, since January 2008; President of Merck Manufacturing Division from 2005 until 2008; Senior Vice President of Global Procurement at Merck from 2004 to 2005. Former Senior Vice President of Global Procurement and Logistics at GlaxoSmithKiline, a pharmaceutical company.

Director of CDK Global, Inc. and DENTSPLY International Inc.

SKILLS AND QUALIFICATIONS

Management
Finance
Regulatory
Governance
Manufacturing
Technology

Mr. Deese has significant regulatory, manufacturing and procurement experience from his service as Executive Vice President of Merck & Co., Senior Vice President of Merck Manufacturing Division and Senior Vice President of Global Procurement and Logistics at GlaxoSmithKline.

The Board views Mr. Deese’s background as a leader in a highly regulated industry to be of significant value in light of the many regulatory requirements our Company faces. His experience with manufacturing and technology is valuable to the oversight of our operations.

WILLIE A. DEESE
Age: 60
Director since: 2016
Committees:
Corporate Governance
Organization & Compensation

EXPERIENCE

Lead Director from April 2011 to April 2015.

Director of PSE&G.

Chairman of the Board of CIT Group, Inc., Livingston, New Jersey, a commercial insurance company, from July 2004 until December 2004; Chairman of the Board and Chief Executive Officer of CIT Group, Inc. from September 2003 to July 2004; Chairman of the Board, President and Chief Executive Officer from June 2002 to September 2003; President and Chief Executive Officer from February 2002 to June 2002; Chairman of the Board, President and Chief Executive Officer from January 2000 to June 2001; President and Chief Executive Officer from December 1989 to December 1999. President and Chief Executive Officer of Tyco Capital Corporation from June 2001 to February 2002.

Trustee to the Fidelity Group of Funds.

SKILLS AND QUALIFICATIONS

Management
Finance
Governance
Risk Management

Mr. Gamper acquired extensive management experience in financial services as Chairman of the Board, President and Chief Executive Officer of CIT Group, Inc. Moreover, in that role he had ultimate responsibility for financial matters and the overall operations of that company.

The Board values Mr. Gamper’s background considering our capital structure, liquidity needs and need to assess and oversee credit and other risks. He brings perspective and leadership to management and governance oversight.

ALBERT R. GAMPER, JR.
Age: 74
Director since: 2000
Committees:
Audit
Executive
Finance
Organization & Compensation

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

PSEG 2016 Proxy Statement    23

Biographical Information

EXPERIENCE

Chairman of the Board of Sealed Air Corporation, Elmwood Park, New Jersey, which manufactures food and specialty protective packaging materials and systems, from March 2013 until May 2013; Chairman of the Board and Chief Executive Officer from September 2012 to February 2013, President and Chief Executive officer from March 2000 to August 2012; President and Chief Operating Officer from December 1996 to February 2000.

Former Director of Sensient Technologies Corporation.

SKILLS AND QUALIFICATIONS

Manufacturing

Consumer Products

Finance

Governance

Management

Technology

Mr. Hickey has a strong industrial and commercial manufacturing background from his service as President and Chief Executive Officer at Sealed Air Corporation. He is also a Certified Public Accountant and, as CEO of Sealed Air Corporation, he had ultimate responsibility for financial matters and overall business performance.

Mr. Hickey’s executive managerial experience with product

innovation, development, production and marketing contributes to the Board’s ability to oversee our Company and focus on operational excellence.

WILLIAM V. HICKEY
Age: 71
Director since: 2001
Committees:
Finance (Chair)
Fossil
Nuclear
Organization & Compensation

EXPERIENCE

Chairman of the Board, President and Chief Executive Officer of PSEG since April 2007.

Chair of the Executive Committee.

Director of PSE&G, Power, Energy Holdings and Services.

President and Chief Operating Officer of PSEG from October 2006 to April 2007; President and Chief Operating Officer of PSE&G from October 2003 to October 2006.

Director of the Williams Companies, Inc.

SKILLS AND QUALIFICATIONS

Management/Strategic Planning

Finance

Governance

Industry/Operations

Risk Management

Construction/Engineering

Science

Government

During Dr. Izzo’s tenure as our Chairman of the Board, President and CEO, he has developed broad experience in general management, strategic planning, finance and risk management, as well as a thorough understanding of our business operations and the challenges and opportunities of our industry.

Dr. Izzo’s background as a research physicist is of much benefit to a company that deals with many technical and scientific matters. His prior service as an energy and policy analyst at the federal and state levels is a significant asset as we position ourselves as a leader in the energy industry and public policy arena.

RALPH IZZO
Age: 58
Director since: 2006
Committees:
Executive (Chair)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

24    PSEG 2016 Proxy Statement

Biographical Information

EXPERIENCE

Director of PSE&G.

President of Rensselaer Polytechnic Institute, Troy, New York, since July 1999.

Former director of PSEG from 1987 to 1995.

Chair, U.S. Nuclear Regulatory Commission (NRC) from July 1995 to July 1999.

Director of FedEx Corporation, IBM Corporation and Medtronic, Inc.

Former director of NYSE Euronext and Marathon Oil Corporation.

SKILLS AND QUALIFICATIONS

Management

Government

Science

Technology

Finance

Governance

Industry/Operations

Dr. Jackson is a recipient of the National Medal of Science, the highest honor for scientific achievement bestowed by the President of the United States. As a distinguished scientist, Dr. Jackson brings an array of executive, governmental, scientific and academic experience from her years as Chair of the NRC and President of Rensselaer Polytechnic Institute. Her responsibilities as the head of a major university include financial matters.

We are a heavily regulated business which is very much affected by public policy and scientific developments. Thus, Dr. Jackson’s experience and continued involvement in energy policy, scientific research and development, technology and innovation, security and financial services industry oversight is highly valued by the Board. Her background as a nuclear physicist and former NRC Chair is important as we have extensive nuclear operations.

SHIRLEY ANN JACKSON
Age: 69
Director since: 2001
Committees:
Corporate Governance (Chair)
Executive
Fossil
Nuclear
Organization & Compensation

EXPERIENCE

Chairman of the Board, President and Chief Executive Officer of Cytec Industries, Inc., Woodland Park, New Jersey, a global specialty chemicals and materials company from January 1999 until December 2008; President and Chief Executive Officer from May 1998 to January 1999; President and Chief Operating Officer from January 1997 to May 1998.

Director of Rockwell Collins, Inc. and Tesoro Corporation.

Former director of Arch Chemicals, Inc.

SKILLS AND QUALIFICATIONS

Product Development

Manufacturing

Sales

Finance

Management

Governance

Mr. Lilley has experience in product development, manufacturing and sales, gained from his years as Chairman of the Board, President and Chief Executive Officer at Cytec Industries. In this role he also had ultimate responsibility for financial matters and overall business performance.

Mr. Lilley’s leadership is very important to us in light of the Board’s oversight of our operations and adherence to safety and environmental requirements.

DAVID LILLEY
Age: 69
Director since: 2009
Committees:
Audit (Chair)
Finance
Organization & Compensation

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

PSEG 2016 Proxy Statement    25

Biographical Information

EXPERIENCE

Executive Chairman of The Bank of New York Mellon Corporation, New York, New York, a provider of banking and other financial services to corporations and individuals, from July 2007 until his retirement in August 2008.

Chairman of the Board and Chief Executive Officer of The Bank of New York Company, Inc. and The Bank of New York from February 1998 to July 2007.

Director of Hartford Financial Services Group, Inc. and Royal Bank of Canada.

SKILLS AND QUALIFICATIONS

Finance

Governance

Management

Customer Satisfaction

Risk Management

Mr. Renyi had a long career with The Bank of New York Mellon and its predecessor, The Bank of New York, where he served as Chairman of the Board and Chief Executive Officer. In that capacity, he had substantial responsibility for the successful implementation of two major mergers. As a result, he brings to us a deep knowledge of finance, as well as significant experience in oversight of the operations of a major enterprise and meeting customer expectations.

The Board views Mr. Renyi’s background as highly valuable in the oversight of risk management and our continued focus on financial strength, disciplined investment and operational excellence.

THOMAS A. RENYI
Age: 70
Director since: 2003
Lead Director since: April 2015
Committees:
Audit
Executive
Finance

EXPERIENCE

Executive Vice President – International Operations, of 3M Company, St. Paul, Minnesota, a diversified technology company, with product lines in consumer and office, healthcare electronics, industrial, graphics, transportation, safety and telecommunications markets, since May 2011.

Executive Vice President-Industrial and Transportation Business of 3M Company from January 2006 to May 2011; Executive Vice President-Industrial Business from June 2005 to January 2006; Division Vice President-Industrial Adhesives and Tapes Division from July 2003 to June 2005; Division Vice President-Electronics Markets Materials Division from October 2002 to June 2003; Division Vice President-Superabrasives and Microfinishing Systems Division from March 2001 to October 2002.

SKILLS AND QUALIFICATIONS

Technology
Manufacturing

Consumer Products
Customer Satisfaction

Governance
Management

Finance

Mr. Shin brings diversified experience in the areas of technology, manufacturing, consumer products and customer satisfaction acquired through various senior positions at 3M Company, a company noted for innovation and operational excellence.

Mr. Shin’s skills are important as we seek operational excellence and invest in renewable energy technology, while satisfying customer expectations and maintaining reliability.

HAK CHEOL (H.C.) SHIN
Age: 58
Director since: 2008
Committees:
Audit
Finance
Fossil (Chair)
Nuclear (Chair)

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

26    PSEG 2016 Proxy Statement

Biographical Information

EXPERIENCE

Lead Director from February 2010 until April 2011.

Presiding Director from June 2007 until February 2010.

Director of PSE&G.

Former Chairman of the Financial Accounting Standards Advisory Council from January 2002 to December 2006.

Chairman of the Board, President and Chief Executive Officer of Foster Wheeler, Ltd., Clinton, New Jersey, which provides design, engineering, construction, manufacturing, management, plant operations and environmental services, from April 1994 until his retirement in October 2001.

Director of CVS Caremark Corporation, Hubbell Incorporated, Ingersoll-Rand Limited and Kaman Corporation.

EXPERIENCE

President-AEP Transmission of American Electric Power Corporation, Columbus, Ohio, an electric utility holding company with generation, transmission and distribution businesses, from May 2008 to July 2011.

Executive Vice President – Shared Services of American Electric Power Corporation from September 2006 to May 2008; Executive Vice President and Chief Financial Officer from September 2001 to September 2006; Executive Vice President and General Counsel and Corporate Secretary from July 1998 to September 2001.

Former General Counsel, U.S. Federal Energy Regulatory Commission (FERC), from March 1993 to June 1997.

Lead Director of Tesoro Corporation and director Summit Midstream Partners, LP.

SKILLS AND QUALIFICATIONS

Management
Construction/ Engineering
Industry/Operations
Finance
Governance
Manufacturing
Risk Management

Mr. Swift is a licensed professional engineer who brings a strong managerial background in engineering, construction and generating plant operations as CEO at Foster Wheeler, Ltd. Mr. Swift also served as Chairman of the Financial Accounting Standards Advisory Council and brings us finance and risk management experience.

The Board believes that we benefit significantly from Mr. Swift’s experience as we are heavily engaged in similar endeavors in our generation and utility businesses. While CEO at Foster Wheeler, he had ultimate responsibility for financial matters.

RICHARD J. SWIFT
Age: 71
Director since: 1994
Committees:
Corporate Governance
Executive
Fossil
Nuclear
Organization & Compensation (Chair)

SKILLS AND QUALIFICATIONS

Industry/Operations
Management
Finance
Legal
Governance
Government
Risk Management

Ms. Tomasky has broad electric industry executive experience having served in key leadership positions involving transmission operations, services, finance, law and governance at one of the largest utility holding companies in the United States. Her service at the FERC is highly valuable to us as several of our businesses are subject to that agency’s regulation.

The Board views Ms. Tomasky’s background as providing a valuable resource and perspective on utility management, finance, law, risk management and governmental regulation.

SUSAN TOMASKY
Age: 63
Director since: 2012
Committees:
Audit
Corporate Governance

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

PSEG 2016 Proxy Statement    27

Biographical Information

EXPERIENCE

Executive Partner, Siris Capital Group, LLC, a private equity firm, since February 2014; General Manager –Tivoli Software division of International Business Machines Corporation (IBM), Armonk, New York, a worldwide information technology and consulting company, from July 2004 to January 2011; General Manager – eServer iSeries from January 2003 to July 2004; President and Chief Executive Officer – Lotus Software division from January 2000 to 2003; Division General Manager – Network Computer Software division from 1996 to 2000.

Former Director of Chubb Corporation.

SKILLS AND QUALIFICATIONS

Management
Governance
Technology
Product Development
Customer Satisfaction
Finance

Mr. Zollar brings a wealth of knowledge from his executive leadership, product development and information technology experience. He has served in various leadership roles, including senior management positions, in every IBM software group division.

The Board believes that Mr. Zollar’s executive and managerial experience in business development and technology greatly contributes to our oversight of operational excellence, customer satisfaction and cybersecurity.

ALFRED W. ZOLLAR
Age: 61
Director since: 2012
Committees:
Corporate Governance
Fossil
Nuclear

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES

28    PSEG 2016 Proxy Statement

Security Ownership

SECURITY OWNERSHIP OF DIRECTORS, MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of February 19, 2016, beneficial ownership of our Common Stock by the directors, nominees and currently serving executive officers named in the 2015 Summary Compensation Table. None of these amounts exceeds 1% of our Common Stock outstanding. The table also sets forth, as of such date, beneficial ownership in shares by any person or group known to us to be the beneficial owner of more than five percent of our Common Stock. According to the Schedule 13G filed by the owner with the SEC, these securities were acquired and are held in the ordinary course of business and not for the purpose of changing or influencing the control of the Company.

Name	Owned Shares (#)(1)	Restricted Stock (#)(2)	Stock Units/ Restricted Stock Units (#)(3)	Phantom Shares (#)(4)	Deferred Equity Shares (#)(5)	Stock Options (#)(6)	Amount of Beneficial Ownership of Common Stock (#)	Percent of Class (%)

Directors:
Willie A. Deese (7)	-	-	-	-	-	-	-	<1
Albert R. Gamper, Jr.	9,377	9,600	31,816	26,501	-	-	77,294	<1
William V. Hickey	6,332	9,600	31,816	20,882	-	-	68,630	<1
Shirley Ann Jackson	5,604	9,600	31,816	-	-	-	47,020	<1
David Lilley	-	-	25,436	23,875	-	-	49,311	<1
Thomas A. Renyi	-	8,800	31,816	46,542	-	-	87,158	<1
Hak Cheol Shin	-	-	28,571	-	-	-	28,571	<1
Richard J. Swift	304	14,400	31,816	51,518	-	-	98,038	<1
Susan Tomasky	-	-	13,539	-	-	-	13,539	<1
Alfred W. Zollar	-	-	13,355	-	-	-	13,355	<1

NEOs:
Daniel J. Cregg	16,712	-	13,066	-	13,778	-	43,556	<1
Caroline Dorsa	108,406	-	25,195	-	-	-	133,601	<1
Ralph Izzo	500,332	-	184,793	-	544,921	1,154,100	2,384,146	<1
Ralph A. LaRossa	82,780	-	37,279	-	71,723	33,000	224,782	<1
William Levis	74,182	-	76,188	-	-	45,500	195,870	<1
Tamara L. Linde	19,870	-	21,131	-	-	-	41,001	<1

All Directors, NEOs and Executive Officers of the Company as a Group (18 Persons):
	874,438	52,000	621,031	169,318	630,422	1,232,600	3,579,809	<1

Certain Beneficial Owners:
Vanguard Group, Inc. (8)							32,220,396	6.36

(1)	Includes all shares, if any, held directly, in brokerage accounts, under the Thrift and Tax-Deferred Savings Plan (401(k) Plan), Enterprise Direct, ESPP, shares owned jointly by or with a spouse and shares held in a trust or a custodial account. Beneficial ownership is disclaimed as to 360 shares by an executive officer.

(2)	Includes restricted stock granted to directors under the former Stock Plan for Outside Directors.

(3)	Includes vested and unvested restricted stock units granted to executive officers under the LTIP and stock units granted to directors under the Equity Compensation Plan for Outside Directors (Directors Equity Plan), with no voting rights.

(4)	Includes phantom shares accrued under the Directors’ Deferred Compensation Plan for those individuals who have elected to have the earnings on their deferred payments calculated based upon the performance of our Common Stock, with no voting rights.

(5)	Includes shares deferred under the Equity Deferral Plan, with no voting rights.

(6)	Stock options granted under the LTIP, all of which are exercisable currently. Unexercised stock options have no voting rights.

(7)	Mr. Deese joined the Board in February 2016.

(8)	As reported on Schedule 13G/A filed on February 10, 2016. Address: 100 Vanguard Blvd., Malvern, PA 19355.

PSEG 2016 Proxy Statement    29

Director Compensation

Section 16(a) Beneficial Ownership Reporting Compliance

During 2015, three of our directors and executive officers were late in filing a Form 3, 4 or 5 in accordance with the requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended (Exchange Act), with regard to transactions involving our Common Stock. Ralph Izzo, our CEO and a director, was one day late in filing a Form 4 to report the cashless exercise of 20,000 options and corresponding disposition of 18,394 shares, due to an administrative oversight. David Lilley and Thomas A. Renyi, each a director, were each three days late in filing a Form 4 to report the acquisition of 858 and 941 phantom shares, respectively, in connection with the quarterly retainer paid to directors under the Directors’ Deferred Compensation Plan, due to a late receipt of data.

DIRECTOR COMPENSATION TABLE

The table below reports 2015 compensation paid to directors (except Mr. Izzo, as explained below). Mr. Deese joined the Board in February 2016.

	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)

Albert R. Gamper, Jr.	123,750	120,006				150	243,906
William V. Hickey	120,000	120,006				-	240,006
Shirley Ann Jackson	126,875	120,006				5,000	251,881
David Lilley	127,500	120,006				150	247,656
Thomas A. Renyi	136,250	120,006				150	256,406
Hak Cheol Shin	122,500	120,006				-	242,506
Richard J. Swift	140,625	120,006				150	260,781
Susan Tomasky	100,000	120,006				150	220,156
Alfred W. Zollar	80,625	120,006				-	200,631

(1)	Includes all meeting fees, chair/committee retainer fees and the annual retainer as described below. Includes the following amounts deferred pursuant to the Directors’ Deferred Compensation Plan, described below:

Gamper ($)	Hickey ($)	Jackson ($)	Lilley ($)	Renyi ($)	Shin ($)	Swift ($)	Tomasky ($)	Zollar ($)

-	120,000	126,875	127,500	136,250	122,500	-	-	-

(2)	For each, the grant date fair value of the award on May 1, 2015, equated to 2,860 stock units, rounded up to the nearest whole share, based on the then current market price of the Common Stock of $41.96. In addition, each individual’s account is credited with additional stock units on the quarterly dividend dates at the then current dividend rate.

The following table shows outstanding stock units granted under the Directors’ Equity Plan and restricted stock granted under the prior Stock Plan for Outside Directors, as of December 31, 2015:

	Gamper (#)	Hickey (#)	Jackson (#)	Lilley (#)	Renyi (#)	Shin (#)	Swift (#)	Tomasky (#)	Zollar (#)

Stock Units	31,816	31,816	31,816	25,436	31,816	28,571	31,816	13,539	13,355
Restricted Stock	9,600	9,600	9,600	-	8,800	-	14,400	-	-

(3)	Consists of charitable contributions made by us on behalf of each individual and under our educational matching gift program.

Director Compensation

Director Fees

A director who is an employee of a PSEG Company receives no additional compensation for services as a director. Mr. Izzo receives no compensation as a director. His compensation as an employee is shown in this Proxy Statement in the executive compensation tables and CD&A. Periodically, CAP assesses the competitiveness of director compensation for the Corporate Governance Committee.

30    PSEG 2016 Proxy Statement

Director Compensation

Directors are compensated in accordance with the schedule below. All amounts are paid in cash, except the equity grant, which is paid in Common Stock units equal to the amount shown. All payments to the Chairs and Committee members, as indicated, are per assignment and incremental to the annual retainer and equity grant.

Fee Schedule ($)

Annual Retainer	85,000
Annual Equity Grant	120,000
Lead Director	30,000
Audit Committee Chair	30,000
O&CC Chair	30,000
Other Committee Chair	12,500
Audit Committee Member	12,500
Other Committee Member	7,500

Directors’ Equity Plan

The Directors’ Equity Plan is a deferred compensation plan and, under its terms, each outside director is granted an award of “stock units” each May 1st (in an amount determined from time-to-time by the Board) which is recorded in a bookkeeping account in his/her name and accrues credits equivalent to the dividends on shares of our Common Stock. If a director fails to remain a member of the Board (other than on account of disability or death) until the earlier of the succeeding April 30th or the next Annual Meeting of Stockholders, the award for that year will be prorated to reflect actual service. Distributions under the Directors’ Equity Plan are made in shares of our Common Stock after the director terminates service on the Board in accordance with distribution elections made by him/her, which may be either in a lump-sum payment or, with respect to grants made prior to 2012, in annual payments over a period of up to ten years.

Under the Directors’ Equity Plan, with respect to grants made beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals either upon termination of service or after a specified number of years thereafter. A director may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years. Distribution elections must be made prior to the date that services giving rise to the awards are performed.

Shares granted under the prior Stock Plan for Outside Directors are subject to forfeiture if a director leaves service prior to age 72, except after a change-in-control or if waived by non-participating directors.

Directors’ Deferred Compensation Plan

Under the Directors’ Deferred Compensation Plan, directors may elect to defer any portion of their cash retainer by making appropriate elections in the calendar year prior to the year in which the services giving rise to such compensation being deferred is rendered. At the same time he/she elects to defer such compensation, the participant must make an election as to the timing and the form of distribution from his/her Directors’ Deferred Compensation Plan account. Distributions are made in cash or, at the election of the participant in the case of amounts credited with earnings by reference to the performance of our Common Stock, in shares of Common Stock.

For amounts deferred prior to 2012, distributions may commence (a) on the thirtieth day after the date he/she terminates service as a director or, in the alternative, (b) on January 15th of any calendar year following termination of service elected by him/her, but in any event no later than the later of (i) January of the year following the year of his/her 71st birthday or (ii) January following termination of service. Participants may elect to receive the distribution of their Directors’ Deferred Compensation account in the form of one lump-sum payment, or annual distributions over a period selected by the participant, up to 10 years.

With respect to compensation deferred beginning in 2012, directors may elect to commence distribution of a particular year’s deferrals, either (a) within 30 days of termination of service, or (b) a specified number of years following termination of service. They may elect to receive distribution of such deferrals in the form of a lump-sum payment, or annual installments over a period of three to fifteen years.

Participants may make changes of distribution elections on a prospective basis. Participants may also make changes of distribution elections with respect to prior deferred compensation as long as any such new distribution election is made at least one year prior to the date that the commencement of the distribution would otherwise have occurred and the revised commencement date is at least five years later than the date that the commencement of the distribution would otherwise have occurred.

PSEG 2016 Proxy Statement    31

Director Compensation

Investments

Participants may choose to have amounts deferred under the Directors’ Deferred Compensation Plan credited with earnings based on (i) the performance of one or more of pre-mixed lifestyle investment portfolio funds, (ii) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, or (iii) by reference to the performance of our Common Stock, in such percentages designated by the participant. These are the same investment options offered under our 401(k) plan to employees (except the Schwab Personal Choice Retirement Account). A participant who fails to provide a designation will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change fund selection daily, except for the Common Stock Fund, for which selection may be made only prior to deferral.

The one-year rates of return as of December 31, 2015 for the offered funds as computed by the recordkeeper for the Directors’ Deferred Compensation Plan were as follows:

Rates of Return
Pre-Mixed Portfolios		Target Retirement Funds
Conservative Portfolio	0.97%	Target Retirement Income	-0.20%
Moderate Portfolio	0.44%	Target Retirement 2010	-0.24%
Aggressive Portfolio	-0.32%	Target Retirement 2015	-0.50%
Funds		Target Retirement 2020	-0.65%
Stable Value	2.04%	Target Retirement 2025	-0.78%
Diversified Bond	0.60%	Target Retirement 2030	-0.98%
Fidelity Intermediate Bond	0.69%	Target Retirement 2035	-1.18%
Large Company Stock Index	1.33%	Target Retirement 2040	-1.54%
Mid-Cap Index	-1.36%	Target Retirement 2045	-1.54%
Institutional Developed Markets Index	-0.28%	Target Retirement 2050	-1.60%
Small – Cap Index	-3.68%	Target Retirement 2055	-1.71%
Prime Money Market	0.11%	Target Retirement 2060	-1.66%
Enterprise Common Stock	-3.20%
Other
Prime Plus 1/2%	3.05%

32    PSEG 2016 Proxy Statement

Executive Compensation

SAY-ON-PAY

As required by Section 14A of the Exchange Act, we are providing you with an opportunity to cast an advisory vote on our executive compensation programs as described in this Proxy Statement. This is commonly referred to as “say-on-pay.” We plan to do this each year, in accordance with the applicable rules of the SEC.

This vote is advisory and, thus, it is non-binding on us and the Board. However, management, the O&CC and the Board intend to carefully review the voting results and take them into consideration when making future decisions regarding our executive compensation. In accordance with applicable SEC requirements, we will disclose to you in our future proxy statements how our compensation policies and decisions have taken into account the results of the most recent stockholder advisory vote on our executive compensation.

94% of stockholders voted in favor of say-on-pay proposal

At our 2015 annual meeting, stockholders showed significant support for our executive compensation program, with approximately 94% voting in favor of our say-on-pay proposal.

We strongly encourage investor feedback and will continue to review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices.

We were gratified by this say-on-pay result and believe this demonstrated strong support for our executive compensation policies and practices and our approach to aligning pay and performance. In furtherance of our pay for performance philosophy, we continuously review and make changes to our executive compensation program in recognition of investor concerns, evolving trends and best practices. We annually review and adjust, as necessary, the compensation of our executives in light of their performance, their role in our management, our business results and our financial condition. Based on this review, we made individual determinations about the compensation of our CEO and the other NEOs, as discussed below. We did not make any significant changes to our program for 2015.

We have disclosed in this Proxy Statement an overview of the philosophy and elements of our executive compensation program, as well as the details of the individual compensation paid or awarded to each of our NEOs and our process for making those determinations. We have provided below the Report of our O&CC, the CD&A and the compensation tables. In our CD&A, we have explained the reasons supporting our executive pay decisions as reported in the various tables and accompanying narrative included in this Proxy Statement.

We believe our executive compensation is reasonable and appropriate, reflecting market conditions. We are asking you to indicate your support of our executive compensation program as described in this Proxy Statement. This vote is not intended to address any specific item of compensation or any specific individual. Rather, it is an indication of your agreement with the overall philosophy, policies, practices and compensation of our executive officers as described in this Proxy Statement. Accordingly, as recommended by the Board, we ask for you to vote in favor of the following resolution:

Resolved, that the stockholders hereby approve, on an advisory basis, the compensation of the NEOs, as disclosed in the Company’s Proxy Statement for the 2016 Annual Meeting of Stockholders pursuant to the applicable rules of the SEC, including the CD&A, compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RESOLUTION IN THIS PROPOSAL.

PSEG 2016 Proxy Statement    33

CD&A Executive Summary

CD&A EXECUTIVE SUMMARY

Executive Compensation Philosophy - Pay Mix and Peer Group

Our executive compensation program is designed to closely link pay and performance and align the interests of our executives with stockholders. We have structured our program to tie executive compensation to the successful execution of our strategic plans, meeting our financial and operational goals and delivery of strong returns while balancing the concerns of our multiple stakeholders, which include our stockholders, the customers we serve, our employees and the communities in which we operate. Our pay for performance structure translates into higher compensation in years of strong performance and stockholder returns and lower compensation when performance is not as strong. We provide a peer-competitive compensation package to attract and retain exceptional executive talent needed for long-term success, with incentives for our executives to achieve outstanding individual performance and business results. Our senior management team, led by our NEOs, continues to provide strategic and tactical leadership as we focus on operational excellence, financial strength and disciplined investment.

The O&CC annually reviews and evaluates the philosophy, objectives, design and effectiveness of our compensation program, including the performance of the NEOs. The O&CC maintains the flexibility to make decisions about the program and actual compensation levels and awards based on achievement of our business objectives and relevant circumstances affecting our Company. In addition to the established performance measures, these may include economic, market and competitive conditions, regulatory and legal requirements, internal pay equity considerations and peer group or/market best practices. The O&CC and the entire Board seek to assure alignment of pay with performance in order to create value without encouraging excessive risk taking. Our directors are committed to acting in the best interest of stockholders as responsible stewards overseeing our executive compensation program.

Our compensation consists primarily of the following components:

●	Base Salary is reviewed annually and determined based on position responsibilities, individual experience, performance, internal equity and the competitive market for the position.

●	Annual Cash Incentive under our SMICP for 2015 is generally capped at 150% of target with the potential for 200% for exceptional individual performance. Actual payment is determined by the achievement of key financial and operating goals (at the individual, business unit and corporate level) using multiple performance measures, with a strong emphasis on EPS for the corporate factor. The O&CC exercises overall judgment.

●	Equity-Based Incentive Awards under our LTIP consist of PSUs (60%), and RSUs (40%). Payout of PSUs, if any, is dependent on achievement of long-range financial targets measured by ROIC as compared to both our three-year plan and relative to peers and the market performance of our Common Stock with reference to TSR relative to our peers. LTIP PSU payouts may be as low as zero and are capped at 200% of target. The value of RSUs, which cliff vest after three years, is dependent on the market price of our Common Stock.

●	Retirement and Post-Employment Benefits are comparable to those of companies with whom we compete for executive talent.

We benchmark executive compensation, including that of the NEOs, to a peer group of companies in our industry. To most effectively evaluate executive compensation, we believe that an analysis of the “pay mix”, or Total Direct Compensation (base salary plus target annual incentive and target long-term incentive) is a better measure for evaluating executive compensation as opposed to focusing on each of the elements individually. We target Total Direct Compensation at the median of the industry peer group within a range that recognizes differences in roles, performance, job scope, tenure and volatility of market data from year to year:

●	We consider a range of +/-20% in relation to a comparable position to be within the competitive benchmark median;

●	In determining the mix of the elements of Total Direct Compensation, we exercise judgment, using the competitive analysis as a general guideline;

●	The overwhelming amount of our CEO’s and NEOs’ compensation is performance-based and tied to stockholders’ interests rather than to base salary; and

●	For 2015, the target percentage of incentive compensation, both annual and long-term, constituted 85% of targeted Total Direct Compensation for our CEO and 69% for our other NEOs as a group.

Our commitment to employee accountability and the importance of integrity and ethical behavior on the part of all employees are reflected in our company values and embedded throughout our compensation philosophy and programs.

34    PSEG 2016 Proxy Statement

CD&A Executive Summary

Executive Compensation Practices

The table below highlights for 2015 our executive compensation practices which remain consistent with our compensation philosophy. The left column outlines the practices we believe are conducive to encouraging sound performance by our senior executives and the right column describes those practices that we have chosen not to implement because we do not believe they further our stockholders’ long-term interests.

	WHAT WE DO		WHAT WE DON’T DO
✓

Pay for Performance. We closely align pay and performance. The O&CC validates this alignment annually and ensures performance-based compensation comprises a significant portion of executive compensation.

		×	Limited Perk Policy. We do not provide perquisites except in cases where there is a compelling business reason nor do we provide gross-ups except in limited cases for relocation.

✓

Meaningful Stretch Performance Goals. We establish clear and measureable goals and targets in the beginning of the performance period and hold our executives accountable for achieving specified levels to earn a payout under our incentive plans.

×

No Guaranteed Annual Salary Increases, No Target Adjustments and Limited Guaranteed Bonuses. For senior executives, annual salary increases are based on evaluations of individual performance and the competitive market. We do not adjust annual or long-term incentive plan targets, nor do we re-price or buy out options. In addition, we do not provide guarantees on bonus payouts, only on an as-needed basis for recruitment purposes.

✓	Competitive Pay. We position target pay competitively around market median and require strong performance to deliver pay above these levels.	×	No Above Market Pay. We do not pay above-market compensation outside of our benchmarked competitive range.

✓

Double Trigger in the Event Of a Change-in-Control. We have double trigger vesting on equity and severance for change-in-control; executives will not receive cash severance nor will equity vest in the event of a change-in-control unless accompanied by qualifying termination of employment.

		×	No Excise Tax Gross Ups. We do not provide gross-ups for excise taxes upon a change-in-control.

✓	Maximum Payout Caps for Incentive Plans. Annual cash incentives and PSUs are capped.	×	Incent Short-Term Results to the Detriment of Long-Term Goals and Results. NEOs pay mix is heavily weighted towards long-term incentives.

✓	Clawback Practice. Broad policy that allows for recoupment of all incentive compensation for any financial restatement or incentive pay recalculation due to misconduct.	×	No Excessive Risks. We do not have plans that encourage excessive risk taking.

✓	Uniform Retirement Formulas. Our qualified plan retirement formulas are the same for the executives as for all other non-union employees.	×	No Additional Service Credit. We no longer offer any additional retirement service credit to executives and have not in several years.

✓

Robust Stock Ownership and Retention Requirements. We require executives to hold meaningful amounts of stock and also require them to hold 100% of net shares until ownership requirement is met and then 25% of proceeds from equity awards until retirement.

		×	No Hedging or Pledging. We do not allow hedging or pledging of our stock by executives.

✓	Compensation Consultant. The O&CC engages an independent compensation consultant.	×	Compensation Consultant Independence. The consultant works directly for the Board, does no other work for us and has no conflicts of interest.

✓	Stockholder Engagement. We solicit feedback from investors on our compensation program.	×	No Unearned Dividend Paid. We do not pay dividend equivalents on unearned performance share units.

2015 PSEG Performance Highlights

Our long-range strategy, with its emphasis on business fundamentals, is designed to achieve growth while managing the risks associated with fluctuating commodity prices and changes in customer demand. Earnings for 2015 were improved compared to the prior year. This was primarily due to higher revenues due to increased investments in transmission projects at PSE&G, lower generation costs at Power due to lower fuel costs, primarily reflecting lower natural gas and coal prices, higher mark-to-market gains and insurance recoveries of Superstorm Sandy costs, primarily at Power. These factors were partially offset by lower capacity revenues at Power resulting from lower average auction prices coupled with lower ancillary and operating reserve revenues in the PJM region, lower realized gains and higher other–than–temporary impairments related to the Nuclear Decommissioning Trust Fund, and higher pension and post–employment benefits costs net of amounts capitalized. On February 16, 2016, the Board declared a quarterly Common Stock dividend for the first quarter of 2016 of $0.41 per share, an increase of $0.02 per outstanding share of the Company’s Common Stock, or 5.1%. The increase in the quarterly dividend brings the indicative annual dividend rate to $1.64 per share, and represents the fifth consecutive annual increase in the dividend rate. The most recent increase in the annual dividend rate is supported by our business mix, continued positive cash flow from our generation business and our strong balance sheet. Financial highlights are included in the Executive Summary to this Proxy Statement on page 3 above. You can find a more comprehensive discussion of our 2015 business and financial performance in our Form 10-K.

PSEG 2016 Proxy Statement    35

CD&A Executive Summary

✓	2015 Accomplishments

●	Operational Excellence

	●	Generating fleet flexibility allowed us to take advantage of market opportunities while managing costs.

	●	Received recognition for customer satisfaction and reliability.

	●	Managed expenses with continued cost control measures.

●	Financial Strength

	●	Maintained solid investment grade credit ratings and increased our dividend.

	●	Funded construction projects with internally generated cash and external debt financing.

	●	Maintained strong cash position and substantial liquidity.

●	Disciplined Investment

	●	Utilized rigorous investment criteria in deploying capital to invest in energy infrastructure in response to low market prices for energy, environmental requirements and public policy.

Pay for Performance

We focus on operational excellence, financial strength and disciplined investment to achieve growth while managing risk. Our strategy has been to emphasize utility investment, mitigate merchant generation risk and operate in a cost-efficient manner. We have aligned our compensation structure with the performance results we expect our executives to attain in carrying out this strategy. We show below a chart comparing the relative contributions to earnings of PSE&G and Power over the past five years, together with the percentage increase of capital expenditures (CapEx) at PSE&G compared to total investment in our Company. Also shown is the comparison of Compound Annual Growth Rate (CAGR) at PSE&G and Power over the five-year period. We believe that this graph demonstrates the value to stockholders of our business strategy and the success we have achieved under our NEOs’ leadership of the Company. This impact on our earnings is reflected in the realized pay of our NEOs, since our executive compensation program links incentive payouts to earnings measures over multiple time frames.

The 2015 compensation paid to our NEOs reflects strong pay for performance alignment:

●	SMICP payouts reflect actual 2015 performance results, heavily weighted towards earnings; and

●	LTIP PSU payouts reflect actual prior three – year performance period results for ROIC and relative TSR.

We show below the actual payouts compared to target:

	2015	2014	2013

CEO SMICP Payout	139%	124%	142%
Average other NEO SMICP Payout	138%	129%	138%
PSU Payout	140%	121%	75%

36    PSEG 2016 Proxy Statement

CD&A Executive Summary

The analytical judgment and operational and managerial abilities that we expect of our senior executives are critical factors in positioning us for the future. Their performance in improving our operating efficiencies, actively influencing legislative and regulatory policies and adjusting our business mix by shifting investment to best take advantage of emerging opportunities for growth, particularly in connection with utility rate-regulated returns, have led to the accomplishments noted above. While these activities are not easily measured over the short-term by reference solely to current EPS and stock price in comparison to the levels in the recent past, the ability of our management team to address these challenges successfully are vital skills on which we place significant value in setting total compensation for our NEOs. We believe that our performance-based compensation programs have and will continue to deliver the appropriate compensation based on our results relative to both our business plan and our peers, helping us manage through an evolving business environment. As a result of the continued focus on operational excellence, financial strength and disciplined investment, the O&CC believes that our management team has effectively responded to challenging conditions.

Say-On-Pay, Stockholder Engagement and Transparent Disclosure

We provide our stockholders with an annual opportunity to cast an advisory “say-on-pay” vote. We believe that this voting opportunity can provide valuable insights into our stockholders’ views on our compensation programs. At the 2015 Annual Meeting, our stockholders voted approximately 94% in favor of our say-on-pay proposal, demonstrating their concurrence that our programs reflect our strong pay for performance philosophy.

We have a long-standing practice of engaging in constructive dialogue with our stockholders on various matters of interest to them. We do this by meeting periodically with our major stockholders and groups of investors as well as by regular written communications. These interactions help us to understand our investors’ needs and concerns and provide us with valuable insights. In recent years, we have enhanced our efforts with regard to matters of executive compensation and corporate governance to keep pace with evolving investor priorities and expectations. The O&CC, with input from the independent compensation consultant, considered the 2015 say-on-pay vote result, investor input and current market practices as it evaluated whether any further changes to our executive compensation program were warranted.

We strive to be clear and transparent in the information we provide to investors in our Proxy Statement, Form 10-K and other reports filed with the SEC and in our investor communications. We believe our executive compensation disclosure addresses the issues considered most important to, and provides the useful information desired by, our stockholders, as evidenced by the feedback we receive at our meetings throughout the year. We always welcome stockholders’ comments and suggestions and will continue to consider the outcome of the say-on-pay vote when making future compensation decisions regarding our NEOs.

Key O&CC Actions

The O&CC monitors trends and developments in the market, with the assistance of CAP, as they relate to executive compensation. The O&CC uses this information as an input as it makes decisions on executive compensation throughout the year. In 2015, the O&CC considered recommendations from CAP and management with regard to compensation design and effectiveness and reviewed competitive practices within our peer group. Based on the reviews and analyses undertaken by the O&CC, we made several changes to our programs for 2015 as noted below. The O&CC considered the strong stockholder reinforcement of our compensation philosophy and program in determining to continue with our consistent results-oriented pay for performance approach. For 2015, the O&CC took the following actions related to executive compensation:

●	Analyzed pay for performance by comparing our one – and three – year financial results with the compensation of our CEO and NEOs and found them to be appropriately aligned;

●	Reviewed our total share usage and “burn rate” for the LTIP relative to the peer panel and found these levels relatively low compared to peers;

●	Approved payouts under the SMICP and LTIP based on its assessment of CEO, NEOs and Company performance relative to pre-established goals for 2015 measured substantially on EPS, ROIC and relative TSR;

●	Modified the maximum leverage in our SMICP to 200% of target (effective for the 2016 performance year for payout in 2017);

●	Approved incentive compensation awards having goals with a significant degree of difficulty;

●	Approved salary increases for NEOs, to reflect performance and achieve desired positioning vs. the market;

●	Adopted at year-end 2015 a more robust and more broadly applicable clawback practice that enhances accountability and reinforces the importance of integrity and ethical behavior; and

●	Determined that our compensation programs do not create a potential incentive for individuals to take excessive risks.

PSEG 2016 Proxy Statement    37

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS (CD&A)

Executive compensation is governed under the direction and authority of the O&CC. The O&CC is made up of directors who are independent under NYSE rules and our requirements for independent directors. The O&CC receives advice from its independent compensation consultant, CAP, which provides only compensation consulting services to the Board and not to management.

Our CD&A describes our executive compensation program, including 2015 total compensation for our named executive officers (NEOs), who are listed below. The CD&A explains our:

●	Compensation Philosophy;

●	Elements of Executive Compensation; and

●	Executive Compensation Governance Features and Controls.

✓	2015 NEOs

●	Ralph Izzo, Chairman of the Board, President and Chief Executive Officer (CEO)

●	Daniel J. Cregg, Executive Vice President (EVP) and Chief Financial Officer (CFO)(1)

●	Caroline Dorsa, Retired EVP and CFO(2)

●	Ralph A. LaRossa, President and Chief Operating Officer (COO) of our subsidiary, PSE&G

●	William Levis, President and COO of our subsidiary, Power

●	Tamara L. Linde, EVP and General Counsel

(1)	Elected to position effective October 8, 2015.

(2)	Retired October 8, 2015 and included pursuant to SEC requirements.

We have designed this CD&A to be forthcoming and transparent in demonstrating that our executive compensation program is based on well-established principles thoughtfully carried out under the oversight of the O&CC for the long-term benefit of our stockholders. We describe in detail:

●	The mix of salary, cash incentive compensation and equity incentive compensation;

●	The criteria used for target pay positioning;

●	The reasons for selecting particular companies as peers for benchmarking compensation;

●	The manner in which equity awards are determined;

●	The weighting of performance measures used to calculate compensation;

●	The rationale for severance and change-in-control arrangements; and

●	The governance features and controls we use.

In the CD&A Executive Summary above, we specifically address those areas which we believe are of utmost interest to our stockholders. A complete reading of the CD&A provides a more thorough description of our compensation program and explanation of our recent activities. In the Executive Summary we provide:

●	Executive compensation philosophy and practices;

●	Material elements of our executive compensation program, including key actions and program changes;

●	Results of our 2015 say-on-pay vote and shareholders engagement; and

●	Pay for performance alignment.

38    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

Compensation Philosophy

Pay for Performance

We believe it is important to link pay with performance and long-term stockholder value. We utilize compensation to further align the interests of our executives with those of our stockholders as well as other stakeholders. However, we believe that it is crucial to our stockholders’ long-term interests that we not measure performance too narrowly on merely a single year’s results. Our compensation programs are designed to reward for performance over varying time horizons with our incentives linked to successful implementation of our corporate strategic objectives. Our SMICP focuses on financial and operating performance over a one-year period while our LTIP is focused on multi-year performance. Similarly, the goals of individual NEOs, including our CEO, place a high value on strategic initiatives, long-range planning and operational excellence which drive value and ensure we meet our responsibilities as a public utility. While the impact of this approach may not necessarily be seen in any single year, over time the actual value of compensation, especially equity grants, reflect our Company’s performance and the O&CC reviews this alignment each year.

Our ability to effectively compete and reliably serve our customers, while adjusting to evolving industry and market factors is to a great degree dependent on our ability to appropriately attract, retain and reward exceptional talent, including our senior executives. When we establish performance targets, we consider internal and external factors and set stretch goals to reflect an appropriate degree of difficulty. Our incentive compensation payouts are determined based on financial measures that align CEO and NEO compensation with stockholder interests, as EPS, TSR and ROIC are used in calculating the amounts. Although these are important components for evaluating pay for performance, we do not believe it is particularly meaningful to merely compare EPS or Common Stock price at year-end with CEO and NEO reported compensation. For example, a meaningful pay for performance analysis entails more than a simple comparison of year-end quantitative measures such as TSR to compensation as reported. Among other things, the reported compensation, in particular the equity compensation shown in the tables in the Proxy Statement is based on an accounting valuation. These could differ significantly from what is ultimately earned by the executives depending on actual results of the performance measures and the value of equity awards at the time they are earned, if at all. Each year, the O&CC, with the assistance of CAP, considers the pay for performance relationship not just from a target pay perspective, but also considering the actual realizable pay, which reflects our stock price performance, as noted above in the discussion of pay for performance in the CD&A Executive Summary.

If you would like additional information about our 2015 performance, including our financial statements and a more complete description of our business, please see our Form 10-K.

Peer Comparison and Benchmarking

As part of our pay for performance review during 2015, the O&CC considered relative financial performance data comparing us to those companies in our peer group for whom data was available, as discussed further below. With the assistance of CAP, we analyzed key performance metrics and compensation for 2014, the most recent year for which data was available. Included in the metrics were operating income margin, EPS growth, return on capital and relative TSR. The total cash compensation included base salary and SMICP and the total direct compensation included those two items plus the grant date fair value of LTIP awards, all of which are reported in our Summary Compensation Table. These performance metrics were broader than the measures we use in determining award payouts under the SMICP and LTIP. We believe they provide a more expansive view of our relative performance.

Viewing performance in this broad context, we believe the total compensation paid to senior executives and as structured for future payouts has achieved the desired results. In general, our delivered performance in 2015, relative to the degree of difficulty, was aligned with our pre-set goals and our business plan. We believe that our financial results reflect the current industry and Company circumstances as well as the continued focus of our CEO and NEOs on strategic responses and operational efficiencies to optimize earnings and returns while positioning us for continued success. In evaluating the compensation of the NEOs and in particular the CEO, we assessed the amount relative to the performance delivered and continue to conclude the two are aligned.

PSEG 2016 Proxy Statement    39

Compensation Discussion and Analysis

How We Choose Peers

Attracting and retaining top talent requires paying competitive compensation. We evaluate and set executive compensation to be competitive within an identified peer group which was developed to reflect similarly-sized energy companies with comparable businesses and, in particular, including those with a similar mix of regulated utility and merchant generation operations. We believe that these companies appropriately reflect the landscape of our industry and the market in which we compete for talent. We have included regulated utilities, independent power producers, and merchant generators and combined holding companies similar to us. We have attempted to include a broad enough group to provide diversity for balanced comparison while selecting only those we think are sufficiently similar to provide a meaningful benchmark.

We consider Base Salary, Total Cash Compensation (base salary plus target annual incentive) and Total Direct Compensation (base salary plus target annual incentive plus target long-term incentive) as the elements of compensation within the peer group for purposes of benchmarking and assessing the market from which we draw executive talent as well as with whom we compete for investor capital. Each year, we re-evaluate the peer group to assess its continuing appropriateness and we did not make any changes in 2015.

Company Name	2014 Revenue	2014 Net Income	Market Cap at 12/31/2014

	($Millions)	($Millions)	($Millions)

Ameren Corporation	5,838	586	11,193
American Electric Power Co., Inc.	17,020	1,634	29,707
Consolidated Edison, Inc.	12,919	1,092	19,334
Dominion Resources, Inc.	12,436	1,310	44,903
DTE Energy Company	12,301	905	15,287
Duke Energy Corporation	23,427	1,883	59,087
Edison International	13,413	1,612	21,334
Entergy Corporation	12,495	941	15,788
Eversource Energy (formerly Northeast Utilities)	7,742	820	16,955
Exelon Corporation	27,429	1,623	31,869
FirstEnergy Corp.	14,629	299	16,407
NextEra Energy, Inc.	17,021	2,465	46,394
NiSource Inc.	6,471	530	13,392
NRG Energy, Inc.	15,868	134	9,112
Pepco Holdings, Inc.	4,878	242	6,784
PG&E Corporation	17,090	1,436	25,294
PPL Corporation	11,499	1,737	24,162
Sempra Energy	11,035	1,161	27,419
Southern Company	18,467	1,963	44,190
Xcel Energy Inc.	11,686	1,021	18,164

	2014 Revenue	2014 Net Income	Market Cap at 12/31/2014

	($Millions)	($Millions)	($Millions)

PSEG	10,886	1,518	20,955
Peer Group 75th Percentile	17,020	1,626	30,247
Peer Group Median	12,707	1,127	20,334
Peer Group 25th Percentile	11,383	761	15,663

40    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

How We Use Peer Data

The 2015 peer group was used as a reference point for setting pay levels for 2015. The O&CC targets the median (50th percentile) of the peer group for positions comparable to those of our officers for Total Direct Compensation. The peer group is also used for comparison in assessing our performance under our LTIP as well as an overall validation of the alignment between pay and performance.

Pay Governance LLC assists in analyzing the annual Towers Watson Energy Services Executive Compensation Survey–U.S. assessment of the market using the peer companies. We use the peer group data to the extent each position is reported in the survey data. CAP also reviews the outcome of the competitive assessment. As shown in the table above, based on the most recently available fiscal year end data, as provided by CAP, our revenue is at the 25th percentile while net income and market capitalization are above the median.

Compensation Benchmark

The data used for the comparisons below are from the most recent data available for the companies in the peer group shown above. The O&CC considers a range of approximately +/-20% of the 50th percentile of comparable positions to be within the competitive median.

Base salary, target Total Cash Compensation and target Total Direct Compensation of each of the NEOs included in this Proxy Statement as a percentage of the comparative median benchmark levels of the peer group are noted below. Decisions on salary, annual incentive target and other pay elements, except the LTIP, are typically made at the O&CC meeting each December. The target LTIP award is determined by the O&CC in February. However, Mr. Cregg’s compensation for his current position was determined by the O&CC in October 2015 in connection with his election to his current position.

Below is each executive’s market positioning as of the time those decisions were made. Each NEO’s Total Direct Compensation, except Mr. Cregg’s, was within +/-20% of the median, which is consistent with our philosophy. Mr. Cregg’s total direct compensation reflects his LTIP award in connection with his position prior to promotion in October 2015 to his current position.

PSEG 2016 Proxy Statement    41

Compensation Discussion and Analysis

Pay Mix

The final element of our compensation philosophy is a consideration of the total pay mix. The O&CC believes that Total Direct Compensation is a better measure for evaluating executive compensation than focusing on each of the elements individually and they do not set a formula to determine the mix of the various elements. The mix of base salary and annual cash incentive for each of the executive positions is surveyed from the peer group. The reported pay structure from the competitive analysis is used as a general guideline in determining the appropriate mix of compensation among base salary, annual and long-term incentive compensation opportunity. However, we also consider that the majority of a senior executive’s compensation should be performance-based and the more senior an executive is in the organization, the more his/her pay should be oriented toward long-term compensation.

The mix of base salary, target annual cash incentive and long-term incentives for 2015 are presented below for the CEO as well as for the other NEOs excluding the CEO. We have also provided a comparison of the targeted pay mix to that of the peer group.

42    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

Elements of Executive Compensation

The main components of our executive compensation program, including those for our NEOs, are set forth in the following table. A more detailed description is provided in the respective sections below.

Compensation Element	Description	Objective

Base Salary	Ongoing fixed cash compensation	Provides compensation for the executive to perform his/her job functions Assists with recruitment and retention
Annual Cash Incentive

Variable cash compensation paid each year if warranted by performance, based on a percentage of base salary

Opportunity to earn between zero and 150% of target, measured by financial and operating performance of the business, with up to 200% for exceptional individual performance

Metrics and goals (typically earnings, operational and other) are established at the beginning of each year and the payout is made based on performance

Intended to reward for driving best-in-class operating and financial results over a one-year timeframe

Creates a direct connection between business success and financial reward

Provides strong line of sight by recognizing exceptional individual performance

Long-Term Incentive (See Table under LTIP)

Performance Share Units provide the opportunity to earn from zero to 200% of target at the end of the three - year performance period

Restricted Stock Units generally cliff vest at the end of three years

Rewards strong financial and stock price performance

Provides for strong alignment with stockholders

Assists with retention

Intended to reward for driving financial results over a multi-year time frame

Enhances stock ownership

Deferred Compensation Plans	Permits participants to defer receipt of all or a portion of cash and equity compensation	Provides participants with the opportunity to more effectively manage their taxes and for future financial security Assists with retention
Other Compensation	Health and welfare programs Limited perquisites	Remain competitive with peer companies Aids safety and efficiency Assists with recruitment and retention
Post- Employment Benefits/ Retirement Plans

Defined benefit pension plans

Defined contribution 401(k) plan with a partial Company matching contribution

Supplemental retirement benefits not provided by qualified plans

Severance and change-in-control benefits

Provides retirement income in recognition of length of service

Supports effective transition and assists with recruitment and retention in our industry

Assures the continuing performance of executives in the face of a possible termination of employment without cause

PSEG 2016 Proxy Statement    43

Compensation Discussion and Analysis

Performance and Goals

We have provided below detailed calculations of the payouts under our SMICP and LTIP, including a discussion of the pre-established goals for these incentive plans and the performance achieved by our NEOs in relation to those goals and upon which the payouts are based. We believe that we set challenging stretch goals assigned to incent our executives to achieve superior performance results.

We do not disclose forward looking goals for our incentive plans, as the disclosure could result in competitive harm and be detrimental to our operating performance. The goals are intended to be challenging and ambitious but also realistic enough to be reasonably attainable if our business objectives are achieved. Targets are set based on the proposed business plan and a rigorous process is undertaken at the start of each year to determine the range of performance for each measure. The corporate and business unit performance goals are set at levels we believe require strong performance for a target payout, and superior performance for a greater than target payout. On an annual basis, the O&CC and CAP, our outside independent consultant, review the degree of difficulty of the targets to ensure we are appropriately driving performance.

CEO Compensation

Mr. Izzo’s compensation is designed to position his total pay around the median of the market. Mr. Izzo has demonstrated strong performance over his tenure as CEO and the O&CC believes this arrangement is appropriate. The changes to the key terms of Mr. Izzo’s compensation in 2015 were as follows:

●	Base Salary: Mr. Izzo’s salary increased from $1.1 million to $1.25 million (14% increase), placing him at 101% of the market median.

●	Annual Cash Incentive: The CEO’s annual incentive target for 2015 was 120% of salary. Taken together with his salary, this positioned the CEO’s target cash compensation at approximately 102% of the market median.

●	Long-term Incentive: The CEO’s target grant of long-term incentives (in February 2015) was $5,725,000 (reported in the Summary Compensation Table below at grant date fair value), which, when combined with the CEO’s salary and target bonus, positioned his total direct compensation for 2015 at 103% of the market median. The long-term incentive opportunity target level was determined so as to put a greater emphasis on long-term compensation for the CEO which is at risk based on performance. Consistent with our pay for performance approach, we believe this appropriately focuses him on the long-term success of the organization and driving stockholder value.

The graphic above summarizes the target compensation Mr. Izzo received in 2014 and 2015. The table does not include actual SMICP payouts, change in pension values and nonqualified deferred compensation earnings and all other compensation, which are shown in the Summary Compensation Table. SMICP amounts in the graph above reflect the target values. Actual LTIP payouts are reported in the CD&A following the applicable performance period.

The CEO’s compensation level is reflected above in the competitive positioning detailed in Total Direct Compensation in the Comparative Median Benchmark graph above. After meeting in executive session, without the CEO present, the O&CC determined CEO compensation in consultation with all the independent directors.

44    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

Mr. Izzo’s salary, annual cash incentive and long-term incentive exceed that of the other NEOs due to his greater level of duties and responsibilities as the principal executive officer to whom the other NEOs report, and whom the Board holds fully accountable for the execution of corporate business plans.

Further detail regarding the CEO’s compensation is set forth below.

Base Salary

As the reference point for competitive base salaries, the O&CC considers the median of base salaries provided to executives in the peer group who have duties and responsibilities similar to those of our executive officers. The O&CC also considers the executive’s current salary and makes adjustments based principally on individual performance, including achievement of targets, and experience. Each NEO’s base salary level is reviewed annually by the O&CC using a budget it establishes for merit increases and salary survey data provided by Pay Governance and reviewed by CAP. For 2015, the O&CC set the merit increase budget at 3.0%.

The NEOs’ individual performance and, other than the CEO, his/her business unit’s performance are considered in setting salaries. Base salaries for satisfactory performance are targeted at the median of the relevant competitive benchmark data.

The O&CC considers base salaries and salary adjustments for individual NEOs, other than the CEO, based on:

●	Recommendations of the CEO: considering the respective NEO’s level of responsibilities, experience in position, sustained performance over time, results during the immediately preceding year and the pay in relation to the benchmark median.

●	Performance metrics: as reflected in the CEOs recommendations, including achievement of financial targets, safety and operational results, customer satisfaction, regulatory outcomes and other factors.

●	Additional factors: leadership ability, managerial skills and other personal aptitudes and attributes. Salaries for the NEOs for 2015 were approved at the December 2014 meeting of the O&CC, except for Mr. Cregg’s salary, which was set in October 2015 in connection with his promotion to his current position. These amounts are shown in the table below. Salary decisions were based on each NEO’s performance and appropriate alignment with the peer group.

NEO	Base Salary 2015 ($)

Ralph Izzo	1,250,000
Daniel J. Cregg(1)	520,000
Caroline Dorsa(2)	675,000
Ralph A. LaRossa	665,000
William Levis	650,000
Tamara L. Linde	500,000

(1)	Salary effective October 8, 2015 upon election to position.

(2)	Retired October 8, 2015.

Annual Cash Incentive

The SMICP was approved by stockholders in 2002. It is an annual cash incentive compensation program for our most senior officers, including the NEOs. To support the performance-based objectives of our compensation program, corporate and business unit goals and measures are established each year based on factors deemed necessary to achieve our financial and non-financial business objectives. The corporate-level goals and those for the CEO are developed by the O&CC with input from the entire Board. The goals and measures are established by the CEO for the NEOs reporting to him, and for each other participant by the individual to whom he or she reports.

The SMICP sets a maximum award fund in any year of 2.5% of net income. The formula for calculating the maximum award fund for any plan year was determined at the time of plan adoption by reference to, among other things, similar award funds used by other companies and a review of executive compensation practices designed to address compliance with the requirements of IRC Section 162(m), which, as explained below, limits the federal income tax deduction for compensation in excess of certain amounts. If appropriate, the Board will recommend for stockholder approval any material changes to the SMICP required to align the plan with our compensation objectives.

PSEG 2016 Proxy Statement    45

Compensation Discussion and Analysis

The CEO’s maximum award cannot exceed 10% of the award fund. The maximum award for each other participant cannot exceed 90% of the award fund divided by the number of participants, other than the CEO, for that year. For 2015 performance under the SMICP, these limits were $41,975,000 for the total award pool, $4,197,500 for the CEO’s maximum award and $37,777,500 for each other participant’s maximum award. Of the total award pool, $6,954,000 was awarded for 2015.

Subject to the overall maximums stated above, NEOs are eligible for annual incentive compensation. The beginning point in the process is a calculation based on a combination of the achievement of individual performance goals and business/employer performance goals, as well as overall corporate performance, as measured by the Corporate Factor. The Corporate Factor for 2015 was EPS from Continuing Operations, for which we established target performance levels. In determining actual results, we adjusted this factor for compensation purposes to exclude from results our Superstorm Sandy insurance recoveries. We believe sustained EPS is a significant driver of stockholder value and provides line of sight over a one year period between individual actions of executives and company performance.

We established business unit earnings targets for 2015 for PSE&G and Power. For compensation purposes, we made adjustments to the PSE&G and Power business unit factor targets and results. For Power, we excluded from Income from Continuing Operations gains or losses associated with our nuclear decommissioning trust and mark to market accounting for the target and results. For PSE&G and Power, we excluded Superstorm Sandy insurance recoveries for the targets and results. We adjusted both PSE&G’s and Power’s results for variances between actual interest expense and the business plan.

Impact of Company Performance on Incentive Compensation

For 2015, we maintained the same overall annual incentive targets and structure as we have had for the last several years as we believe it supports our objectives of rewarding strong financial performance driven by operational excellence. We believe that through outstanding operations we can deliver the greatest long-term financial returns to our stockholders.

Each NEO’s incentive compensation is evaluated based on his or her achievement of specific performance goals relating to the Company’s and the applicable business unit’s earnings, a business unit scorecard and strategic goals. Messrs. Levis’ and LaRossa’s performance goals include a business unit (BU) earnings goal to more align their incentive compensation with their functional responsibilities. Mr. Izzo’s incentive compensation is evaluated based on corporate earnings and corporate strategic goals. The incentive compensation for each of Messrs. Cregg, Levis and LaRossa and Ms. Linde was based in part on the achievement of BU scorecard metrics and goals based on financial, operational and strategic performance of their respective business units.

All participants had corporate strategic metrics and goals: for Mr. Izzo, operational excellence, financial strength and disciplined investment; with multiple scorecard metrics and goals; for Mr. Izzo, Mses. Dorsa and Linde and Messrs. Cregg, Levis, and LaRossa, “people strong” (talent retention, employee and supplier diversity and inclusion). Each NEO’s performance under each applicable factor – corporate EPS, BU earnings, BU scorecard and strategic goals – could range from zero to 1.5 based on the achievement of pre – determined goals. The payout factor and related targets for 2015 are illustrated below. If the actual EPS is between the points shown below, the Corporate Payout Factor is determined using linear interpolation. Each factor is multiplied by the respective individual’s weighting shown below. An illustration of the plan mechanics is provided below, which when added together results in an individual’s payout as a percent of target incentive. Each NEO’s total payout is generally capped at 150% of target, increased to 200% for exceptional individual performance.

Weighting x Corporate EPS (0-150%)	+	Weighting x BU Earnings (0-150%)	+	Weighting x BU Scorecard (0-150%)	+	Weighting x Strategic Goals (0-150%)

46    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

The corporate performance and respective business unit performance (Power and PSE&G) goal targets and payout factors at each target performance level for 2015 are set forth below:

Corporate EPS from Continuing Operations ($)	Power Adjusted Operating Earnings ($Millions)	PSE&G Adjusted Operating Earnings ($Millions)	Payout Factor (#)

<2.65	<620.00	<735.00	0.00
2.65	620.00	735.00	0.50
2.75	650.00	755.00	1.00
2.85	680.00	775.00	1.50

Except as noted above, no adjustments were made to the results or payout factors. The actual corporate and business unit results and corresponding payout factors for the performance levels achieved for 2015 are set forth below:

Factors	Actual Adjusted Results ($)	Indicative Payout Factor (#)	Adjusted Payout Factor (#)

Corporate EPS	3.10	1.50	-

	($Millions)

Power	651.80	1.03	-
PSE&G	785.40	1.50	-

Determination of Individual Payouts

Each element (corporate earnings, BU earnings, BU scorecard and strategic goals) is weighted based on an executive’s role, with the intention of balancing business unit and individual performance with corporate performance. The weighting for each of the NEOs for 2015 is detailed below, together with the actual achievement factor attained in 2015:

NEO	Weight and Payout Factor	Corporate EPS	BU Earnings	BU Scorecard	Corporate Strategic Goals	Overall Achievement Factor

Ralph Izzo	Weight	75%	-	-	25%	100%
	Achievement	1.50	-	-	1.05	1.39
Daniel J. Cregg (1)	Weight	75%	-	15%	10%	100%
	Achievement	1.50	-	1.00	1.05	1.38
	Weight	30%	30%	30%	10%	100%
	Achievement	1.50	1.50	1.00	1.05	1.31
Caroline Dorsa	Weight	75%	-	15%	10%	100%
	Achievement	1.50	-	1.00	1.05	1.38
Ralph A. LaRossa	Weight	60%	15%	15%	10%	100%
	Achievement	1.50	1.50	1.18	1.05	1.41
William Levis	Weight	60%	15%	15%	10%	100%
	Achievement	1.50	1.03	1.19	1.05	1.34
Tamara L. Linde	Weight	75%	-	15%	10%	100%
	Achievement	1.50	-	1.06	1.05	1.39

(1)	Prior to his election to his current position, effective October 8, 2015, Mr. Cregg participated in the Management Incentive Compensation Plan (MICP), an annual cash incentive plan for officers with similar performance metrics as the SMICP. We have provided information with respect to the SMICP followed by the MICP.

PSEG 2016 Proxy Statement    47

Compensation Discussion and Analysis

The final step in the process is for the O&CC to make an overall judgment as to the appropriate payout levels for each NEO taking into account the overall achievement factors along with other less quantifiable considerations, such as leadership and success in adapting to a changing external environment and the recommendations of the CEO.

The SMICP awards of the NEOs for 2015 are shown below and in the 2015 Summary Compensation Table. The O&CC made its determinations regarding SMICP awards for the 2015 performance year in February 2016, for payment in March 2016. It made no modifications to the indicative results of each NEO. Based upon the executive’s overall achievement factor, his/her current base salary and target annual incentive opportunity if applicable, each earned the following payout for 2015, as to which we also show the percent relative to salary:

NEO	Base Salary ($)	Target Annual Incentive Percentage (%)	Target Annual Incentive Dollars ($)	Overall Achievement Factor	Modification (if applicable)	Payout Earned(1) ($)	Percent of Salary (%)

Ralph Izzo	1,250,000	120	1,500,000	1.39	-	2,085,000	167
Daniel J. Cregg(2)	520,000	75	390,000	1.38	-	134,600
	286,600	45	128,970	1.31	-	126,800
Caroline Dorsa(3)	675,000	75	506,250	1.38	-	524,000
Ralph A. LaRossa	665,000	75	498,750	1.41	-	703,300	106
William Levis	650,000	75	487,500	1.34	-	653,300	101
Tamara L. Linde	500,000	65	325,000	1.39	-	451,800	90

(1)	Reflects rounding and, as applicable, proration.

(2)	Reflects SMICP and MICP. Respective salary amounts paid and payouts earned were prorated for time in position. Payouts earned represent 104% and 59% respectively, of prorated base salary.

(3)	Salary paid and amount of payout earned were prorated in light of Ms. Dorsa’s retirement in October 2015. Payout earned represents 104% of prorated base salary.

The O&CC believes that the 2015 goals established for the NEOs provided the appropriate degree of difficulty, based upon the overall economic environment and that the final award determinations are appropriate. To ensure that pay and performance are aligned, the O&CC, with the assistance of CAP, assesses whether the payouts that are earned by the NEOs are consistent with our performance relative to peers.

Long-Term Incentive

NEOs, other officers as determined by the Committee and other key employees, as selected by the CEO within guidelines established by the O&CC, are eligible to participate in the LTIP. This plan is designed to attract and retain qualified personnel for positions of substantial responsibility, motivate participants toward achievement of long-range corporate goals, provide incentive compensation opportunities that are competitive with those of companies with whom we compete for talent and align participants’ interests with those of stockholders.

The LTIP, as amended and restated, was approved by our stockholders at the 2013 Annual Meeting. The LTIP provides for different forms of equity awards: restricted stock, RSUs, PSUs and stock options to achieve various objectives. The maximum number of shares that may be awarded under grants to any one individual under the LTIP is 500,000 during any calendar year. In general, since 2010, we have been granting PSUs and RSUs; however, some recipients of prior year LTIP awards still hold stock options that have not expired. None of the NEOs have any outstanding restricted stock awards. The LTIP prohibits the repricing of stock options and the buy-out by us of underwater stock options for cash.

48    PSEG 2016 Proxy Statement

Compensation Discussion and Analysis

In recent years, our LTIP grants have consisted of the following:

	Description	Objective

Performance Share Units (PSUs)

Right to receive full value shares that are earned based upon independent metrics measured over a three-year period:

40% weighting on TSR relative to peers (rewarding management when we deliver value to stockholders in excess of our peers)

30% weighting on ROIC against our internal goals (rewarding management for effective deployment of capital)

30% weighting on ROIC relative to peers (rewarding management for managing our business and capital better than our peers)

Participants have the opportunity to earn from zero to 200% of their target award based on performance

Dividend equivalents are accrued as declared and distributed when underlying awards are earned and distributed

Rewards for strong financial and stock price performance over a longer time frame than annual rewards

Full value shares assist with retention

Aligns the interests of officers with long-term stockholder value

Restricted Stock Units (RSUs)	Right to receive shares of full value stock at vesting dates Generally, cliff vest at the end of three years Dividend equivalents are accrued as declared and distributed when underlying awards vest	Serves as retention device as recipient generally must remain an employee through vesting dates to earn payout Aligns the interests of officers with long-term stockholder value

Beginning with the 2014 grants, we revised the metrics we use to determine the amount, if any, of full value shares earned from PSUs granted. As noted in the table above, we added relative ROIC measured against our peers. Given that our ROIC has historically exceeded that of our peers, we set the payout scale to deliver at target only when performance is well above the peer median.

The CEO develops recommendations for LTIP awards for each NEO, with the exception of himself and submits these recommendations to the O&CC for approval. Factors that are considered in the determination of award amounts are:

●	The competitive market as defined by the peer group, which in general is targeted around median;

●	An individual’s role and responsibilities within the Company;

●	Contribution of the executive; and

●	How critical the role is to the organization and need to retain the individual.

In general, when making LTIP grants, the O&CC’s determinations are made independently from any consideration of the individual’s prior LTIP awards. With respect to the CEO, the O&CC develops a recommended award opportunity in consultation with CAP and submits the proposal to the Board. The value of an executive’s current holdings is not a consideration, though it is reviewed periodically by the O&CC. Grants are typically made each February.

RSUs cliff vest at the end of three years. However, for retirement eligible employees, RSUs vest one-twelfth for each month of service beginning in the year of the grant of the RSUs and are fully vested at the end of that year. PSUs are denominated in units of Common Stock and are subject to achievement of certain performance goals over a three-year period and are payable as determined by us in shares of our Common Stock or cash. PSUs vest at the end of the performance period. However, for retirement eligible employees, PSUs vest one-thirty sixth for each month of service beginning in the year of the grant of the PSUs and are fully vested at the end of the performance period. Unvested RSUs and PSUs are forfeited upon retirement or termination of service.

Impact of Company Performance on Prior Year’s Performance Awards

LTIP awards of PSUs made for the three-year performance period ended December 31, 2015 were reported in our Proxy Statements (other than for Mr. Cregg and Ms. Linde, who were not NEOs at such time) at fair value at the time of the grants. These PSU grants were subject to the achievement of goals related to TSR and ROIC over a three-year performance period ended December 31, 2015. Based on the performance results for that period, in 2016, Messrs. Izzo, LaRossa, and Levis and Ms. Dorsa will receive payment of shares of our Common Stock equal to 140% (see table below) of the grant target amounts.

PSEG 2016 Proxy Statement    49

Compensation Discussion and Analysis

Although Mr. Cregg and Ms. Linde were not NEOs at the time they received their LTIP awards in February 2013, we have included their payouts in 2016 for the performance period.

Each metric is independent and equally weighted (i.e., 50% each). TSR relative to the peer group was selected as it provides alignment with our stockholders and provides the incentive to deliver a return to stockholders greater than that of our peers. ROIC was used to ensure that we are effectively using our capital base. Based upon performance relative to the peer group on TSR and three-year average ROIC vs. our internal goals, executives can earn a stock award of between zero and 200% of their target. We believe that the ROIC goal represents a significant degree of difficulty. We determine ROIC by dividing net Income (adjusted for certain interest expense) by debt and equity (adjusted for securitized debt).

Recipients will receive 100% of their grant amount if:

●	For the three-year performance period TSR places us at rank 9 of the peer group; and

●	Our ROIC for the three-year performance period meets a pre-set target based on our business plan.

Payment, if any, is made early in the year following the end of the performance period, once results are reviewed and approved by the O&CC. Dividend equivalents are accrued over the performance period and paid in shares of Common Stock in relation to the number of shares earned based on results for the performance period. Upon retirement, death or disability, PSUs are prorated for each month of service during the performance period and paid following the end of the period based on actual performance.

For these grants, the performance schedule for relative TSR, which can earn an individual 50% of the PSU award, is based on the relative rank within the peer group. Shown below are the ranks and payout factors at threshold, target and maximum levels and our actual rank for this period:

TSR Performance vs. Peers (1)	Percent Payout Factor for TSR Component %

Rank 4	200.0

Rank 9	100.0

Rank 13	20.0

Rank 14	0.0
Actual Rank: 10	80.0

(1)	TSR performance is measured by comparing our numerical ranking among peer group companies in respect to the TSR performance component. For 2013, the peer group consisted of us and 16 companies.

For these grants, the performance schedule for relative ROIC, which can earn an individual 50% of the PSU award, is detailed below:

	3 Year Average ROIC%	Payout%(1)

Maximum (115% of Goal)	7.8	200.0
Target	6.8	100.0
Threshold (85% of Goal)	5.8	25.0
Actual	8.3	200.0

(1)	Payout percentage above and below target will be interpolated based on the three-year average.

Actual results of the three-year period ended December 31, 2015 were:

Actual Results	Payout%

TSR Ranking: 10th of 17 Companies	80.0
ROIC Actual 3-year Average: 8.3%	200.0

Overall PSU Payout Factor (rounded)	140.0

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Compensation Discussion and Analysis

Determination of Individual Payouts

Based on these results, participants earned a PSU payout of 140%. The dollar amount of each payout, made in shares of our Common Stock, is shown below, calculated using the average of the high and low price of our Common Stock on February 16, 2016, $41.85. These amounts are reported in the Option Exercises and Stock Vested during 2015 Table below.

NEO	PSUs Granted (#)	PSUs Earned (#) (1)	PSUs Payout ($) (1)

Ralph Izzo	105,550	166,512	6,968,527
Daniel J. Cregg(2)	2,700	4,259	178,239
Caroline Dorsa(3)	22,100	31,958	1,337,442
Ralph A. LaRossa	15,650	24,689	1,033,235
William Levis	20,300	32,025	1,340,246
William Levis(4)	30,700	48,431	2,026,837
Tamara L. Linde(2)	3,050	4,812	201,382

(1)	Reflects rounding and includes accrued dividend equivalents earned.
(2)	Grants made prior to Mr. Cregg and Ms. Linde becoming NEOs.
(3)	Reflects prorated payout due to retirement in October 2015.
(4)	Represents retention award.

2015 Grants

The structure of the long-term incentive is consistent with the prior grants as described above, in the form of 60% PSUs and 40% RSUs vesting at the end of three years. The mix between PSUs and RSUs was determined based on our desire to provide the majority of long-term incentives in a performance-based vehicle while providing for strong retention during a challenging period in the industry. The greater emphasis on PSUs places more of our NEOs’ potential compensation payouts at risk. Grants are typically made each February.

The amounts approved in February 2015 for the NEOs are for the three-year performance period ending December 31, 2017 and are shown in the 2015 Grants of Plan-Based Awards Table. These awards are also reported in the Summary Compensation Table at the grant date fair value. Payouts, if any, will be based on the same performance measures and goals discussed above with respect to payments made on prior years’ awards and will be disclosed when the applicable performance period is completed. A portion of Ms. Dorsa’s award was forfeited upon her retirement in October 2015.

As noted above, beginning with grants made in 2014, the O&CC incorporated relative ROIC as a new third metric into the PSU measurement performance with a 30% weighting. This was done to hold management accountable for delivering returns that are in line with our business plan, but also exceed that of peer companies. Absolute ROIC is also weighted at 30%. Recognizing that delivering value to stockholders is a priority, TSR compared to peers has the greatest weighting at 40%.

Deferred Compensation Plan

We offer a deferred compensation plan to our officers, including the NEOs, so they can more effectively manage their personal tax obligations. Participants may elect to defer all or any portion of their cash compensation and may choose from among several different investment options based upon the choices available in our 401(k) Plan, as well as a market-based rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate.

We also have a plan to permit deferral of equity compensation. Generally, the election to defer shares underlying an equity award must be made before the services giving rise to the equity award are performed. Deferred shares are held in a Rabbi Trust.

Additional details about these deferred compensation plans are provided in the descriptions following the Non-Qualified Deferred Compensation Table.

Perquisites

We provide certain perquisites that we believe are reasonably within compensation practices of our peers or provide benefit to us, such as providing an appropriate degree of personal security to executives with a high public profile and allowing the executive to be productive while commuting. These include automobile use (and for the CEO, a driver), stipend or car service, reimbursement of relocation expenses, annual physical examinations, limited personal and spousal travel, including use of aircraft (in accordance with the policy we have established and with CEO approval), home security, charitable contributions on behalf of the individual and limited personal entertainment. These perquisites are described in the 2015 Summary Compensation Table, as applicable.

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Compensation Discussion and Analysis

We do not provide a tax gross-up of personal benefit amounts deemed to be taxable income under federal or state income tax laws and regulations, except for certain relocation expenses, primarily in the case of newly-hired executives.

Retirement Benefits

We provide certain qualified retirement benefits under the Pension Plan of PSEG (Pension Plan) and the Cash Balance Pension Plan of PSEG (Cash Balance Plan) to maintain practices that are competitive with companies in the energy services industry with which we compete for executive talent. Participation depends upon the date of hire of the individual. Messrs. Izzo, Cregg and LaRossa and Ms. Linde participate in the Pension Plan as they each began employment before January 1, 1996. Ms. Dorsa and Mr. Levis participate in the Cash Balance Plan as they each were hired after that date.

In addition to the qualified plans, we provide certain limited nonqualified retirement benefits under the Retirement Income Reinstatement Plan (Reinstatement Plan) and the Supplemental Executive Retirement Income Plan (Supplemental Plan). We maintain these supplemental plans to provide competitive retirement benefits. Our supplemental executive retirement plans were adopted to assist in the recruitment and retention of key employees.

●	The Reinstatement Plan is an unfunded retirement plan that provides retirement benefits that would have been paid under our qualified retirement plans but for the limitations of the IRC which caps the amount of an employee’s compensation that may be considered for qualified plan purposes. All employees who are affected by the compensation limit are eligible to participate in this plan. SMICP amounts and deferred amounts are also included in computing benefits under this plan.

●	The Supplemental Plan is an unfunded retirement benefit plan that provides supplemental limited retirement and death benefits to participants nominated by the CEO and designated by our Employee Benefits Policy Committee. It also provides retirement benefits based upon additional credited years of service for prior allied professional or industrial experience to employees selected by the CEO. The plan is primarily used as a recruitment and retention tool. In 2011, the O&CC determined that we will no longer offer any additional years of credited service under the Supplemental Plan to individuals not previously provided with that benefit.

All of our NEOs participate in the Reinstatement Plan and all except Mr. Cregg and Ms. Linde participate in the additional limited provisions of the Supplemental Plan. As described in the Pension Benefits Table, as part of their promotion and hiring, Mr. Izzo is eligible to receive and Ms. Dorsa did receive additional years of credited service.

Additional information is provided in the Pension Benefits Table and the accompanying narrative, below. Amounts reported for 2015 reflect changes in the discount rate, as well as actuarial changes, which impacted the benefit calculations.

We also maintain a defined contribution 401(k) Plan and provide a partial employer matching contribution for 401(k) Plan participants.

Severance and Change-In-Control Benefits

We provide severance benefits in the event of certain employment terminations. These benefits are available to officers, including the NEOs, in order to be competitive with the companies in our industry and provide a level of financial security to the executive in periods of uncertainty in the event of a termination without cause. All of our NEOs participate in our Key Executive Severance Plan. Mr. Izzo is also eligible for certain other severance benefits, as described under Potential Payments Upon Termination of Employment or Change-In-Control, below.

We provide severance benefits upon a change-in-control to officers, including the NEOs. A change-in-control is by its nature disruptive to an organization and its executives. Executives are frequently key players in the success of organizational change. To assure the continuing performance of such executives and maintain stability and continuity in the face of a possible termination of employment in the event of a change-in-control, we provide a competitive severance package. In addition, some executives, who may be key parties to such transaction, may have their employment terminated following its completion. A severance plan with benefits applicable upon a change-in-control is an important element for attracting and retaining key executives in a marketplace where such protection is common.

Neither our Key Executive Severance Plan nor Mr. Izzo’s severance agreement provide for gross-up payments from us in the event that any NEO or other participant is subject to an excise tax related to receipt of a change-in-control payment. Both the Key Executive Severance Plan and Mr. Izzo’s severance agreement include a “double-trigger” provision on benefits, which are paid only in the event of termination of employment following a change-in-control. Performance share unit payments, if any, are prorated.

Severance and change-in-control benefits are described under Potential Payments Upon Termination of Employment or Change-in-Control below.

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Compensation Discussion and Analysis

Executive Compensation Governance Features and Controls

Independent Compensation Consultant

The O&CC has retained CAP to provide information, analyses and advice regarding executive and director compensation, as described in this Proxy Statement. CAP reports directly to the O&CC and the O&CC has established procedures that it considers adequate to ensure that CAP’s advice is objective and not influenced by management. These procedures include an agreement specifying what information can and cannot be shared with management. In addition, CAP regularly meets with the O&CC in executive session, without the presence of management. CAP provides only executive compensation consulting services.

At the O&CC’s direction, CAP provided the following services:

●	Evaluated the competitive positioning of our NEOs’ base salaries, annual incentive and long-term incentive compensation relative to our peers and compensation philosophy;

●	Advised the O&CC on CEO and other NEO salaries and target award levels within the annual and long-term incentive programs;

●	Reviewed our annual and long-term incentive programs to ensure they continue to be aligned with our compensation philosophy, business strategy, drive performance and consider market practices;

●	Briefed the O&CC on executive compensation trends among our peers and broader industry and compared them to our current practices;

●	Analyzed the results of the stockholder advisory say-on-pay vote;

●	Informed the O&CC on changes in the regulatory environment as they relate to executive compensation;

●	Reviewed the composition of our Peer Group;

●	Advised the O&CC on the performance measures and performance targets for the annual and long-term incentive programs and advised on the payout leverage (the extent of the pay opportunity and the degree of difficulty) for the plans;

●	Presented a CEO compensation proposal to the O&CC;

●	Reviewed our total share usage and “burn rate” for the LTIP;

●	Conducted an assessment to determine whether any elements of our employee compensation programs encourage the taking of excessive risk;

●	Advised on issues related to shareholder advisory groups;

●	Validated the pay for performance alignment of the compensation programs;

●	Evaluated our share ownership guidelines relative to our peers and broader industry;

●	Reviewed and commented on this CD&A.

In the course of conducting its activities, CAP attended four meetings of the O&CC in 2015 and presented its findings and recommendations for discussion.

Management also retains a compensation consultant, Pay Governance, to provide market compensation data for our officers, including the NEOs. This data is made available to CAP.

Compensation Risk Assessment

In 2015, CAP, in consultation with management reviewed our compensation programs to assess the potential of whether they encourage individuals to take excessive risks. The risk assessment included a full inventory of all incentive compensation plans in the organization, including their design, metrics, goals and operation and a review of business and operational risks. Our Vice President and Chief Risk Officer, as well as our internal compensation professionals under the supervision of our Senior Vice President–Human Resources, participated in this process. Management and CAP reviewed this assessment with the O&CC. In addition, final decisions regarding our executive compensation policies and programs, as well as specific approval of individual NEO compensation, are determined by the O&CC, all of whose members are independent of management and, as appropriate, the full Board, all of whose members, except our CEO, are independent of management. Based on this review, the O&CC determined that the programs do not create an incentive for individuals to take excessive risks which are reasonably likely to have an adverse effect on us.

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Compensation Discussion and Analysis

Compensation Risk Assessment Factors
●	There are strong governance processes and controls in place at the senior leadership levels under the oversight of the O&CC and, where appropriate, the full Board.
●	We provide a balanced total compensation package that includes fixed compensation (i.e., salary and benefits) and at-risk compensation (i.e., annual and long-term incentive).
●	There were no material changes to our incentive compensation plans for 2015.
●	Long-term incentives vest over a multi-year timeframe.
●	There are caps on the total amount of incentive compensation that can be earned.
●	Multiple dimensions of performance are used in the incentive structure, including:
● A balanced scorecard;
● EPS for corporate financial performance;
● Earnings for business unit performance; and
● Key strategic and operational metrics that specifically address identified risks.
●	We use PSUs, with payout determined by:
● ROIC compared to plan and peers; and
● TSR compared to peers.
●	Incentive plan formulas, performance measures/goals and corresponding payment scales are reviewed by CAP and approved each year by the O&CC.
●	Executives receive a significant portion of their compensation in the form of equity, which discourages them from making short-term decisions that may result in long-term harm to the organization.
●	Our stock ownership and retention policy further discourages a short-term focus and, under our insider trading policy, all transactions in our Common Stock by officers need pre-clearance by the General Counsel’s office.
●	We have clawback provisions, requiring forfeiture or repayment of incentive amounts, in certain circumstances, as described below.
●	Our corporate culture demands the highest level of ethical behavior and requires all employees to take ethics training annually.
●	We have strong policies in place to govern financial and enterprise risk, as discussed above in Risk Management Oversight.

Role of CEO

The CEO attends O&CC meetings, other than executive sessions. Other executive officers and internal compensation professionals may attend portions of O&CC meetings, as requested by the O&CC. The CEO recommends changes to the salaries of his direct reports (who include the NEOs). The CEO develops and the O&CC considers these recommendations in the context of the respective executives’ individual performance, competitiveness of salary vs. peer group and internal equity among executives. The CEO recommends incentive compensation targets (expressed as a percentage of base salary) for the SMICP and LTIP grants for his direct reports as well as the associated goals, objectives and performance evaluations. The CEO participates in the O&CC’s discussions of those recommendations.

The CEO reviews the design and effectiveness of compensation policies and programs and the analyses and recommendations of CAP in light of general industry practices and in comparison to the peer group trends. The CEO also reviews such compensation matters with our internal compensation professionals. Recommendations for changes are made to the O&CC as deemed appropriate by the CEO. The O&CC believes that the role played by the CEO in this process is appropriate because the CEO is uniquely suited to evaluate the performance of his direct reports.

Trading Pre-clearance

Under our Insider Trading Practice, all of our officers, including the NEOs, are required to obtain pre-clearance from the Office of the General Counsel prior to engaging in any transaction involving our Common Stock. In addition, our Insider Trading Practice does not permit any such transactions except during “open window” periods. These are limited times following the public release of earnings and disclosure of material information.

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Compensation Discussion and Analysis

Hedging and Pledging

We have a policy which prohibits officers, including NEOs, from hedging, short-selling or pledging our Common Stock.

Clawbacks

Effective in December 2015, we codified our current policies/practices into a single clawback practice with a three-year look-back, which:

●	Applies to all incentive compensation to all non-represented employees;

●	Applies in the event of a restatement of financial statements, or recalculation of incentive compensation, in each case resulting from the employee’s misconduct, and material violation of our Standards that results in termination of employment; and

●	Is administered by the O&CC as to officer compensation.

Actual grants may contain additional provisions, such as recoupment for violations of non-compete, non-solicitation or confidentiality agreements. We anticipate adjusting the terms of our clawback practice as may be needed to comply with the Dodd-Frank Act once final guidance is released from the SEC.

Employment Agreements

We have entered into written agreements with Messrs. Cregg and Levis and Mses. Dorsa and Linde and a severance agreement with Mr. Izzo. These are discussed following the Grants of Plan-Based Award Table below.

Stock Ownership and Retention Policy

In order to strengthen the alignment of the interests of management with those of stockholders, we have established a Stock Ownership and Retention Policy (Policy) applicable to selected officers, including the NEOs. Each officer must maintain ownership of a sufficient number to shares of our Common Stock having a market value equal to the applicable prescribed multiple of such officer’s annual base salary. The required amount must be acquired within five years.

Stock Ownership as Multiple of Base Salary
CEO	6x
Other NEOs	3x

	What Counts Toward the Requirement	What Does Not Count Toward the Requirement
● ● ● ●	PSEG shares owned personally or jointly, through a broker or in Enterprise Direct or the ESPP Shares held in trusts Restricted stock and RSUs (vested or unvested) Shares held in the PSEG 401(k) Plan	● ● ●	Unexercised stock options Unearned performance share units Hedged or pledged shares

Each officer must retain at least 100%, after tax and costs of issuance, of all shares acquired through equity grants made subsequent to the adoption of the Policy, including the vesting of restricted stock or RSU grants, payout of PSU awards and exercise of option grants, until his or her ownership requirement is met. Further, once an executive officer who is subject to Section 16(a) of the Exchange Act, including each NEO, attains his or her required level of stock ownership, he or she must retain 25%, after tax and costs of issuance, of vested shares received from equity awards granted thereafter, until retirement or his or her employment otherwise ends.

The Senior Vice President – Human Resources reports annually to the O&CC on the status of each officer’s compliance with the Policy. In the event an officer is not in compliance with any provision of the Policy, the O&CC may take such action as it deems appropriate, consistent with the provisions of our compensation plans and applicable law and regulations, to enable the officer to achieve compliance at the earliest practicable time or otherwise enforce the Policy. Such action may include establishing conditions with respect to requiring all or part of any SMICP or LTIP award to be held in shares. The O&CC may vary the application of the provisions of the Policy for good cause or exceptional circumstances.

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Compensation Discussion and Analysis

The Policy was not a factor considered by the O&CC in making the 2015 grants under the LTIP.

Messrs. Izzo, LaRossa and Levis and Ms. Linde each have met their respective requirement. Mr. Cregg has not yet met the requirement as he was recently promoted to his position. Ms. Dorsa had met the requirement at the time she retired.

Accounting and Tax Implications

The O&CC has considered the effect of Financial Accounting Standards Board Accounting Standards Codification Topic 718 (see Note 17 to Consolidated Financial Statements included in our Form 10-K) regarding the expensing of equity awards in determining the nature of the grants under the LTIP. The O&CC, with the assistance of CAP, reviews the competitiveness of the NEOs’ LTIP grants, as measured against the peer group, using grant date fair values and approves grants to the NEOs accordingly as reported above in Long-Term Incentive.

The O&CC considers the tax-deductibility of our compensation payments. IRC Section 162(m) generally denies a deduction for United States Federal income tax purposes for compensation in excess of $1 million for persons named in the proxy statement, except for qualifying performance-based compensation pursuant to stockholder-approved plans. Stockholder approval of the SMICP was received at the 2002 Annual Meeting of Stockholders. As a result, we believe that payment of qualifying performance-based compensation in accordance with the terms of this plan would not be subject to the Section 162(m) limitation on deductions. Payments under the LTIP, if any are earned, on PSUs granted during the five-year period following stockholder approval of the LTIP at the 2013 Annual Meeting are not expected to be subject to the limitation and should qualify for tax-deductibility under Section 162(m).

Although stockholder approval of the LTIP had been received at the 2004 Annual Meeting of Stockholders, applicable IRC provisions require that stockholders give such approval at least every five years for performance-based compensation plans that permit the O&CC to change the performance criteria used from year to year. Since we did not subsequently seek such further approval for the LTIP until the 2013 Annual Meeting, the payments of PSUs made to the NEOs (except the CFO, to whom the deduction limitation is not applicable) with respect to such LTIP grants awarded prior to the stockholder approval in 2013 for the three-year performance period ended December 31, 2015, are subject to the Section 162(m) limitation on deductions. The only such grant made in 2013 prior to such approval and thus subject to the limitation was to Mr. Levis in accordance with his retention award pursuant to a prior determination of the O&CC.

Further, the O&CC believes that RSUs are valuable components of incentive compensation as they align the interest of the recipients with those of stockholders. However, because the vesting of such grants is not performance-based, restricted stock and RSU grants are subject to the limitation on deductibility under Section 162(m).

In 2015, a portion of Messrs. Izzo’s, LaRossa’s and Levis’ compensation reported in this Proxy Statement exceeded the limit. Amounts deferred by the NEOs are not included in the Section 162(m) calculations during the deferral period because they are not otherwise deductible under applicable tax law. In light of Section 162(m), as well as certain NYSE rules, the Board’s general policy is to present incentive compensation plans in which executive officers participate to stockholders for approval. However, the O&CC and the Board reserve the right to not seek such approval and to award incentive and other compensation that is not structured so as to be exempt from the deduction limit of Section 162(m), if they determine that such arrangements are in the best interests of the Company and our stockholders. The O&CC will continue to evaluate executive compensation and the flexibility that is desirable in administering our executive compensation program in accordance with our compensation philosophy.

COMPENSATION COMMITTEE REPORT

The Organization and Compensation Committee of the Board of Directors has reviewed and discussed the Compensation Discussion and Analysis included in this Proxy Statement with management and with Compensation Advisory Partners LLC, the Committee’s compensation consultant. Based on such review and discussions, the Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Members of the Organization and Compensation Committee:
Richard J. Swift, Chair	William V. Hickey
Willie A. Deese	Shirley Ann Jackson
Albert R. Gamper, Jr.	David Lilley
February 16, 2016

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Executive Compensation

2015 SUMMARY COMPENSATION TABLE

The following table summarizes the compensation of our NEOs for the years shown. The NEOs are our CEO, CFO and three most highly compensated executive officers in 2015.

Name and Principal Position(1)	Year	Salary ($) (2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)(5)	All Other Compensation ($)(6,7 & 8)	Total ($)
Ralph Izzo	2015	1,245,386		5,725,546		2,085,000	-	140,715	9,196,647
Chairman of the Board,	2014	1,142,307		5,723,686		1,636,100	2,436,000	76,551	11,014,644
President & CEO	2013	1,092,615		6,367,186		1,874,000	-	66,448	9,400,249

Daniel J. Cregg	2015	333,024		174,002		261,400	63,000	4,027	835,453
EVP & CFO

Caroline Dorsa	2015	541,827		1,249,548		524,000	12,957	83,301	2,411,633
Retired EVP & CFO	2014	673,006		1,249,737		625,200	1,225,000	83,844	3,856,787
	2013	617,686		1,199,928		589,800	488,000	75,607	2,971,021

Ralph A. LaRossa	2015	663,770		1,249,548		703,300	215,000	34,726	2,866,344
President & COO	2014	640,866		1,000,178		604,800	682,000	60,590	2,988,434
(PSE&G)	2013	499,078		943,788		438,800	-	64,483	1,946,149

William Levis	2015	650,000		1,249,548		653,300	-	26,368	2,579,216
President & COO	2014	669,540		2,100,614		583,600	737,000	135,030	4,225,784
(Power)	2013	565,485		2,223,214		607,600	-	185,861	3,582,160

Tamara L. Linde	2015	499,078		698,931		451,800	124,000	18,198	1,792,007
EVP &	2014	397,010		438,705		305,100	460,000	17,559	1,618,374
General Counsel

(1)	Ms. Dorsa retired on October 8, 2015. A portion of her 2015 stock awards shown in this table was forfeited in accordance with the terms of the LTIP. Mr. Cregg was elected to his current position effective October 8, 2015. Amounts shown for Mr. Cregg include amounts with respect to his previous position with us.

(2)	Amounts shown are actual payments based on annualized salary. Therefore, actual paid salaries shown here differ from annual salaries shown in the CD&A. 2014 salaries include one additional pay period for 2014 which was applicable to all employees.

(3)	The amounts shown reflect the grant date fair value of the awards. For a discussion of the assumptions made in valuation, see Note 17 to the Consolidated Financial Statements included in our Form 10-K. 2015 LTIP awards were granted in February as discussed in the CD&A. 2014 LTIP awards were granted in February and June. 2013 LTIP awards were granted in February and April of 2013. Awards consist of PSUs and RSUs. PSU value is shown at the target amount. Actual value of the shares received upon vesting of RSUs depends upon the price of our Common Stock. Payout value of the PSUs earned upon vesting at the conclusion of the three-year performance period may be less than or exceed the grant date fair value, dependent upon achieving TSR and ROIC performance factors. More detailed information is provided in the CD&A. The respective amounts below represent the grant date fair value of PSUs at target and maximum amounts.

	2015		2014		2013
	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)	Value at Target (100%)	Value at Maximum (200%)
	($)	($)	($)	($)	($)	($)
Ralph Izzo	3,435,758	6,871,516	3,434,514	6,869,028	4,077,397	8,154,794
Daniel J. Cregg	86,772	173,544
Caroline Dorsa	749,958	1,499,916	749,419	1,498,838	719,355	1,438,710
Ralph A. LaRossa	749,958	1,499,916	599,924	1,199,848	604,560	1,209,120
William Levis	749,958	1,499,916	1,659,983	3,319,966	1,783,474	3,566,948
Tamara L. Linde	419,398	838,796	243,666	487,332

(4)	As discussed in the CD&A, amounts awarded were earned under the SMICP (and MICP for Mr. Cregg and for 2014, Ms. Linde) and determined and paid in the following year. The amount shown for Ms. Dorsa was prorated due to her retirement.

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Executive Compensation

(5)	Includes the change in the actuarial present value of accumulated benefit under defined benefit pension plans and supplemental executive retirement plans between calendar years 2015 and 2014, 2014 and 2013, and 2013 and 2012, determined by calculating the benefit under the applicable plan benefit formula for each of the plans, measured at December 31 of each year, based on years of credited service, earnings in effect at the respective measurement dates, applicable interest rates and other assumptions as discussed in Note 11 to the Consolidated Financial Statements included in our Form 10-K. If the aggregate change in pension plan values is negative, it is shown as zero. The changes are as follows:

	Izzo ($)	Cregg ($)	Dorsa ($)	LaRossa ($)	Levis ($)	Linde ($)

2015	-	63,000	12,957	215,000	-	124,000
2014	2,436,000		1,225,000	682,000	737,000	460,000
2013	-		488,000	-	-

Any interest earned under the Deferred Compensation Plan at the prime rate plus 1/2% did not exceed 120% of the applicable long-term rate for any of the NEOs in 2015, 2014 or 2013.

(6)	For 2015, depending on the individual, includes perquisites and personal benefits which include (a) automobile and related expenses, (b) physical examinations, (c) home security systems, (d) limited personal and spousal travel, (e) personal entertainment and (f) charitable contributions on behalf of the individual. For automobiles, the pro rata personal usage value of the vehicle lease cost based on the IRS Annual Lease Value Table was used or a stipend; for parking, the market value for the parking space was used; for the driver, actual pro-rata expense was used for the time devoted to CEO commuting and personal use; for the car service actual cost was used. Two NEOs received a perquisite in 2015 that exceeded the greater of $25,000 or 10% of his/her total perquisite and personal benefit amount: Mr. Izzo received home security services in the amount of $111,122, and Ms. Dorsa used a car service for commuting, with a cost to us of $56,786.

(7)	Includes the employer matching contribution to our 401(k) Plan at the same percentage generally available to all employees. For 2015, these amounts were:

	Izzo ($)	Cregg ($)	Dorsa ($)	LaRossa ($)	Levis ($)	Linde ($)

401(k) Company Match	10,600	10,600	10,600	10,600	10,600	10,600

(8)	Includes $23,365 of accrued vacation for Ms. Dorsa.

2015 GRANTS OF PLAN-BASED AWARDS TABLE

The following table provides information on plan-based awards made to our NEOs during 2015.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(2)			Estimated Future Payouts Under Equity Incentive Plan Awards(3)
Name and Type of Award (1)	Grant Date(1)	Plan	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards; Number of Shares of Stock or Units (#)(4)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Ralph Izzo		SMICP	750,000	1,500,000	2,250,000
PSUs	2/17/2015					0	83,150	166,300				3,435,758
RSUs	2/17/2015								57,750			2,289,788
Daniel J. Cregg(6)		SMICP	195,000	390,000	585,000
		MICP	64,500	129,000	193,500
PSUs	2/17/2015					0	2,100	4,200				86,772
RSUs	2/17/2015								2,200			87,230
Caroline Dorsa(6)		SMICP	253,200	506,300	759,500
PSUs	2/17/2015					0	18,150	36,300				749,958
RSUs	2/17/2015								12,600			499,590
Ralph A. LaRossa		SMICP	249,400	498,800	748,200
PSUs	2/17/2015					0	18,150	36,300				749,958
RSUs	2/17/2015								12,600			499,590
William Levis		SMICP	243,800	487,500	731,300
PSUs	2/17/2015					0	18,150	36,300				749,958
RSUs	2/17/2015								12,600			499,590
Tamara L. Linde		SMICP	162,500	325,000	487,500
PSUs	2/17/2015					0	10,150	20,300				419,398
RSUs	2/17/2015								7,050			279,533

(1)	Relates to equity awards (PSUs and RSUs), all of which were made under the LTIP. A portion of Ms. Dorsa’s PSU and RSU awards was forfeited and her SMICP was prorated following her retirement on October 8, 2015.

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Executive Compensation

(2)	Represents possible payouts under SMICP and MICP for 2015 performance. The actual awards were determined in February 2016 and paid thereafter, as reported in the 2015 Summary Compensation Table and were prorated for Mr. Cregg and Ms. Dorsa.

(3)	Represents LTIP award of PSUs described below.

(4)	Represents LTIP award of RSUs described below.

(5)	Represents the grant date fair value of the equity award. For a discussion of the assumptions made in valuation, see Note 17 to the Consolidated Financial Statements included in our Form 10-K.

(6)	Actual payouts subject to proration based on time in position.

Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements

SMICP

The plan-based awards for annual cash incentive compensation included in the 2015 Summary Compensation Table were paid in 2016 with respect to 2015 performance under the terms of the SMICP and for Mr. Cregg, the MICP. The range of possible awards for each NEO in relation to his/her target award is set forth in the Grants of Plan-Based Awards Table above. An explanation of the SMICP (and MICP) and performance goals, measures and performance factors achieved are described under Annual Cash Incentive in the CD&A.

LTIP

As explained in the CD&A and shown above, LTIP awards were made to NEOs in February 2015 in the form of RSUs and PSUs. The RSUs cliff vest after three years. The three-year performance period for the PSUs ends December 31, 2017, with payment, if any, made the following year. The range of possible payouts for each NEO in relation to his/her target award is set forth in the table above. Payments of awards granted in February 2013 will be made in 2016 based on performance for the three-year period that ended on December 31, 2015. Further explanation of PSU payment determination is set forth under Long-Term Incentive in the CD&A. For further information about vesting, see Potential Payments Upon Termination of Employment or Change-In-Control below.

No stock options have been granted since 2009. Some options granted in previous years are still outstanding as reported in the Outstanding Equity Awards at Year-End Table. Grants were made with an exercise price equal to the NYSE closing price on the date of grant for a 10-year term. No discounted options may be granted and no repricings may be done without stockholders’ approval.

Employment Agreements

The CEO and each NEO receives an annual salary review, participates in the SMICP and LTIP, and in the Supplemental Plan and the Key Executive Severance Plan. Mr. Izzo has entered into a severance agreement, the terms of which are discussed below under Potential Payments Upon Termination of Employment or Change-in-Control. Ms. Dorsa received 15 additional years of credited service under the Supplemental Plan as of April 9, 2014, pursuant to her agreement. Mr. Levis will receive a lump sum present value payment equal to the employer health and welfare benefits contribution for which he would have been eligible if employed by us prior to 1996, pursuant to his agreement. Ms. Dorsa and Mr. Levis entered into amendments to their agreements to adjust their respective benefits that accrue after December 31, 2011 under the Supplemental Plan to provide for a calculation reducing the benefit to be based on the highest seven-year average rather than the highest five-year average, in alignment with changes generally applicable to other plan participants, including Messrs. Izzo, Cregg and LaRossa and Ms. Linde. Under Ms. Dorsa’s agreement, we provided her with a car service for commuting purposes.

For additional information regarding severance benefit provisions, see Potential Payments Upon Termination of Employment or Change-in-Control.

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OUTSTANDING EQUITY AWARDS AT YEAR-END (12/31/15) TABLE

The following table lists all outstanding awards, consisting of stock options, PSUs and RSUs, as of December 31, 2015 for our NEOs.

Name and Option Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)(1)	Number of Securities Underlying Unexercised Options Unexercisable (#)(1)	Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(2)	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested (#)(3)	Market Value of Shares or Units of Stock that have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have Not Vested (#)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that have Not Vested ($)(6)
Ralph Izzo								178,838	6,919,242
1/16/2007	60,000			32.9250	1/16/2017
3/20/2007	113,000			39.1650	3/20/2017
12/18/2007	199,800			48.2050	12/18/2017
12/16/2008	473,400			30.0300	12/16/2018
12/14/2009	347,900			33.4900	12/14/2019
Daniel J. Cregg						8,138	314,859	9,220	356,722
Caroline Dorsa
Ralph A. LaRossa						39,333	1,521,794	36,262	1,402,977
12/18/2007	33,000			48.2050	12/18/2017
12/16/2008	36,000			30.0300	12/16/2018
12/14/2009	55,200			33.4900	12/14/2019
William Levis						37,668	1,457,375	92,936	3,595,694
6/19/2007	3,500			44.4350	6/19/2017
12/18/2007	42,000			48.2050	12/18/2017
Tamara L. Linde						16,655	644,382	33,590	1,299,597

(1)	Grants made on the dates shown under the LTIP of non-qualified options to purchase our Common Stock. Options vest 25% annually over four years on the grant date anniversary. All options have fully vested.

(2)	Closing price on NYSE on grant date.

(3)	The vesting schedule for unvested RSUs is shown below. Dividend equivalents accrue on RSUs at the regular dividend rate and are paid in shares of Common Stock at vesting. Messrs. Izzo, LaRossa, and Levis are retirement eligible; therefore their annual RSUs are fully vested. Unvested retention awards forfeit upon retirement.

RSU Vesting Schedule
	Grant Date	2016 (#)		2017 (#)		2018 (#)	Total (#)

Daniel J. Cregg	2/19/2013	3,155
	2/18/2014			2,697
	2/17/2015					2,286	8,138
Ralph A. LaRossa	12/21/2010	39,333	(a)				39,333
William Levis	12/20/2011			37,668	(a)		37,668
Tamara L. Linde	2/19/2013	3,606
	6/16/2014			2,647	(b)
	2/18/2014			3,075
	2/17/2015					7,327	16,655

(a)	Represents retention award.

(b)	June 2014 grant follows same vesting schedule as February 2014 RSU’s.

(4)	Value represents number of shares or units multiplied by the closing price on the NYSE on December 31, 2015 of $38.69.

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(5)	The vesting schedule for unvested PSUs is shown below. PSUs awarded under the LTIP are earned based on a three-year performance period. Payment, if any, is made in the first quarter of the year following the end of the performance period. The vesting schedule below shows the number of unvested PSUs at target and maximum and includes accrued dividend equivalents. PSUs for retirement eligible NEO’s (Messrs. Izzo, LaRossa and Levis) vest 1/36 in their award over the three year performance period. For further explanation of PSUs, see the CD&A.

	PSU Vesting Schedule
	Grant Date	Target 2016 (#)	Maximum 2016 (#)		Target 2017 (#)	Maximum 2017 (#)	Target Total (#)	Maximum Total (#)

Ralph Izzo	2/18/2014	31,808	63,616
	2/17/2015	28,806	57,612		28,805	57,610	89,419	178,838
Daniel J. Cregg	2/18/2014	2,427	4,854
	2/17/2015				2,183	4,366	4,610	9,220
Ralph A. LaRossa	2/18/2014	5,556	11,112
	2/17/2015	6,288	12,576		6,287	12,574	18,131	36,262
William Levis	2/18/2014	6,113	12,226
	2/18/2014	27,780	55,560	(a)
	2/17/2015	6,288	12,576		6,287	12,574	46,468	92,936
Tamara L. Linde	2/18/2014	2,805	5,610
	6/16/2014	3,441	6,882	(b)
	2/17/2015				10,549	21,098	16,795	33,590

(a)	Represents retention award.

(b)	June 2014 grant follows same vesting schedule as February 2014 PSU’s.

(6)	Value of PSUs are shown at maximum, multiplied by the closing price on the NYSE on December 31, 2015 of $38.69.

OPTION EXERCISES AND STOCK VESTED DURING 2015 TABLE

The following table provides information, as noted, regarding the exercise of stock options by the NEOs in 2015 and the vesting during 2015 of RSUs and PSUs previously granted to the NEOs, under our LTIP.

	Option Awards		Stock Awards

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Award	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Ralph Izzo	80,000	600,866	PSU (2,3)	166,512	6,968,527
			RSU (4)	84,002	3,478,523
			RSU (5)	212,505	8,221,818
Daniel J. Cregg			PSU (3)	4,259	178,239
			RSU (4)	3,233	133,879
Caroline Dorsa	127,400	1,173,777	PSU (3)	31,958	1,337,442
			RSU (5)	9,821	379,974
Ralph A. LaRossa	91,200	819,542	PSU (2,3)	24,689	1,033,235
			RSU (5)	13,095	506,646
William Levis	70,000	673,526	PSU (2,3)	80,456	3,367,083
			RSU (5)	13,095	506,646
Tamara L. Linde			PSU (3)	4,812	201,382
			RSU (4)	3,687	152,679

(1)	Reflects the difference between the exercise price and the market price on the date of exercise, multiplied by the number of shares acquired.

(2)	The table above shows the total payout value distributed for each of the NEOs for the 2013 grants based on the results of the three-year performance period and our Common Stock price, as described further in the CD&A. Messrs. Izzo, LaRossa and Levis each became retirement eligible in 2015, 2014 and 2012, respectively. Under the LTIP, PSUs vest one-thirty sixth per month of service for retirement eligible participants. We show below for each of Messrs. Izzo, LaRossa and Levis the number of PSUs, including accrued dividend equivalents, at both target and maximum values, that vested in 2015 with respect to their 2014 and 2015 grants. No dollar values are shown for these as payouts, if any, are dependent on the actual results of the performance metrics and applicable stock prices for the respective performance periods. The number of PSUs, including dividend equivalents, earned, if any, will be determined at the conclusion of the applicable performance periods and reported in the relevant proxy statements.

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	PSU Grant Date	Granted	Target Vested (#)	Maximum Vested (#)

Ralph Izzo	2/18/2014	88,450	63,615	127,230

	2/17/2015	83,150	28,806	57,612

Ralph A. LaRossa	2/18/2014	15,450	5,556	11,112

	2/17/2015	18,150	6,288	12,576

William Levis	2/18/2014	17,000	6,113	12,226

	2/17/2015	18,150	6,288	12,576

(3)	Messrs. Izzo, Cregg, LaRossa, and Levis and Mses. Dorsa and Linde had PSUs which vested on December 31, 2015, including accrued dividend equivalents, for the three-year performance period ended that day. Ms. Dorsa’s amount reflects prorated payout due to retirement in October 2015.The final awards shown in the table were made at 140% of target, as explained in the CD&A. PSUs earned and value realized reflect rounding. Shares were issued in 2016. Messrs. Izzo, LaRossa and Cregg deferred payment, as reported in the Non-Qualified Deferred Compensation Table. Value realized reflects the value of the PSUs on February 16, 2016, the PSU value determination date, using the average of the high and low PSEG stock price of $41.85.

(4)	Represents RSUs that vested January 1, 2015. January 1 was a non-business day so the PSEG closing price on December 31, 2014, $41.41, was used to calculate the value of the shares. Amounts shown reflect rounding.

(5)	Represents RSUs that vested December 31, 2015 for retirement eligible NEOs at the PSEG closing price of $38.69. Mr. Levis became retirement eligible in 2012 and Mr. LaRossa and Ms. Dorsa became retirement eligible in 2014. Hence, their 2012, 2013 and 2014 annual RSU’s were vested in prior years.

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2015 PENSION BENEFITS TABLE

The following table provides information on the actuarial present value of the NEOs accumulated benefit under each of our pension and retirement plans.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(4)	Payments During Last Fiscal Year ($) (5)
Ralph Izzo	Qualified Pension Plan(1)	23.69	2,546,000
	Retirement Income Reinstatement Plan(2)	23.69	4,145,000
	Supplemental Executive Retirement Plan(3)	28.34	5,623,000

			12,314,000

Daniel J. Cregg	Qualified Pension Plan(1)	24.17	1,162,000
	Retirement Income Reinstatement Plan(2)	24.17	601,000
	Supplemental Executive Retirement Plan

			1,763,000

Caroline Dorsa	Qualified Pension Plan(1)	6.50	-	108,680
	Retirement Income Reinstatement Plan(2)	6.50	239,000	8,230
	Supplemental Executive Retirement Plan(3)	21.50	5,526,000	233,047

			5,765,000	349,957

Ralph A. LaRossa	Qualified Pension Plan(1)	30.50	851,000
	Retirement Income Reinstatement Plan(2)	30.50	1,671,000
	Supplemental Executive Retirement Plan	30.50	1,251,000

			3,773,000

William Levis	Qualified Pension Plan(1)	9.00	138,000
	Retirement Income Reinstatement Plan(2)	9.00	370,000
	Supplemental Executive Retirement Plan	9.00	3,557,000

			4,065,000

Tamara L. Linde	Qualified Pension Plan(1)	25.46	1,265,000
	Retirement Income Reinstatement Plan(2)	25.46	801,000
	Supplemental Executive Retirement Plan

			2,066,000

(1)	All NEOs participate in either the Pension Plan, a traditional defined benefit pension plan, or the Cash Balance Plan, a cash balance defined benefit pension plan, depending on date of hire, each of which is a qualified plan under the IRC. Such plans are available to all other employees under the same terms and conditions. Additional information about the plans is provided below. Messrs. Izzo, Cregg and LaRossa and Ms. Linde participate in the Pension Plan. Ms. Dorsa and Mr. Levis participate in the Cash Balance Plan. Years shown reflect actual years of service.

(2)	Years shown reflect actual years of service.

(3)	Mr. Izzo and Ms. Dorsa receive additional years of credited service for the purpose of retirement benefit calculations under the Supplemental Plan in recognition of prior work experience, including 15 years for Ms. Dorsa pursuant to her employment agreement. In addition, Mr. Izzo receives an additional 5 years which vest at age 60 as described below under the Supplemental Plan. The additional 5 years are prorated in the table for participants under age 60. Years shown reflect the sum of actual years of service and years credited under the Supplemental Plan. The actuarial present value of accumulated benefits based on actual years of service for Mr. Izzo and Ms. Dorsa is $10,100,000 and $3,681,957, respectively, and the actuarial present value of accumulated benefits based on additional years of service for each such person is $2,214,000 and $2,433,000, respectively.

(4)	Amounts shown represent the actuarial present value of accumulated benefit computed as of the same Pension Plan measurement date used for our financial statements for the year ended December 31, 2015, with two exceptions: (i) NEOs were assumed to retire at the earliest date as of which they would be eligible to receive unreduced benefits and (ii) no pre-retirement termination, disability or death was assumed to occur. For a discussion of the valuation method and material assumptions applied in quantifying the present value, see Note 11 to the Consolidated Financial Statements included in our Form 10-K.

(5)	This payment represents a 2015 distribution from the Cash Balance Plans due to Mrs. Dorsa’s retirement on October 8, 2015.

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Qualified and Non-Qualified Pension Plans

All of our employees are eligible to participate in either the Pension Plan or the Cash Balance Plan, depending upon date of hire.

Pension Plan

The Pension Plan covers non-represented employees hired prior to January 1, 1996 and represented employees hired prior to January 1, 1997 and provides participants with a life annuity benefit at normal retirement (age 65) pursuant to a formula based upon (a) the participant’s number of years of service and (b) the average of the participant’s five or seven highest years of compensation up to the limit imposed by the IRC. We amended the Pension Plan effective January 1, 2012, to change the benefit formula for non-represented participants. The effect of the change is to reduce projected pension payments. Under the new formula, the average of the participant’s seven highest years of compensation up to the limit imposed by the IRC will be used rather than the average of the participant’s five highest years of compensation.

A participant’s benefit under the Pension Plan is equal to A plus B:

A. The accrued benefit calculated under the five-year final average pay formula as of December 31, 2011, as follows:

(i) 1.3% of the lesser of 5-year final average earnings (determined as of December 31, 2011) or $24,600 times years of credited service (determined as of December 31, 2011) not exceeding 35 years;

(ii) 1.5% of the amount by which 5-year final average earnings (determined as of December 31, 2011) exceeds $24,600 times years of credited service not exceeding 35 years; and

(iii) 1.5% of 5-year final average earnings times years of credited service (determined as of December 31, 2011) in excess of 35 years.

B. The accrued benefit calculated under the seven-year final average pay formula, as follows:

(i) 1.3% of the lesser of 7-year final average earnings beginning on January 1, 2012 or $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011;

(ii) 1.5% of the amount by which 7-year final average earnings beginning on January 1, 2012 exceeds $24,600 times years of credited service not exceeding 35 years less the number of years as of December 31, 2011; and

(iii) 1.5% of 7-year final average earnings times years of credited service in excess of 35 years less the number of years in excess of 35 years as of December 31, 2011.

An additional benefit equal to $4.00 per month for each year of credited service is payable until the retiree reaches age 65.

All active participants are fully vested in their Pension Plan benefit. Benefits are payable on an unreduced basis (i) at age 65, (ii) at age 60, if the participant’s age, plus years of service, equals or exceeds 80 or (iii) at age 55, if the participant has 25 or more years of service. Participants whose age, plus years of service, equals or exceeds 80, but who have not yet met the criteria in (ii) or (iii) may commence their Pension Plan benefits on a reduced basis.

Cash Balance Plan

The Cash Balance Plan covers non-represented employees hired or rehired after December 31, 1995 and represented employees hired after December 31, 1996 and provides each participant with a life annuity benefit at normal retirement (age 65) equal to the actuarial equivalent of a notional amount maintained for him/her. Participants are eligible for retirement under the Cash Balance Plan upon the attainment of age 55 with five or more years of service. Participants’ accounts are credited each year with a percentage of compensation, which is determined based on the participant’s age plus years of service measured at year-end.

Sum of Age and Service	Percentage of Compensation Credited (%)

<30	2.00
30-39	2.50
40-49	3.25
50-59	4.25
60-69	5.50
70-79	7.00
80-89	9.00
90+	12.00

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Each participant’s notional amount grows each year with interest credits based on a 6.0% annual rate of interest. Participants become immediately fully vested in their Cash Balance Plan benefit.

Reinstatement Plan

Certain management and highly compensated employees are eligible to participate in a nonqualified excess benefit retirement plan, the Reinstatement Plan, designed to replace earned pension benefits as determined under the qualified pension formula, but which cannot be paid from the qualified pension plans as a result of the IRC mandated limits for qualified plans. The benefits payable under this plan mirror those of the qualified plans described above except that the compensation considered in computing the benefit (i) will not be limited by qualified plan limits, (ii) will include any amounts that the participant deferred under deferred compensation plans, (iii) will include amounts earned under the SMICP (which are not considered under the qualified pension plans), (iv) will be limited to 150% of average base salary for the applicable five or seven years for Pension Plan participants and will be limited to 150% of base salary each year for Cash Balance participants and (v) will be offset by any benefits received by the participant under the applicable qualified pension plan (Pension Plan or Cash Balance Plan).

Supplemental Plan

Certain employees receive additional years of service for the purpose of retirement benefit calculations in recognition of prior allied work experience. However, we have determined, effective January 1, 2011, to no longer offer additional credited service to those who do not already have this benefit. Such benefits are paid from a nonqualified plan, the Supplemental Plan. Under the additional service credit provisions, certain participants may also receive an additional five years of credited service for the purpose of this supplemental benefit calculation if they retire between ages 60 and 65. The credited years of service reduce by one year for each six-month period such participant works beyond age 65. This feature of the plan is designed to encourage retirement on or before age 65. Benefits payable under the additional service provisions of the Supplemental Plan mirror those payable under the Reinstatement Plan, except that the additional years of service are considered in calculating the Supplemental Plan benefit amount. Any benefit payable under this plan is offset by benefits payable under the qualified plan and the Reinstatement Plan.

Certain participants in the Supplemental Plan receive additional limited benefits. This portion of the Supplemental Plan provides a total target replacement income percentage equal to credited service for qualified pension plan calculation purposes, plus any applicable additional credited service, plus 30, to a maximum of 75%, of an average of covered compensation. Covered compensation used for determining limited benefits under the Supplemental Plan is the same as the covered compensation used under the Reinstatement Plan. The target replacement amount under the limited benefit portion of this Plan is reduced by any pension benefits from any previous employers accrued and vested at the time of hire, by the participant’s Social Security benefit at normal retirement age and by the pension benefits provided by each other PSEG retirement benefit plan (qualified plans and non-qualified plans). The additional limited benefits provision of the Supplemental Plan also provides a death benefit equal to 150% of base compensation if death occurs while the participant is actively employed. Participants designated for the additional limited benefit become entitled to this benefit only upon (a) retirement under the terms of the qualified plan in which they participate (Pension Plan or Cash Balance Plan) or (b) death.

The change in the benefit formula under the qualified Pension Plan from a five-year final average pay formula to a seven-year final average pay formula impacts the limited benefits under the Supplemental Plan. Accordingly, we amended the Supplemental Plan as of January 1, 2012 to reflect this change.

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2015 NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table provides information regarding compensation deferred by the NEOs under our Deferred Compensation Plans.

Name		Executive Contributions in Last Fiscal Year (2015) ($)(1)	Registrant Contributions in Last Fiscal Year (2015) ($)	Aggregate Earnings in Last Fiscal Year (2015) ($)	Aggregate Withdrawals/ Distributions (2015) ($)	Aggregate Balance at Last Fiscal Year End (2015) ($)(2)
Ralph Izzo	Deferred Compensation Plan			281,581		9,515,859
	Equity Deferral Plan	10,447,050		(299,071)		21,609,182
Daniel J. Cregg	Deferred Compensation Plan
	Equity Deferral Plan	178,239				178,239
Caroline Dorsa	Deferred Compensation Plan			(5,531)		843,117
	Equity Deferral Plan
Ralph A. LaRossa	Deferred Compensation Plan
	Equity Deferral Plan	1,033,193		(110,161)		2,852,996
William Levis	Deferred Compensation Plan
	Equity Deferral Plan
Tamara L. Linde	Deferred Compensation Plan
	Equity Deferral Plan

(1)	Amounts shown under Executive Contributions in Last Fiscal Year include PSUs vested at December 31, 2015 and paid in 2016 and RSUs vested on January 1, 2015 as shown in the Option Exercises and Stock Vested During 2015 Table.

(2)	Includes amounts reported in the Summary Compensation Table in prior-year proxy statements for the Deferred Compensation Plan and/or the Equity Deferral Plan, respectively, as follows: Mr. Izzo $7,473,894 and $15,598,352, Ms. Dorsa $567,020, Mr. LaRossa $2,475,033. Mr. Cregg’s equity deferrals were not previously shown in the Summary Compensation Table as he was not a NEO prior to October 2015.

Deferred Compensation

Deferred Compensation Plan

Under the Deferred Compensation Plan, participants, including the NEOs, may elect to defer any portion of their cash compensation by making appropriate elections in the calendar year prior to the year in which the services giving rise to the compensation being deferred are rendered. A participant may change an election to defer compensation not later than the date that is the last date that an election to defer may be made.

At the same time he/she elects to defer compensation, the participant must make an election as to the timing and the form of distribution of that year’s deferrals from his/her Deferred Compensation Plan account. For compensation deferred in 2011 and earlier years distribution may commence (a) on the thirtieth day after the date he/she terminates employment or, in the alternative, (b) on January 15th of any calendar year following termination of employment elected by him/her, but in any event no later than the later of (i) the January of the year following the year of his/her 70th birthday or (ii) the January following termination of employment. Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution of his/her account may not occur earlier than six months following the date of his/her termination of service. Participants may elect to receive the distribution of their Deferred Compensation account in the form of one lump-sum payment, annual distributions over a five-year period or annual distributions over a 10-year period.

With respect to compensation deferred in 2012 and future years, participants may elect to commence distribution of a particular year’s deferrals (a) six months following his/her termination of employment, or (b) a specified number of years following his/her termination from employment. Participants may elect to receive distribution of such deferrals under the Deferred Compensation Plan in the form of a lump-sum payment or annual distributions over a period of three to fifteen years.

Under the scheduled future date distribution feature, participants may elect to receive a specific plan year’s deferral balance on a specified date as early as three years after the beginning of the year in which the deferrals are made. Distributions are paid in a lump sum within 90 days from the date elected regardless of whether the participant is employed by us on the payment date.

Participants may change their distribution elections as to future year’s deferrals. Participants may also make changes of their distribution elections with respect to prior years’ deferrals provided that (a) any such new distribution election is made at least

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one year prior to the previously selected commencement date or (b) the new commencement date is at least five years later than the previously selected commencement date.

Amounts deferred under the Deferred Compensation Plan are credited with earnings based on (a) the performance of one or more of the pre-mixed lifestyle investment portfolio funds available to employees under our 401(k) plans (except the Company Stock Fund and the Schwab Personal Choice Retirement Account) or (b) at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate, in such percentages as selected by the participant. A participant who fails to provide a designation of investment funds will accrue earnings on his/her account at the rate of Prime plus 1/2%, capped at 120% of the applicable federal long-term rate. A participant may change his/her investment election on a daily basis.

For 2015, the one-year rates of return as of December 31, 2015 for the funds offered as computed by the recordkeeper of the Deferred Compensation Plan were as follows:

Rates of Return

Pre-Mixed Portfolios		Target Retirement Funds
Conservative Portfolio	0.97%	Target Retirement Income	-0.20%
Moderate Portfolio	0.44%	Target Retirement 2010	-0.24%
Aggressive Portfolio	-0.32%	Target Retirement 2015	-0.50%
Funds		Target Retirement 2020	-0.65%
Stable Value	2.04%	Target Retirement 2025	-0.78%
Diversified Bond	0.60%	Target Retirement 2030	-0.98%
Fidelity Intermediate Bond	0.69%	Target Retirement 2035	-1.18%
Large Company Stock Index	1.33%	Target Retirement 2040	-1.54%
Mid-Cap Index	-1.36%	Target Retirement 2045	-1.54%
Institutional Developed Markets Index	-0.28%	Target Retirement 2050	-1.60%
Small – Cap Index	-3.68%	Target Retirement 2055	-1.71%
Primary Money Market	0.11%	Target Retirement 2060	-1.66%
Other
Prime Plus 1/2%	3.05%

Equity Deferral Plan

Participants in our Equity Deferral Plan may defer receipt of all or a portion of the shares of our Common Stock underlying future equity awards under the LTIP. Deferral elections must be made during an annual enrollment period prior to the date that services giving rise to the awards are performed. Deferral elections under the Equity Deferral Plan are irrevocable.

At the time a participant elects to defer he/she must make an election as to the timing of payment of the deferred shares. Distributions will be made in a lump sum. Distributions may commence (a) on a specified date occurring between the third anniversary and the fifteenth anniversary of the date that the shares otherwise would have been distributed to the participant (b) upon termination of employment, or (c) the earlier of (a) and (b). Notwithstanding the forgoing, however, for NEOs and other specified employees, distribution may not occur earlier than six months following the date of his/her termination of employment. Participants will receive shares on the applicable distribution date. We hold the deferred shares in a Rabbi Trust. The dividends attributable to the deferred shares are reinvested in Common Stock and distributed at the same time that the deferred shares are distributed to the participants. Participants are not permitted to direct the trustee of the Rabbi Trust to vote the deferred shares.

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POTENTIAL PAYMENTS UPON TERMINATION OF EMPLOYMENT OR

CHANGE-IN-CONTROL

Termination without Cause

Mr. Izzo’s severance agreement provides for certain benefits if he is terminated without “cause” (a willful failure to perform his duties) or resigns for “good reason” (a reduction in pay, position or authority) during the term of such agreement. He would be paid a benefit of two times base salary and target bonus, as well as a prorated payment of SMICP target incentive award for the year of termination. His welfare benefits would be continued for two years, unless he is sooner employed. Any unvested equity awards would be forfeited. The agreement provides that Mr. Izzo will be prohibited from competing with and from recruiting employees from us or our subsidiaries or affiliates, for certain periods after termination of employment. Violations of these provisions require a forfeiture of certain benefits.

Our Key Executive Severance Plan provides severance benefits to Messrs. Izzo, Cregg, LaRossa and Levis and Ms. Linde, and to certain of our other key executive-level employees whose employment is terminated without cause. Participants must agree to restrictive covenants including confidentiality, non-competition and non-solicitation.

Also under the Key Executive Severance Plan, Messrs. Cregg, LaRossa and Levis and Ms. Linde would be entitled to certain severance benefits in the event that their employment was terminated without cause other than in a change-in-control situation. In such event they would be entitled to 1.0 times their annual base salary plus their target bonus, as well as a prorated payment of their SMICP target incentive award for the year of termination and certain outplacement services, educational assistance, health care and life insurance coverage. The Key Executive Severance Plan further provides that any unvested equity awards would be accelerated or forfeited in accordance with the terms of the individual’s grants under the LTIP and/or employment agreement.

If a termination without cause or for a reduction in force or reorganization had occurred on December 31, 2015, each of the NEOs would have received the following benefits:

	Izzo	Cregg	LaRossa	Levis	Linde
Termination without Cause (1)	($)	($)	($)	($)	($)

Severance	$5,500,000	$910,000	$1,163,750	$1,137,500	$825,000
Pro Rata Bonus (SMICP)	1,500,000	390,000	498,750	487,500	325,000
Unvested Restricted Stock Units (2)	-	-	1,521,794	1,457,375	-
Performance Share Unit Payout (2)	-	-	-	716,539	-
Health/Welfare Benefits	49,367	6,939	16,533	16,895	20,454
Outplacement	25,000	25,000	25,000	25,000	25,000
Education Assistance	3,000	3,000	3,000	3,000	3,000

Aggregate Payments	$7,077,367	$1,334,939	$3,228,827	$3,843,809	$1,198,454

(1)	Ms. Dorsa is excluded from this table as she retired on October 8, 2015.

(2)	Pursuant to the terms of Mr. Levis’ employment agreement and Messrs. Levis’ and LaRossa’s respective retention awards, these amounts would have been payable only upon a termination without cause following a change in leadership.

Change-In-Control

Under our Key Executive Severance Plan, if any of Messrs. Izzo, Cregg, LaRossa, and Levis and Ms. Linde is terminated without cause or resigns his/her employment for good reason within two years after a change-in-control, the individual will receive (1) three times (two times for Mr. Cregg and Ms. Linde) the sum of his/her salary and target incentive bonus, (2) a pro rata bonus based on his/her target annual incentive compensation, (3) accelerated vesting of equity-based awards, except for PSUs, which vest pro rata, (4) a lump sum payment equal to the actuarial equivalent of his/her benefits under all of our retirement plans in which the individual participates calculated as though he/she remained employed for three years (two years for Mr. Cregg and Ms. Linde) beyond the date employment is terminated less the actuarial equivalent of such benefits on the date employment terminates (reported in the table below as Enhanced Retirement Benefit for pension-related amount and as Retiree Medical Increase for amount due for retiree medical benefits), (5) three years continued welfare benefits, (6) one year of PSEG-paid outplacement services and (7) vesting of any compensation previously deferred. Payments are limited to an amount that would not give rise to an excise tax liability under applicable IRS provisions, currently 2.99 times the individual’s average W-2 compensation for the period. Amounts above that limit are forfeited. Potential payments are shown below in the Change-in-Control Termination Table.

68    PSEG 2016 Proxy Statement

Executive Compensation

If a termination without cause or resignation with good reason had occurred on December 31, 2015 following a change-in-control, each of the NEOs would have received the following benefits:

	Izzo	Cregg	LaRossa	Levis	Linde
Change-in-Control Termination (1)	($)	($)	($)	($)	($)

Severance	$8,250,000	$1,820,000	$3,491,250	$3,412,500	$1,650,000
Pro Rata Bonus (SMICP)	1,500,000	390,000	498,750	487,500	325,000
Unvested and Vested Restricted Stock Units (2)	49,274	314,859	1,531,747	1,467,654	644,382
Performance Share Unit Payout	3,575,768	90,754	673,193	1,432,858	297,152
Enhanced Retirement Benefit	2,146,000	372,000	2,797,000	143,000	342,000
Health/Welfare Benefits	74,050	16,717	62,693	64,905	53,283
Outplacement	25,000	25,000	25,000	25,000	25,000
Parachute Payments Forfeited	(1,826,223)	(1,142,857)	(4,126,654)	-	(1,011,906)

Aggregate Payments	$13,793,869	$1,886,473	$4,952,979	$7,033,417	$2,324,911

(1)	Ms. Dorsa is excluded from this table as she retired on October 8, 2015.

(2)	All annually granted RSUs for retirement eligible NEOs, Messrs. Izzo, LaRossa and Levis, were vested at December 31, 2015. Amounts shown for them represent the present value of the accelerated payout at December 31, 2015. Amounts shown for Messrs. LaRossa and Levis include their respective retention awards.

No NEO would be eligible for any payments under the Key Executive Severance Plan, either prior to or following a change-in-control, if he/she voluntarily terminated his/her employment (other than for “good reason” as described above) or if his/her employment were terminated by us for “cause.”

If a NEO were to retire or his/her employment were terminated on account of death or disability, the Key Executive Severance Plan provides that such participant would be entitled to accrued pay through the date of termination and prorated payment of his/her target incentive award for the year of termination.

Change-in-control provisions under the Key Executive Severance Plan generally means the occurrence of any of the following events:

●	Any person is or becomes the beneficial owner of our securities representing 25% or more of the combined voting power of our then outstanding securities; or

●	A majority of the Board is replaced without approval of the current Board; or

●	There is consummated a merger or consolidation of us, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger continuing to represent at least 75% of the combined voting power of the securities of us or such surviving entity immediately after such merger or consolidation; or

●	Our stockholders approve a plan of complete liquidation or dissolution of us or there is consummated an agreement for the sale or disposition by us of all or substantially all of our assets.

For additional information regarding the provisions of LTIP awards, see Material Factors Concerning Awards Shown in Summary Compensation Table, Grants of Plan-Based Awards Table and Employment Agreements above.

PSEG 2016 Proxy Statement    69

Ratification of Auditor

PROPOSAL 3 RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITOR

The Audit Committee of the Board, each member of which is independent, has appointed Deloitte & Touche LLP of Parsippany, New Jersey, as independent auditor to make the annual audit of our books of account and supporting records for 2016, subject to the ratification of the stockholders at the Annual Meeting. Deloitte & Touche LLP has performed the annual audit of the books of account since 1973. The members of the Audit Committee and the Board believe that the continued retention of Deloitte & Touche LLP is in the best interests of the Company. As recommended by the Board, we ask you to ratify this appointment.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting and will be afforded an opportunity to make a statement if they so desire and to respond to appropriate questions.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

OVERSIGHT OF THE INDEPENDENT AUDITOR

The appointment, termination, compensation and oversight of the quality of the work of the Independent Registered Public Accountants, Deloitte & Touche LLP, our independent auditor, is the direct responsibility of the Audit Committee of our Board, which reviews its independence, the services provided and its fees, the selection of the lead engagement partner, as well as PCAOB and peer review reports of its performance. Additional information about the Audit Committee appears above in Proposal 1 Election of Directors-Board Committee Responsibilities.

The Audit Committee annually reviews the independence and performance of Deloitte & Touche LLP in connection with the Committee’s determination as to whether to retain that firm or engage another as our independent auditor. Under applicable accounting requirements, there is a mandatory rotation of the lead engagement partner every five years. In evaluating Deloitte & Touche, LLP, the Committee considers, among other things:

●	Quality of work and performance, both recent and historical;

●	Professional qualifications, capabilities and expertise;

●	Level and appropriateness of fees;

●	Independence; and

●	Experience with and knowledge of the Company and industry.

Pre-Approval of Services

Annually, in accordance with the Audit Committee Charter, the Audit Committee pre-approves all audit and non-audit services provided by the independent auditor. The Audit Committee reviews, in detail, the particular services in each of the Audit, Audit-Related, Tax and All Other categories that the independent auditor will perform subject to predetermined limits set by the Audit Committee for each category of service. The annual pre-approval of services and predetermined limits is documented in a Committee resolution.

During the year, circumstances may arise when it becomes necessary to engage the independent registered public accountants for additional services not contemplated in the annual Committee resolution. For those instances, the Chairman of the Committee has been authorized by the Audit Committee to approve Audit, Audit-Related, Tax and All Other in excess of the amounts and different from the types of service authorized in the Committee resolution, as well as the scope and amount of services with regard to the annual audit that may be necessary or advisable provided that any such authorizations are reported to the Audit Committee at the next meeting following such authorization.

70    PSEG 2016 Proxy Statement

Ratification of Auditor

Fees Billed by Deloitte & Touche LLP for 2015 and 2014

The fees billed by Deloitte & Touche LLP are negotiated by management under the direction of the CFO, with the oversight and ultimate approval of the Audit Committee. The table below shows the fees paid to Deloitte and Touche LLP for Audit, Audit-Related, Tax and All Other services during or in connection with 2015 and 2014, all of which were approved, as described above.

	Years ended December 31,

Description of Professional Service	2015 ($)	2014 ($)

Audit Fees - The audit fees were incurred for audits of our annual consolidated financial statements and those of our subsidiaries, including our Annual Reports on Form 10-K, reviews of financial statements included in our quarterly reports on Form 10-Q and for services rendered in connection with certain financing transactions, statutory and regulatory filings and fees for accounting consultations related to the application of new accounting standards and rules.	6,545,200	6,442,000
Audit Related Fees - The audit related fees primarily related to performing certain attest services.	4,000	539,400
Tax Fees - The tax fees relate to tax compliance and tax advice for 2014 preparation of various state and foreign corporate returns and assistance with filing tax refund claims	247,115	1,089,467
All Other Fees - The all other fees relate to advice and recommendations regarding PSEG’s Compliance and Enterprise Risk Management frameworks	-	345,064

PSEG 2016 Proxy Statement    71

Ratification of Auditor

AUDIT COMMITTEE REPORT

The Audit Committee of the PSEG Board of Directors is comprised solely of independent directors. It operates under a written charter adopted by the PSEG Board of Directors which is posted on PSEG’s website, www.pseg.com/info/investors/governance/committees.jsp. The Audit Committee Charter is annually reviewed and assessed for adequacy by the PSEG Audit Committee.

Management is responsible for PSEG’s financial statements and internal controls. The independent auditor of PSEG, Deloitte & Touche LLP, reports directly to the PSEG Audit Committee and is responsible for performing an independent audit of PSEG’s annual consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (PCAOB) (U.S.) and on PSEG’s internal controls and for issuing reports thereon. The Audit Committee’s overall responsibility is to assist the PSEG Board of Directors in overseeing the quality and integrity of the accounting, auditing and financial reporting practices.

Management has represented to the Audit Committee that PSEG’s Consolidated Financial Statements were prepared in accordance with generally accepted accounting principles (GAAP) in the United States. In performance of its responsibilities, the Audit Committee has reviewed PSEG’s Consolidated Financial Statements for the year ended December 31, 2015 and discussed these financial statements with management, the internal auditors and the independent auditor.

The Committee periodically meets in executive session with the independent auditor, the Vice President-Internal Audit, the CFO, the General Counsel, the Ethics & Compliance Counsel and the environmental health and safety auditor. At all of its meetings (except those held telephonically) the Audit Committee meets in executive session with only Audit Committee members present. The Audit Committee discussed with the independent auditor:

●	PSEG’s critical accounting policies;

●	New accounting standards and policies affecting PSEG;

●	That there were no disagreements with management over the application of GAAP;

●	Significant accounting estimates made by management and the disclosures in the financial statements;

●	Accounting and reporting for significant transactions; and

●	The other matters required to be discussed as described in PCAOB Auditing Standards No.16 Communications with Audit Committees, which relate to the audit, financial statements, significant risks and critical accounting estimates, among others.

The independent auditor also provided to the Audit Committee the written disclosures required by the PCAOB’s standards in PCAOB Rule 3526, Communication with Audit Committee Concerning Independence, and current SEC requirements for auditor independence. The Audit Committee discussed with the independent auditor the firm’s independence with respect to PSEG, internal quality control procedures, and any material issues raised and any steps taken to deal with such issues by the most recent internal quality control review or by any review, inquiry or investigation by governmental or professional authorities within the preceding five years, with respect to one or more independent audits carried out by the firm. The Audit Committee has also reviewed the requirements of the Sarbanes-Oxley Act of 2002 with respect to auditor independence and has defined the amount and scope of services that may be performed by Deloitte & Touche LLP consistent with maintaining that firm’s independence. The Audit Committee requires that all services of Deloitte & Touche LLP be pre-approved by the Audit Committee or the Audit Committee Chair. The Audit Committee has considered whether the independent auditor’s provision of non-audit services to PSEG and the total fees paid for non-audit services relative to fees paid for audit services are compatible with maintaining the independent auditor’s independence. On the basis of its review, the Audit Committee determined that the independent auditor has the requisite independence.

Based on the Audit Committee’s discussions with management, the internal auditors and the independent auditor, the Audit Committee’s review of the audited financial statements, the representations of management to the independent auditor regarding the audited financial statements and the independent auditor’s report to the Audit Committee, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in PSEG’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, for filing with the SEC.

Members of the Audit Committee:

David Lilley, Chair	Hak Cheol Shin
Albert R. Gamper, Jr.	Susan Tomasky
Thomas A. Renyi	Alfred N. Zollar

February 15, 2016

72    PSEG 2016 Proxy Statement

Annual Meeting, Voting and Procedures

VOTING ANNUAL MEETING, VOTING AND PROCEDURES

Proxy Statement

This Proxy Statement is provided by us on behalf of the Board. A “proxy” is a person you have legally designated to vote the stock you own. We are asking you to designate as proxies the individuals named by us on the proxy card, voting instruction form or electronic instruction associated with this Proxy Statement to vote at the 2016 Annual Meeting of Stockholders scheduled to be held on April 19, 2016 and at all adjournments or postponements of that meeting. For instructions on how to vote, please see Proxy Card and Voting of Shares section below.

The mailing address of our principal executive offices is 80 Park Plaza, Newark, New Jersey 07102, telephone (973) 430-7000. Our Internet website is www.pseg.com.

Annual Report on Form 10-K

We have provided without charge to each person solicited by means of this Proxy Statement a copy of our Form 10-K for 2015, which has been filed with the Securities and Exchange Commission (SEC), including a list briefly describing the related exhibits. You may request copies of the exhibits by writing to: Vice President-Investor Relations, Public Service Enterprise Group Incorporated, 80 Park Plaza, T6B, Newark, New Jersey 07102. The Form 10-K is also available on our website http://investor.pseg.com/sec-filings.

Delivery of Documents and Internet Availability

We use several different methods to deliver the proxy statement and voting materials to you, including the U.S. Mail and the Internet. Each stockholder receives his or her own proxy card, voting instruction form or electronic instructions for voting. For detailed information on how to vote, see Proxy Card and Voting of Shares below.

One Copy per Household

We have sent only a single copy of our Annual Report to Stockholders, including our Form 10-K, and Proxy Statement, to any household with two or more stockholders having the same last name and address unless one of the stockholders has requested individual copies. This “householding” saves our company printing and delivery costs. If you share an address with another stockholder and receive only a single copy of one of those documents, you may request an additional copy by writing to the above address or contacting us at (973) 430-6566.

Electronic Delivery

Stockholders may choose to no longer receive printed copies of our Annual Report, Form 10-K and Proxy Statement and instead receive and view them electronically over the internet. If you would like to receive these documents, as well as other stockholder communications and materials, electronically in the future and save us the cost of printing and mailing them to you, you may do so by following the instructions at the websites shown on page (i) above, under Electronic Delivery. If your shares are held in the name of a bank or broker, please follow that organization’s instructions for electronic delivery. You may also follow the instructions provided for future electronic delivery if you vote via the Internet.

If you receive our future Proxy Statements, Annual Reports and Forms 10-K electronically over the Internet, you will receive each year an e-mail message containing the Internet address to access these documents. The e-mail will also include instructions for voting via the Internet as you will not receive a separate proxy card.

PSEG 2016 Proxy Statement    73

Annual Meeting, Voting and Procedures

Annual Meeting

This year we will be holding our Annual Meeting at a new location, the Newark Museum, in Newark, New Jersey. Please note the address, 49 Washington Street, Newark, New Jersey 07102.

✓	Attendance

Our Annual Meeting will be held on Tuesday, April 19, 2016 at 1:00 P.M., at the Newark Museum, 49 Washington Street in Newark, New Jersey.
●

You have the right to attend the Annual Meeting if you are a stockholder of record, beneficial owner whose shares are held of record by a bank or broker, or a participant in one of the plans noted below.

	●	We request that if you plan to attend the Annual Meeting, you should so indicate on the proxy card or voting instruction form or when voting your shares telephonically or electronically.
	●	Please bring with you evidence that you are a stockholder.
	●	We have included transportation information and a map in this Proxy Statement.

Holders of record of the 506,435,137 shares of Common Stock outstanding on February 19, 2016 will have one vote per share. A quorum will consist of the holders of Common Stock entitled to cast a majority of the votes at the Annual Meeting, present in person or represented by proxy. All votes cast by proxy or in person will be counted. Abstentions and broker non-votes will not be counted, except for the purpose of establishing a quorum. All votes will be tabulated by an independent inspector of elections.

Election of directors under Proposal 1 is subject to our majority vote requirement described above. The say-on-pay vote presented in Proposal 2 is advisory and non-binding, whether or not approved by a majority of the votes cast. A majority of the votes cast is needed for ratification of the appointment of the auditor under Proposal 3.

Proxy Card and Voting of Shares: How to Vote

Stockholders of Record

Every vote is important. We urge you to vote whether or not you plan to attend the Annual Meeting. You may specify your choices by marking the appropriate boxes on the enclosed proxy card. Once done, kindly sign, date and return the accompanying proxy card, or you may vote your proxy using the toll-free telephone number listed on the proxy card or via the Internet at the electronic address provided above and also listed on the proxy card. When a proxy card is returned properly dated and signed, or properly voted telephonically or electronically, the shares represented by the proxy will be voted by the persons named as proxies in accordance with the voting stockholder’s directions. If you are a stockholder of record, your shares will not be voted unless you provide a proxy by return mail, telephonically or electronically or vote in person at the Annual Meeting.

Shares Held in Plans

●	Enterprise Direct: The proxy card includes any shares registered in the names shown on the proxy in Enterprise Direct (our dividend reinvestment and stock purchase plan). If a proxy card is dated, signed and returned without specifying choices, the shares will be voted as recommended by the Board. If you vote telephonically or electronically, you should follow the directions given during the call or on the computer screen. If no instructions are received from you with respect to any shares held in Enterprise Direct, the administrator of the plan will vote those shares in accordance with the recommendations of the Board.

●	PSEG Employee Stock Purchase Plan (ESPP): If you are a participant in the ESPP, you will receive a separate voting instruction form from the administrator of the plan. If no instructions are received from you with respect to any shares held in the ESPP, the administrator of the plan may vote those shares in accordance with the recommendations of the Board.

●	PSEG Employee Benefit Plans: If you are a participant in the Thrift and Tax-Deferred Savings Plan or the Employee Savings Plan of PSEG (PSEG Savings Plans) or either of the two Incentive Thrift Plans (Incentive Thrift Plans) of Long Island Electric Utility Servco LLC, a subsidiary of PSEG LI, you will receive a separate proxy card from the respective plan’s trustee for shares that have been allocated to your accounts. The trustee will vote the shares of Common Stock beneficially owned by you under the respective plan in accordance with your instructions. If no instructions are received with respect to the PSEG Savings Plans, the shares will not be voted. If no instructions are received with respect to the Incentive Thrift Plans, the respective trustee will vote your shares in the same proportion as those shares as to which it receives instructions from other participants in the plan in which you participate.

74    PSEG 2016 Proxy Statement

Annual Meeting, Voting and Procedures

Shares Held by Banks or Brokers

●	If your shares are held in the name of a bank or broker, you should follow the voting directions on the instruction form received from your bank or broker. For such shares, while the availability of telephone or Internet voting will depend on the processes of your bank or broker, we believe that most will make such voting methods available. In accordance with the rules of the NYSE, if no instructions are received from you by a bank or broker with respect to such shares, the bank or broker may use its discretion to vote your shares that are held by it only in regard to Proposal 3, Ratification of the Appointment of Independent Auditor and the shares will not be voted on the other proposals presented in this Proxy Statement.

Revoking a Proxy

You may revoke a proxy given in the form of the card which accompanies this Proxy Statement or a vote made telephonically or electronically. However, by law, your presence at the Annual Meeting will not revoke a proxy you have given unless you file a written notice of such revocation with the Secretary of PSEG prior to the voting of the proxies at the Annual Meeting or you vote the shares subject to the proxy by written ballot. The Secretary’s mailing address appears above.

Solicitation

The cost of soliciting proxies in the form accompanying this Proxy Statement will be borne by us. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, none of whom will be directly compensated for such services, in person or by telephone, electronically or by facsimile. We have also retained Morrow & Co. to assist in the distribution and solicitation of proxies from brokers, bank nominees, other institutional holders and certain large individual holders. The anticipated cost of such services is approximately $25,000 plus reimbursement of expenses.

Date for Submission of Stockholder Proposals

In accordance with SEC rules, stockholders may submit proposals intended for inclusion in the Proxy Statement in connection with our 2017 Annual Meeting of Stockholders. Such proposals should be sent to: Corporate Secretary, Public Service Enterprise Group Incorporated, 80 Park Plaza, T4B, Newark, New Jersey 07102 and must be received by November 14, 2016.

Discretionary Proxy Voting Authority

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the persons named in the enclosed proxy card or their substitutes will vote proxies so given in respect of any such matters in accordance with their best judgment. As of the date of this Proxy Statement, the Board and management did not know of any other matters which might be presented for stockholder action at the Annual Meeting.

If we are not notified by January 30, 2017 of any proposal intended to be presented for consideration at the 2017 Annual Meeting of Stockholders, then the persons named by us shall have discretionary voting authority with respect to such proposal if presented at that Annual Meeting.

Voting Tabulation Results

Proxies and ballots will be received and tabulated by an independent inspector of elections. We will announce preliminary voting results at the Annual Meeting. We will disclose the final voting results in a Current Report on Form 8-K to be filed with the SEC on or before April 25, 2016. The Form 8-K will be available on our website at http://investor.pseg.com/sec-filings and on the SEC’s website at www.sec.gov.

PSEG 2016 Proxy Statement    75

Map, Directions and Transportation

ATTENDING	MAP, DIRECTIONS AND TRANSPORTATION

Please note the new location for this year’s annual meeting of stockholders. The meeting will take place at: Newark Museum 49 Washington Street, Newark, New Jersey and begins at 1:00 p.m.	Newark, New Jersey, and the Newark Museum are in close proximity to all major highways. You may obtain driving directions and public transportation information by calling 973-596-6550 or on the www.newarkmuseum.org Web site.

Arrangements have been made to provide free valet parking at the Newark Museum.	Please note: Large bags and backpacks must be left at the museum coat check.

76    PSEG 2016 Proxy Statement

P S E G ’ S V I S I O N I S T O P R O V I D E S A F E , R E L I A B L E , E C O N O M I C A N D G R E E N E R E N E R G Y .	Public Service Enterprise Group Incorporated 80 Park Plaza Newark, New Jersey 07102 973.430.7000 www.pseg.com

THIS SHARED VISION

IS EVIDENCED BY

OUR COMMITMENT TO

CUSTOMERS, EMPLOYEES,

OUR COMMUNITIES,

THE ECONOMY, AND

THE ENVIRONMENT.

EACH DAY, WE FOCUS

ON GROWING OUR

ENERGY FUTURE –

RESPONSIBLY, RELIABLY

AND EFFICIENTLY – TO

PROVIDE THE SAME

LEVEL OF SERVICE FOR

GENERATIONS TO COME.

COMMITTED TO OUR CUSTOMERS

•  MidAtlantic Reliability One Award winner for the past 14 years

•  Recognized for customer satisfaction by J.D. Power for both large electric and gas business service in the East (2015)

•  Investing to upgrade and strengthen our electric and
gas systems

COMMITTED TO OUR EMPLOYEES

•  One of America’s Best Employers by Forbes magazine

•  2016 Diversity Leader Award by Profiles in Diversity Journal

•  Top 100 Military-Friendly Employer (2013-2016)

•  Leadership Excellence Award by HR.com for
employee development

COMMITTED TO THE ENVIRONMENT

AND SUSTAINABILITY

•  Dow Jones Sustainability North America Index (since 2008)

•  Alliance to Save Energy Star of Energy Efficiency Award (2015)

•  Major solar investor in New Jersey and 11 other states

•  Largest estuary enhancement program in the world

COMMITTED TO OUR COMMUNITIES

AND THE ECONOMY

•  PSEG Foundation invests in the future through charitable
giving and initiatives

•  March of Dimes – No. 1 utility fundraiser in the U.S.

•  Employing approximately 13,000 people

•  Major contributor to New Jersey’s economy

Shareowner Services
P.O. Box 64945
St. Paul, MN 55164-0945
Address Change? Mark box, sign, and indicate changes below: ☐

TO VOTE BY INTERNET OR TELEPHONE, SEE REVERSE SIDE OF THIS PROXY CARD.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3.

1.	ELECTION OF DIRECTORS:
		FOR	AGAINST	ABSTAIN				FOR	AGAINST	ABSTAIN

1.1	Willie A. Deese	☐	☐	☐	1.7	Thomas A. Renyi		☐	☐	☐

1.2	Albert R. Gamper, Jr.	☐	☐	☐	1.8	Hak Cheol Shin		☐	☐	☐
Please fold here – Do not separate
1.3	William V. Hickey	☐	☐	☐	1.9	Richard J. Swift		☐	☐	☐

1.4	Ralph Izzo	☐	☐	☐	1.10	Susan Tomasky		☐	☐	☐

1.5	Shirley Ann Jackson	☐	☐	☐	1.11	Alfred W. Zollar		☐	☐	☐

1.6	David Lilley	☐	☐	☐

2.	Advisory vote on the approval of executive compensation						☐ For	☐ Against		☐ Abstain

3.	Ratification of the appointment of Deloitte & Touche LLP as Independent Auditor for the year 2016						☐ For	☐ Against		☐ Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED AS THE BOARD RECOMMENDS.

Please indicate if you plan to attend the Annual Meeting by marking this box.    ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Public Service Enterprise Group Incorporated

2016 Annual Meeting of Stockholders

Newark Museum

49 Washington Street, Newark, New Jersey

April 19, 2016 at 1:00 P.M.

(Registration Begins at 12:00 P.M. Light refreshments will be available.)

For wheelchair and hearing-impaired seating, please see host/hostess for assistance.

You should present evidence that you are a stockholder in order to gain admittance to the meeting. If shares are held in the name of a broker, trustee, bank or other nominee, you should bring with you a proxy or letter from the broker, trustee, bank or nominee confirming your beneficial ownership of the shares. Each stockholder may be asked to present valid picture identification, such as a driver’s license. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

THANK YOU FOR VOTING

For electronic delivery of future proxy materials, please visit www.proxyconsent.com/peg.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders

The Proxy Statement and the 2015 Annual Report to Stockholders are available at: http://www.ezodproxy.com/pseg/2016/ar

PUBLIC SERVICE ENTERPRISE GROUP INCORPORATED

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

April 19, 2016

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF PSEG

The undersigned hereby appoints Shirley Ann Jackson, Ralph Izzo and Richard J. Swift, and each or any of them, proxies of the undersigned, each with full power of substitution, to vote in their discretion (subject to any directions indicated on the reverse side of this proxy) at the Annual Meeting of Stockholders of Public Service Enterprise Group Incorporated (PSEG) to be held on April 19, 2016 and at all adjournments or postponements thereof, upon all matters which may come before the meeting or any adjournment, including the proposals set forth in the Notice of Meeting and Proxy Statement, receipt of which is hereby acknowledged. Said proxies are instructed to vote as set forth on the reverse side hereof with respect to said proposals.

Shares represented by this proxy will be voted in accordance with recommendations of the Board of Directors of PSEG as stated on the reverse side, unless otherwise indicated on the reverse, in which case they will be voted as marked. Information pertaining to each proposal is included in the Proxy Statement under proposals corresponding to the item numbers set forth on the reverse side.

If you have not voted by telephone or the Internet, please mark your proxy on the reverse side,

sign and date it, and return it promptly in the envelope provided.

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned your proxy card.

INTERNET/MOBILE	PHONE	MAIL
www.proxypush.com/peg	1-866-883-3382
Mark, sign and date your proxy
Use the Internet to vote your proxy	Use a touch-tone telephone to	card and return it in the
until 11:59 p.m. (CT) on	vote your proxy until 11:59 p.m.	postage-paid envelope provided.
April 18, 2016.	(CT) on April 18, 2016.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.